    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 13, 1998
                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                            HEALTHCOR HOLDINGS, INC.
             (Exact Name of Registrant as Specified in Its Charter)
                             ---------------------

           DELAWARE                                                       75-2294072
 (State or Other Jurisdiction                8090                      (I.R.S. Employer
               of                (Primary Standard Industrial        Identification No.)
Incorporation or Organization)   Classification Code Number)

                  8150 NORTH CENTRAL EXPRESSWAY, SUITE M-2000
                              DALLAS, TEXAS 75206
                                 (214) 692-4663
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                                S. WAYNE BAZZLE
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                  8150 NORTH CENTRAL EXPRESSWAY, SUITE M-2000
                              DALLAS, TEXAS 75206
                                 (214) 692-4663
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                             ---------------------
                                   Copies to:

         J. KENNETH MENGES, JR., P.C.                         STEPHEN L. COHEN
  AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.            GENERAL COUNCIL AND SECRETARY
       1700 PACIFIC AVENUE, SUITE 4100          8150 NORTH CENTRAL EXPRESSWAY, SUITE M-2000
           DALLAS, TEXAS 75201-4675                         DALLAS, TEXAS 75206
                (214) 969-2800                                 (214) 692-4663

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the registration statement becomes effective.
                             ---------------------
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

==============================================================================================================================
                                                               PROPOSED                PROPOSED
                                                               MAXIMUM                 MAXIMUM
    TITLE OF EACH CLASS OF           AMOUNT TO BE           OFFERING PRICE            AGGREGATE               AMOUNT OF
SECURITIES TO BE REGISTERED(1)        REGISTERED             PER UNIT(1)          OFFERING PRICE(1)      REGISTRATION FEE(1)
------------------------------------------------------------------------------------------------------------------------------
11% Senior Notes Due 2004.....       $80,000,000                 100%                $80,000,000               $23,600
==================================================================================================================

(1) The registration fee has been computed pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended (the "Securities Act"), based on the stated principal amount of each Outstanding Note (as defined) which may be received by the Registrant in the exchange transaction in which the Exchange Notes (as defined) will be offered.
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED JANUARY 13, 1998
PRELIMINARY PROSPECTUS

                            HEALTHCOR HOLDINGS, INC.
                               OFFER TO EXCHANGE

                           11% SENIOR NOTES DUE 2004         [HEALTHCOR LOGO]
                   ($80,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                                      FOR
                           11% SENIOR NOTES DUE 2004,
                         ($80,000,000 PRINCIPAL AMOUNT)
                             ---------------------

     The Exchange Offer will expire at 5:00 p.m., E.S.T., on             , 1998,
unless extended.

     HealthCor Holdings, Inc., a Delaware corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange up to an aggregate principal amount of $80,000,000 of its outstanding 11% Senior Notes due 2004 (the "Outstanding Notes") for an equal principal amount of its 11% Senior Notes due 2004 in integral multiples of $1,000 (the "Exchange Notes" and, together with the Outstanding Notes, the "Notes"). The Exchange Notes will be general unsecured obligations of the Company and are substantially identical (including principal amount, interest rate, maturity and redemption rights) to the Outstanding Notes for which they may be exchanged pursuant to this Exchange Offer, except for certain transfer restrictions and registration rights relating to the Outstanding Notes. The Outstanding Notes have been, and the Exchange Notes will be, issued under an Indenture dated as of December 1, 1997, as amended by the First Supplemental Indenture dated as of December 2, 1997 (the "Indenture"), among the Company, certain of its subsidiaries and Norwest Bank Minnesota, National Association, as trustee (the "Trustee"). See "Description of the Exchange Notes." There will be no proceeds to the Company from the Exchange Offer; however, pursuant to a Registration Rights Agreement dated as of December 1, 1997 (the "Registration Rights Agreement") among the Company and the Initial Purchasers (as defined) of the Outstanding Notes, the Company will bear certain offering expenses.

     The Company will accept for exchange any and all validly tendered
Outstanding Notes on or prior to 5:00 p.m., E.S.T., on             , 1998,
unless extended (the "Expiration Date"). Tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., E.S.T., on the Expiration Date; otherwise such tenders are irrevocable. Norwest Bank Minnesota, National Association is acting as Exchange Agent (the "Exchange Agent") in connection with the Exchange Offer. The minimum period of time that the Exchange Offer will remain open is 30 days from the date the Registration Statement is declared effective. The Exchange Offer is not conditioned upon any minimum principal amount of Outstanding Notes being tendered for exchange, but is otherwise subject to certain customary conditions.
                                             (Cover text continued on next page)
                             ---------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR A DISCUSSION OF CERTAIN RISKS TO BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER AND IN EVALUATING AN INVESTMENT IN THE EXCHANGE NOTES.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
      THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
        MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

               The date of this Prospectus is             , 1998

(Continued from Cover Page)

     Interest on the Exchange Notes will accrue at a rate equal to 11% per annum and will be payable semiannually in arrears on June 1 and December 1 of each year commencing June 1, 1998. Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid on the Outstanding Notes or, if no interest has been paid, from the date of original issuance of the Outstanding Notes.

     The Outstanding Notes in an aggregate principal amount of $80,000,000 were sold by the Company as of December 1, 1997 (the "Initial Offering"), to Bear, Stearns & Co. Inc. and Chase Securities Inc. (the "Initial Purchasers") pursuant to a Purchase Agreement among the parties dated November 24, 1997 (the "Purchase Agreement") in a transaction not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption provided in
Section 4(2) of the Securities Act. The Initial Purchasers subsequently placed the Outstanding Notes with qualified institutional buyers in reliance upon Rule 144A under the Securities Act. Accordingly, the Outstanding Notes may not be re-offered, resold or otherwise transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Company under the Registration Rights Agreement. See "The Exchange Offer."

     Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available April 13,
1989), Morgan Stanley & Co., Inc. (available June 5, 1991), Mary Kay Cosmetics, Inc. (available June 5, 1991) and Sherman & Sterling (available July 2, 1993)), the Company believes that Exchange Notes issued pursuant to this Exchange Offer may be offered for resale, resold and otherwise transferred by a holder who is not an affiliate of the Company without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating in and has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. Persons wishing to exchange Outstanding Notes in the Exchange Offer must represent to the Company that such conditions have been met.

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer (a "Participating Broker-Dealer") must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. In addition, until
               , 1998, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus. See "Plan of Distribution."

     The Company does not intend to list the Exchange Notes on any national securities exchange or to seek the admission thereof to trading on the Nasdaq Stock Market, Inc. National Market. The Initial Purchasers have advised the Company that they intend to make a market in the Exchange Notes, and it is expected that the Exchange Notes will be eligible for trading in the Private Offering, Resales and Trading through Automated Linkages ("PORTAL") Market of the Nasdaq Stock Market, Inc.; however, the Initial Purchasers are not obligated to make a market in the Exchange Notes and any market-making may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of or the trading market for the Exchange Notes.

     Any Outstanding Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that any Outstanding Notes of other holders are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Outstanding Notes could be adversely affected. Following consummation of

(Continued from Cover Page)

the Exchange Offer, the holders of untendered Outstanding Notes will continue to be subject to the existing restrictions upon transfer thereof.

     The Company expects that the Exchange Notes issued pursuant to this Exchange Offer initially will be issued in the form of a Global Exchange Note (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., its nominee. Beneficial interests in the Global Exchange Note representing the Exchange Notes will be shown on, and transfers thereof to qualified institutional buyers will be effected through, records maintained by the Depositary and its participants. After the initial issuance of the Global Exchange Note, Exchange Notes in certificated form will be issued in exchange for the Global Exchange Note on the terms set forth in the Indenture. See "Description of the Exchange Notes -- Book-Entry, Delivery and Form."
                             ---------------------

     No dealer, salesperson or other person has been authorized to give information or to make any representations not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the Exchange Notes offered hereby, nor does it constitute an offer to sell or the solicitation of an offer to buy any of the Exchange Notes to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; the Chicago Regional Office, Suite 1400, 500 West Madison Street, Citicorp Center, Chicago, Illinois 60661; and the New York Regional Office, Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of this site on the Internet is http://www.sec.gov. The Company's Common Stock is traded on the Nasdaq National Market. The Company's reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the Nasdaq National Market, 9513 Key West Avenue, Rockville, Maryland 20850.

     The Company will furnish periodic reports to the Trustee, which will make them available upon request to the holders of the Notes.

     In addition, the Company has agreed that for so long as any of the Outstanding Notes are outstanding and are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, they will make available to any prospective purchaser of the Outstanding Notes or beneficial owner of the Outstanding Notes in connection with any sale thereof the information required by Rule 144A(d)(4)(i) under the Securities Act.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION CERTAIN STATEMENTS UNDER "PROSPECTUS SUMMARY," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS," MAY CONSTITUTE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO BE CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANY'S EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS AND UNDER "RISK FACTORS." ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

                               PROSPECTUS SUMMARY

     The Prospectus Summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, included elsewhere in this Prospectus. Unless the context otherwise requires, and except as used in " -- The Exchange Offer," " -- Summary of Terms of the Exchange Notes" and "Description of the Exchange Notes," all references in this Prospectus to the "Company" and "HealthCor" include HealthCor Holdings, Inc., its predecessor and its operating subsidiaries.

                                  THE COMPANY

     HealthCor is one of the largest fully integrated providers of comprehensive home health care services based in the southwestern and central United States, providing home nursing, respiratory therapy/home medical equipment and infusion therapy. The Company has successfully implemented a regional growth strategy, expanding from 12 offices in three states at its inception in 1984 to 96 offices in nine states at September 30, 1997. For the twelve months ended September 30, 1997, the Company had net revenues of $137.9 million and Adjusted EBITDA (as defined) of $19.2 million.

     The Company has diversified its business mix from 98% home nursing in 1990 to 55% home nursing for the nine months ended September 30, 1997. This shift reflects the addition and growth of higher margin respiratory therapy/home medical equipment and infusion therapy. Although higher margin respiratory therapy/home medical equipment and infusion therapy accounted for approximately 41% of the Company's net revenues for the nine months ended September 30, 1997, these businesses generated approximately 79% of Adjusted EBITDA. The Company expects that it will continue to shift its business mix towards respiratory therapy/home medical equipment and infusion therapy. Home nursing, however, will continue to represent an important part of HealthCor's business mix because managed care organizations and other referral sources often will make arrangements for other home health care services after first referring home nursing cases to a provider.

     The Company believes its ability to offer a full range of integrated home nursing, respiratory therapy/ home medical equipment and infusion therapy in almost all of its markets creates an important competitive advantage in obtaining patient referrals. Managed care organizations and other referral sources generally favor home health care providers that offer integrated health care services, because "one-stop shop" providers like the Company provide superior coordination of care and reduce the administrative and service quality complications of contracting with multiple providers. In the last nine months, the Company has entered into relationships with several managed care organizations with approximately 1.5 million total enrollees. As an integrated provider, the Company rarely engages subcontractors, which the Company believes permits it to exercise greater control over the quality of service and to improve patient care.

     The Company is also a leader in developing and implementing financial and clinical management information systems for providing home health care. Upon the complete implementation of its proprietary medical information system network ("Medisyn(TM)") expected to occur in 1998, the Company believes that it will be able to achieve additional cost savings, increase productivity and capture outcomes data that will provide significant advantages in obtaining managed care business and adapting to regulatory and reimbursement changes.

     Home health care is among the fastest growing segments of the health care industry with estimated annual expenditures of $36.1 billion in 1995, up from an estimated $12.9 billion in 1990, representing a compounded annual growth rate of approximately 23%. The underlying growth factors in the home health care industry include: (i) the cost effective nature of home health care; (ii) an increasing number of patients due to growth in the elderly population; (iii) technological advances that expand the range of home health care procedures; and
(iv) patient preference for treatment in the home. The home health care industry is highly fragmented with more than 18,500 providers delivering home health care services in the United States, most of which use unsophisticated information technology systems. As a fully integrated provider and a leader in developing and implementing information technology systems, the Company believes that it is well positioned to capitalize on future growth and consolidation in the industry.

                               BUSINESS STRATEGY

     HealthCor's business objective is to enhance its position as one of the leading providers of comprehensive home health care services in the southwestern and central United States. Elements of the Company's strategy include:

     Provide One-Stop Shop Home Health Care Services. HealthCor provides payors, physicians and patients with fully integrated one-stop shop home health care services in almost all of its markets. The integration of comprehensive home health care services enhances the Company's appeal to managed care organizations and other referral sources that increasingly prefer single-source providers of home health care. The Company believes that full integration of services enables it to provide highly coordinated patient care and to increase revenues and profitability by providing multiple services to an individual patient referral.

     Focus on Managed Care Relationships. The Company has intensified its managed care marketing efforts in order to take advantage of the increased market penetration of managed care organizations in the home health care market and the federal government's increasing preference for Medicare beneficiaries to enroll in managed care plans. HealthCor is the sole or principal provider for a number of large managed care plans, and the Company believes that its broad product offering, quality of service, regional focus and advanced information systems contribute to the Company's competitive advantage.

     Target Referrals from Hospitals and Hospital Affiliated Sources. The Company has implemented a major marketing and sales initiative that targets physicians who previously referred cases predominantly to hospital-based home health care organizations. Many of these physicians have financial and operating relationships with the parent hospitals of such organizations. The Company believes that recent government scrutiny of these relationships and accompanying media attention have provided the Company with the opportunity to increase the number of referrals from those physicians.

     Enhance Profitability and Productivity Through Information Technology. The Company seeks to enhance its profitability and productivity through the development and use of innovative management information technology that collects and integrates demographic, financial and clinical information. The Company is developing and implementing a proprietary financial and clinical management information system, trademarked Medisyn(TM), which is expected to be substantially completed in May 1998. The Company believes that Medisyn(TM) will improve profitability by efficiently servicing increased volumes of managed care referrals, increase productivity gains, reduce costs and provide outcomes data to payors in an environment increasingly influenced by managed care organizations and reimbursement changes.

     Make Selective Acquisitions to Increase Density in Existing Markets and to Enter New Markets. The Company selectively seeks high-quality local and strategic acquisitions that expand the range of services in its existing markets and that enable the Company to expand its service area, increasing its appeal to managed care organizations. Since January 1995, the Company has acquired 25 home health care companies, adding 38 offices. The Company believes that due to the fragmentation of the home health care industry, a substantial number of acquisition opportunities are available.

                             SERVICES AND PRODUCTS

     The Company provides a comprehensive array of services and products that are essential to the proper implementation of the physician's plan of care in the home. These products and services are classified into three groups: Home Nursing, Respiratory Therapy/Home Medical Equipment and Infusion Therapy.

     Home Nursing. HealthCor provides a wide range of nursing services to individuals with acute illness, long-term chronic health conditions, permanent disabilities, terminal illness or post-procedural needs. Patients are typically referred to the Company by primary care or specialty physicians and managed care case managers. After reviewing the patient's medical records and treatment plan, a nurse, therapist or home health aide, where appropriate, provides care to the patient in the home. The plan of care may require a few visits over a short period of time or many visits over several years.

     Respiratory Therapy/Home Medical Equipment. The Company provides a wide variety of home respiratory, monitoring and medical equipment. Respiratory therapists provide care to the patient according to the physician-directed plan of care and educate the patient and the family or other care giver regarding treatment requirements, use of equipment and self-care. The Company rents, sells and services respiratory equipment for patient use in the home and supplies patients with aerosol medications for use in respiratory therapy treatments. In addition, the Company leases and sells convalescent equipment such as hospital beds, wheelchairs, and patient lifts, as well as medical and surgical supplies such as stethoscopes, orthopedic supplies, urinary catheters, and syringes. The Company is able to increase revenues by providing home medical equipment and supplies to its patients who are also receiving nursing, respiratory therapy or infusion therapy.

     Home Infusion Therapy. The Company offers comprehensive home infusion therapies. Home infusion therapy involves the administration of nutrients, antibiotics and other medications intravenously (into the vein), subcutaneously (under the skin), intramuscularly (into the muscle), intrathecally or epidurally (via spinal routes), or through feeding tubes into the digestive tract. Infusion therapy often begins during hospitalization of a patient and continues in the home. New patients are instructed in the administration of infusion therapy and related services by a registered nurse who provides the patient's first home treatment and continuing supervision of care.

             FINANCIAL AND CLINICAL MANAGEMENT INFORMATION SYSTEMS

     The Company is implementing a proprietary financial and clinical management information system trademarked Medisyn(TM), which is comprised of several financial and clinical components integrated through a central interface engine. Medisyn(TM) is designed to integrate all aspects of the Company's operations by providing centralized information management for each patient by linking clinical services to its financial systems. The Company believes that Medisyn(TM) will enable it to service increased volumes of managed care referrals, reduce costs and result in more efficient collection of receivables. The Company also believes Medisyn(TM) will provide competitive advantages by generating data that will enhance the Company's ability to price and manage the Company's services and products in a managed care environment and by measuring more accurately the quality and cost of care that is delivered in the home. The Company believes that it is the only home health care provider implementing this technology, and has filed a patent application with respect to Medisyn(TM) with the United States Patent Office.

     The principal components of Medisyn(TM) are:

     - A customer information management system ("CIMS") through which the Company coordinates all services for patients and generates a unified database for clinical, case management and billing information. CIMS was first implemented by the Company in February 1997 and currently services approximately 75% of the Company's managed care business through a central call center covering the greater Dallas-Fort Worth, Houston, East Texas and Oklahoma markets. Rollout to substantially all of the Company's remaining markets is expected to be completed in 1998.
     - Hand-held clinical system point of care computers ("PtCT Units") currently used by substantially all of the Company's nurses and home health aides. The use of the PtCT Units allows the Company to quickly and efficiently collect and analyze clinical, payroll and billing information by capturing such information at the patient's bedside. The nurses and home health aides electronically transmit this information directly to the system, thereby updating the Company's records with minimal delays.
     - An integrated suite of financial services software including general ledger, cost accounting, accounts payable, materials management/purchasing, payroll and human resources elements (the "Lawson System"). The most significant applications of this software became operational during 1997 and have improved the Company's ability to analyze each element of its business to improve productivity and operating efficiencies.
     - The Innovative Managed Care System ("IMACS") is a contract management and billing system that will enable the Company to capture the essential elements of payor relationships (including relation-ships with managed care organizations, other private payors, Medicaid and Medicare) to assess pricing, eligibility, utilization and other information necessary to assure accurate billing and to enhance contract profitability. In addition, IMACS will allow the Company to more effectively manage payor contract terms and to provide payors with a consolidated bill for multiple services. The most significant applications of IMACS have been successfully developed on schedule, with full implementation to be completed in May 1998. The Company has a four year proprietary right to IMACS for licensing to non-hospital based home health care providers.

                              RECENT DEVELOPMENTS

     Regulatory Changes. During 1997, the home health care industry experienced several significant regulatory and reimbursement changes. In February 1997, the Health Care Financing Administration ("HCFA") implemented mileage limitations restricting the distance between a nursing agency's principal office and its branches, with such rules becoming effective with respect to the Company on January 1, 1997. Texas, where the Company has significant operations, implemented even more restrictive mileage limitation rules for branch offices. During the first six months of 1997, the Company was subject to Medicare cost limitations for home nursing that were lower than the Company's operating expenses for that period, resulting in a $2.8 million revenue adjustment. The Company has responded by implementing a series of cost-saving initiatives resulting in approximately $9.3 million in annualized savings. The cost savings included realizing operating efficiencies available as a result of the partial implementation of Medisyn(TM), and reducing head-count by reorganizing the Company's branch structure and corporate office operations. The Company believes that it will need to achieve additional cost savings in order to operate within Medicare nursing cost limitations for 1998. See "Risk Factors -- Medicare Reimbursement Reforms."

     Congress has also recently adopted a per-beneficiary limit on reimbursement for nursing services based upon historical cost, and the 1997 Federal Budget contains other reimbursement changes that will reduce the level of reimbursement available to the Company. For example, reimbursement for Medicare nursing services has been reduced approximately 18.0% for the Company in 1998. In addition, reimbursement rights for Medicare home oxygen services, which represent approximately 5.6% of the Company's annualized revenues, will be reduced by 25.0% beginning January 1, 1998, with an additional 5.0% reduction to be effective January 1, 1999. The Company intends to respond to such changes in a variety of ways, including further reducing costs and making additional adjustments in its branch office structure. See "Risk Factors -- Medicare Reimbursement Reforms."

     Accounts Receivable Management. The Company's results for the three months ended June 30, 1997, were adversely affected by a special provision for doubtful accounts of $2.7 million. The special provision for doubtful accounts resulted from the Company's continuing evaluation of certain accounts receivable from managed care organizations recorded prior to the implementation of CIMS. The Company believes that the rollout of CIMS to remaining offices and the complete implementation of Medisyn(TM) will result in more efficient collection of receivables. See "Risk Factors -- Dependence on Reimbursement from Third-Party Payors."

     Bank Credit Facility. The Company is party to a Second Amended and Restated Credit Agreement, dated as of December 1, 1997 (the "New Credit Facility"), which provides for an aggregate of $20.0 million of borrowings. No borrowings under the New Credit Facility were outstanding on December 31, 1997. See "Description of the New Credit Facility."

     Managed Care Relationships. The Company is the sole or principal provider for a number of managed care plans and intends to compete vigorously for additional significant managed care business in the future. These relationships are all fee-for-service and are consistent with the Company's strategy to price managed care contracts profitably in order to provide quality service. A description of certain recent contracts is as follows:

     - In May 1997, the Company became the exclusive provider of respiratory therapy/home medical equipment to a large, multi-state managed care organization's approximately 220,000 members in greater Denver, Colorado in need of such services and equipment.

     - In July 1997, the Company became the exclusive provider for a 60,000 member health plan in Texas.

     - In August 1997, the Company began receiving referrals as one of two preferred providers (and the only one which is fully integrated) for a managed care plan which has approximately 800,000 members in Texas and Oklahoma.

     - In August 1997, the Company began receiving referrals as a preferred provider for a preferred provider organization ("PPO") which manages the health care needs for approximately 350,000 members in the Company's service area.

     - In August 1997, the Company became a preferred provider for a 150,000 member PPO in Oklahoma.

     The Company's principal executive offices are located at 8150 North Central Expressway, Suite M-2000, Dallas, Texas 75206, and the Company's telephone number is (214) 692-4663.

                               THE EXCHANGE OFFER

THE OUTSTANDING NOTES......  The Outstanding Notes were sold by the Company as of December 1, 1997, in the Initial Offering, to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Outstanding Notes to "Qualified Institutional Buyers" as such term is defined in Rule 144A under the Securities Act ("QIBs").

REGISTRATION
REQUIREMENTS...............  Pursuant to the Purchase Agreement, the Company and
                             the Initial Purchasers entered into the
                             Registration Rights Agreement, which grants the holders of the Outstanding Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange and registration rights, which terminate upon the consummation of the Exchange Offer. If applicable law or applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, the Company has agreed to file a shelf registration (the "Shelf Registration Statement") covering resales of the Outstanding Notes. See "The Exchange Offer -- Resale of Exchange Notes" and "The Exchange Offer -- Shelf Registration Statement."

THE EXCHANGE OFFER.........  The Company is offering to exchange $1,000 principal amount of the Exchange Notes for each $1,000 principal amount of Outstanding Notes. As of the date hereof, $80.0 million aggregate principal amount of Outstanding Notes are outstanding. The Company will issue the Exchange Notes on
                               , 1998, unless the Exchange Offer is extended
                             (the "Exchange Date"). See "Risk
                             Factors -- Exchange Offer Procedures; Consequences of Failure to Exchange."

                             Based on an interpretation of the staff of the Commission set forth in no-action letters issued to third parities, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of rule 405 under the Securities
                             Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

                             Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes could not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available April 13, 1989) or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.

                             Each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes. The Letter of Transmittal for the Exchange Offer states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed to make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale for a period of up to 180 days from the consummation of the Exchange Offer. See "Plan of Distribution."

EXPIRATION DATE............  5:00 p.m., E.S.T., on             , 1998, unless
                             extended.

INTEREST ON THE EXCHANGE
  NOTES....................  Interest on the Exchange Notes will accrue at a rate equal to 11% per annum and will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing June 1, 1998. Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid on the Outstanding Notes or, if no interest has been paid, from the date of original issuance of the Outstanding Notes.

PROCEDURES FOR TENDERING
  OUTSTANDING NOTES........  Each holder of Outstanding Notes wishing to accept the Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Outstanding Notes and any other required documentation to the Exchange Agent at the address set forth herein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the holder or person receiving such Exchange Notes, whether or not such person is the holder, is acquiring the Exchange Notes in the ordinary course of business and that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes. In lieu of physical delivery of the certificates representing Outstanding Notes, tendering holders may transfer Outstanding

                             Notes pursuant to the procedure for book-entry transfer as set forth under "The Exchange Offer -- Procedures for Tendering."

                             Each Participating Dealer which acquired
                             Outstanding Notes as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

SPECIAL PROCEDURES FOR
  BENEFICIAL OWNERS........  Any beneficial owner whose Outstanding Notes are registered in the name of a broker-dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf.

                             If such beneficial owner wishes to tender on such owner's own behalf, such owner must prior to completing and executing the Letter of Transmittal and delivering its Outstanding Notes, either make appropriate arrangements to register ownership of the Outstanding Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

GUARANTEED DELIVERY
  PROCEDURES...............  Holders of Outstanding Notes who wish to tender their Outstanding Notes and whose Outstanding Notes are not immediately available or who cannot deliver their Outstanding Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Outstanding Notes according to the guaranteed delivery procedures set forth in "The Exchange
                             Offer -- Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS..........  Tenders may be withdrawn at any time prior to 5:00
                             p.m., E.S.T., on the Expiration Date pursuant to the procedures described under "The Exchange
                             Offer -- Withdrawal of Tenders."

ACCEPTANCE OF OUTSTANDING
NOTES
  AND DELIVERY OF EXCHANGE
  NOTES....................  Subject to certain conditions, the Company will accept for exchange any and all Outstanding Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., E.S.T., on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered on the Exchange Date. See "The Exchange Offer -- Terms of the Exchange Offer."

FEDERAL INCOME TAX
  CONSEQUENCES.............  The exchange pursuant to the Exchange Offer should not be a taxable event for United States federal income tax purposes. See "Certain Federal Income Tax Consequences."

EFFECT ON HOLDERS OF
  OUTSTANDING NOTES........  As a result of the making of this Exchange Offer, the Company will have fulfilled one of its obligations under the Registration Rights Agreement, and, with certain exceptions noted below, holders of Outstanding Notes who do not tender their Outstanding Notes will not have any further registration rights under the Registration Rights Agreement or otherwise.

                             Such holders will continue to hold the untendered Outstanding Notes and will be entitled to all the rights and subject to all the limitations applicable thereto under the Indenture, except to the extent such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer. All untendered Outstanding Notes will continue to be subject to certain restrictions on transfer. Accordingly, if any Outstanding Notes are tendered and accepted in the Exchange Offer, the trading market of the untendered Outstanding Notes could be adversely affected. See "Risk Factors -- Exchange Offer Procedures" and "Risk Factors -- Lack of Public Market for the Exchange Notes."

EXCHANGE AGENT.............  Norwest Bank Minnesota, National Association.

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

ISSUER.....................  HealthCor Holdings, Inc.

SECURITIES OFFERED.........  $80,000,000 in aggregate principal amount of 11%
                             Senior Notes due 2004.

MATURITY...................  December 1, 2004.

INTEREST...................  Interest on the Exchange Notes will accrue at a rate equal to 11% per annum and will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing June 1, 1998. Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid on the Outstanding Notes or, if no interest has been paid, from the date of original issuance of the Outstanding Notes.

GUARANTEES.................  The Exchange Notes will be fully and unconditionally guaranteed on a senior, unsecured and joint and several basis by all of the Company's present and future Subsidiaries (as defined). As of September 30, 1997, after giving effect to the Initial Offering and the application of the estimated net proceeds therefrom, the Company's Subsidiaries would have had $9.5 million principal amount of secured Indebtedness (as defined) outstanding in the form of Capital Lease Obligations (as defined) and $3.1 million in other Indebtedness outstanding, including $600,000 of letters of credit outstanding, but not including the Guarantees (as defined).

RANKING....................  The Exchange Notes will be general unsecured obligations of the Company ranking senior in right of payment to all existing and future Subordinated Indebtedness (as defined) and pari passu in right of payment with all other Indebtedness and liabilities (including trade payables) of the Company. The Exchange Notes will rank pari passu with the Company's Outstanding Notes not otherwise exchanged for Exchange Notes pursuant to this Exchange Offer. The Indenture pursuant to which the Exchange Notes will be issued permits the Company and its Subsidiaries to incur additional Indebtedness, including Senior Indebtedness (as defined) and secured Indebtedness, subject to certain limitations. As of September 30, 1997, after giving effect to the Initial Offering and the application of the estimated net proceeds therefrom, the Company would have had no secured or other Indebtedness outstanding other than the Notes. See "Capitalization," "Description of the Exchange Notes" and "Description of the New Credit Facility."

OPTIONAL REDEMPTION........  Except as set forth below, the Exchange Notes will not be redeemable at the option of the Company prior to December 1, 2001. Thereafter, the Exchange Notes will be subject to redemption at any time at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined), if any, thereon to the redemption date. In addition, at any time prior to December 1, 2000, the Company may redeem up to an aggregate of $25.0 million in principal amount of Notes at a redemption price equal to 111% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date with the net cash proceeds of one or more Public Equity Offerings (as defined), provided that at least $55.0 million in principal amount of Notes remains outstanding immediately following each such redemption.

CHANGE IN CONTROL..........  In the event of a Change of Control (as defined), the Company will be required to make an offer to each holder of Exchange Notes to repurchase all or any part of such holder's Exchange Notes at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the repurchase date. See "Risk Factors -- Potential Failure to Make Payment Upon Change of Control" and "Description of the Exchange Notes."

COVENANTS..................  The Indenture contains certain covenants that, among other things, limit the ability of the Company and its Subsidiaries to incur additional Indebtedness, pay dividends, repurchase Equity Interests (as defined) or make other Restricted Payments (as defined), create Liens (as defined), enter into transactions with Affiliates (as defined), sell assets or enter into certain mergers and consolidations. See "Description of the Exchange Notes."

                                  RISK FACTORS

     For a discussion of certain factors that should be considered in evaluating whether to exchange Outstanding Notes for the Exchange Notes, see "Risk Factors."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following summary historical consolidated statements of income data of the Company for each of the years ended December 31, 1994, 1995 and 1996 have been derived from the Company's audited consolidated financial statements. The summary historical consolidated statements of income and balance sheet data of the Company for the nine months ended September 30, 1996 and 1997 have been derived from the Company's unaudited condensed consolidated financial statements. The Company's unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring accruals, that the Company considers necessary for a fair presentation of the financial position and the results of operations for those periods. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results for the entire year ending December 31, 1997. The summary historical and pro forma financial data set forth below should be read in conjunction with "Selected Consolidated Historical Financial Data" and the notes thereto, with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with HealthCor's Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                                                                       PRO FORMA AS ADJUSTED(1)
                                                                                     ----------------------------
                                                                 NINE MONTHS                            NINE
                                                                    ENDED                YEAR          MONTHS
                                 YEARS ENDED DECEMBER 31,       SEPTEMBER 30,           ENDED           ENDED
                               ----------------------------   ------------------     DECEMBER 31,   SEPTEMBER 30,
                                1994      1995       1996      1996       1997           1996           1997
                               -------   -------   --------   -------   --------     ------------   -------------
                                  (DOLLARS IN THOUSANDS)         (UNAUDITED)
STATEMENT OF INCOME DATA:
Net revenues.................  $57,151   $81,557   $106,785   $77,476   $108,583(2)    $155,858       $116,311
Direct expenses..............   30,337    41,392     48,314    35,095     48,982         72,870         53,664
General and administrative...   21,280    30,663     41,418    30,387     46,049         61,611         48,401
Provision for doubtful
  accounts...................    1,115     1,489      3,580     2,287      6,738(3)       3,740          6,774
Income from operations.......    3,630     6,773     10,894     7,534      3,198         14,205          3,681
Net income per common
  share......................  $   .31   $   .55   $    .66   $   .49   $   (.02)      $    .36       $   (.25)
Weighted average common
  shares outstanding.........    6,490     6,546      8,040     7,324     10,043          8,040         10,043
OTHER FINANCIAL DATA:
EBITDA(4)....................  $ 5,070   $ 9,072   $ 15,668   $11,149   $  9,227         19,832       $  9,885
Adjusted EBITDA(5)...........    5,070     9,072     15,668    11,149     14,727         19,832         15,385
Depreciation and
  amortization...............    1,440     2,299      4,774     3,615      6,029          5,627          6,204
Capital expenditures.........      866     7,180      7,867     5,369      4,744             --             --
Ratio of Adjusted EBITDA to
  interest expense...........                                                              2.1x           2.1x
STATISTICAL DATA:
Home health care offices (at
  period end)................       50        67         96        84         96
States of operation (at
  period end)................        6         8          9         9          9
Number of acquisitions.......        3        12          9         3          4
Sources of net revenues:
  Home nursing...............     79.2%     74.2%      56.9%     59.4%      54.6%
  Respiratory therapy/home
    medical equipment........     16.5      19.8       27.1      26.5       27.8
  Infusion therapy...........      4.3       6.0       14.9      14.1       13.4
  Other......................       --        --        1.1        --        4.2
                               -------   -------   --------   -------   --------
         Total...............    100.0%    100.0%     100.0%    100.0%     100.0%
                               =======   =======   ========   =======   ========

                                                               AS OF SEPTEMBER 30, 1997
                                                              --------------------------
                                                               ACTUAL     AS ADJUSTED(6)
                                                              --------    --------------
                                                                (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $     --       $ 26,225
Working capital (deficit)...................................   (19,444)        57,606
Property and equipment......................................    29,042         29,042
Total assets................................................   137,953        167,128
Total debt, including capital leases........................    59,116         91,928
Stockholders' equity........................................    54,549         54,549

---------------

(1) Adjusted to give effect to acquisitions, the issuance of the Outstanding Notes and the application of the estimated net proceeds therefrom. See "Capitalization" and "Unaudited Pro Forma Condensed Consolidated Financial Statements."

(2) Includes a $2.8 million revenue adjustment relating to Medicare nursing cost limitations. See "Prospectus Summary -- Recent Developments."

(3) Includes a $2.7 million special provision for doubtful accounts. See "Prospectus Summary -- Recent Developments."

(4) As defined in this Prospectus, EBITDA represents income before interest and amortization of debt costs, federal and state income taxes, and depreciation and amortization. EBITDA is generally considered to provide information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

(5) As defined in this Prospectus, Adjusted EBITDA for the nine months ended September 30, 1997 represents EBITDA, plus a $2.8 million net revenue adjustment relating to Medicare nursing cost limitations and a $2.7 million special provision for doubtful accounts, both of which were recorded by the Company in the three month period ended June 30, 1997.

(6) Adjusted to give effect to the issuance of the Outstanding Notes and the application of the estimated net proceeds therefrom. See "Capitalization."

                                  RISK FACTORS

     Holders of the Outstanding Notes should carefully review the information set forth below, in addition to the other information in this Prospectus, before deciding to tender their Outstanding Notes in the Exchange Offer.

EXCHANGE OFFER PROCEDURES; CONSEQUENCES OF FAILURE TO EXCHANGE

     Issuance of the Exchange Notes in exchange for Outstanding Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Outstanding Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Outstanding Notes desiring to tender such Outstanding Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Outstanding Notes for exchange. Outstanding Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. Upon consummation of the Exchange Offer, the registration rights under the Registration Rights Agreement will terminate. In addition, any holder of Outstanding Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for the Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." TO THE EXTENT THAT SOME OF THE OUTSTANDING NOTES ARE TENDERED AND ACCEPTED IN THE EXCHANGE OFFER, THE TRADING MARKET FOR UNTENDERED AND TENDERED BUT UNACCEPTED OUTSTANDING NOTES COULD BE ADVERSELY AFFECTED.

SUBSTANTIAL LEVERAGE

     Subsequent to the Initial Offering, the Company had substantial indebtedness and increased debt service obligations compared to prior years. At September 30, 1997, after giving effect to the issuance of the Outstanding Notes and the application of the net proceeds therefrom, the Company had approximately $91.9 million of consolidated indebtedness as compared to the Company's stockholders' equity of $54.5 million. In addition, as of September 30, 1997, after giving effect to the issuance of the Exchange Notes and the application of the net proceeds therefrom, the Company had a debt-to-equity ratio of 1.7 to 1. There can be no assurance that the Company will generate sufficient cash flow to service the Exchange Notes. If the Company is unable to service the Notes and to meet its operating expenses, it will be required to examine alternative means of repayment that could include restructuring or refinancing its indebtedness. There can be no assurance that any of these strategies could be effected on satisfactory terms. The Indenture permits the Company to incur additional indebtedness under certain conditions, and the Company expects that it will incur additional indebtedness during the term of the Notes, including, without limitation, pursuant to the New Credit Facility. The Company's ability to make payments with respect to the Notes and to satisfy its other debt obligations will depend on its future operating performance, which will be affected by governmental regulations, prevailing economic conditions, financial factors, and other factors, certain of which are beyond the Company's control. See "Capitalization" and "Description of the New Credit Facility."

     The degree to which the Company is leveraged could have important consequences to holders of the Exchange Notes, including: (i) the Company's ability to obtain additional financing in the future for operating expenses, acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flows from operations may be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available for operations; (iii) certain of the Company's indebtedness, including the New Credit Facility, contain financial and other restrictive covenants, including those restricting the incurrence of additional indebtedness, the creation of liens, the payment of dividends, sales of assets and minimum net worth requirements; and (iv) the Company's leverage may make the Company vulnerable to changes in the industry, including, among other things, government regulations and changing economic conditions.

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

     The Indenture governing the terms of the Exchange Notes contains certain covenants limiting, subject to certain exceptions, the incurrence of additional indebtedness, the payment of dividends, the redemption of capital stock, the making of certain investments, the issuance of capital stock of subsidiaries, the creation of liens and other restrictions affecting the Company's subsidiaries, the issuance of guarantees, transactions with affiliates, asset sales and certain mergers and consolidations. A breach of any of these covenants could result in an event of default under the Indenture. In addition, the New Credit Facility and the instruments governing the Company's other indebtedness contain other more restrictive covenants and require the Company to satisfy certain financial tests. The Company's ability to comply with such covenants and to satisfy such financial tests may be affected by events beyond its control. A breach of any of these covenants could result in an event of default under the New Credit Facility. In the event of a default under the New Credit Facility, the lenders thereunder could elect to declare all amounts borrowed, together with accrued interest, to be immediately due and payable, and the lenders under the New Credit Facility could terminate all commitments thereunder. In addition, a default under the New Credit Facility or the instruments governing the Company's other indebtedness could constitute a cross-default under the Indenture and any instruments governing the Company's other indebtedness, and a default under the Indenture could constitute a cross-default under the New Credit Facility and any instruments governing the Company's other indebtedness. In the event of a default under the New Credit Facility or other Senior Indebtedness of the Company, the subordination provisions of the Indenture may restrict payments with respect to the Exchange Notes. See "Description of the Exchange Notes -- Certain Covenants" and "Description of the New Credit Facility."

HOLDING COMPANY STRUCTURE

     The Company is a holding company and substantially all of its operations are conducted through its subsidiaries. After repaying certain existing indebtedness, including all outstanding amounts under a prior credit facility, the Company contributed most of the net proceeds that it received from the issuance of the Outstanding Notes to its operating subsidiaries. The Company's cash flow and, consequently, its ability to service its indebtedness, including the Exchange Notes, are dependent on its ability to gain access to the cash flow of its subsidiaries (whether through loans, dividends, distributions or otherwise) and would be subject to any legal, contractual or other restrictions that could hinder or prevent the Company from doing so. Each subsidiary is a separate and distinct legal entity from the Company and has no obligation, contingent or otherwise, to pay any amounts due in respect of the Exchange Notes or to make any amounts available for the payment thereof. The holders of any indebtedness of the Company's subsidiaries will be entitled to payment thereof from the assets of such subsidiaries prior to the holders of any general, unsecured obligations of the Company, including the Exchange Notes. As of September 30, 1997, after giving effect to the issuance of the Outstanding Notes and the use of the estimated net proceeds therefrom, the Company's subsidiaries had $9.5 million of Senior Indebtedness outstanding relating to capital lease obligations and $3.1 million of other Indebtedness, including $600,000 of letters of credit outstanding.

DEPENDENCE ON REIMBURSEMENT BY THIRD-PARTY PAYORS

     In 1996, the percentages of the Company's net revenues derived from Medicare, Medicaid and other third-party payors were approximately 68.5%, 4.4% and 27.1%, respectively. The net revenues and profitability of the Company are affected by the continuing efforts of all payors to contain or reduce the costs of health care by, among other things, reducing reimbursement rates, narrowing the scope of covered services, increasing case management review of services and negotiating reduced contract pricing. In addition, the home health care industry is characterized by long collection cycles for accounts receivable due to the complex and time consuming requirements for obtaining reimbursement from private and governmental third-party payors. Furthermore, reimbursement from government payors is subject to audit and retroactive adjustment. Any changes in reimbursement levels under Medicare, Medicaid or third-party payor programs and any changes in applicable government regulations could have a material adverse effect on the Company's business, financial condition, cash flows or results of operations. Changes in the mix of the Company's patients among Medicare, Medicaid and third-party payor categories could have a material adverse effect on the Company's business, financial condition, cash flows or results of operations. In addition, patients, including Medicare and Medicaid beneficiaries, increasingly are participating in managed care plans. Managed care organizations, in turn, are increasingly becoming involved in monitoring and determining the appropriate health care settings for their enrollees based primarily on cost and quality of care. The Company recorded a special provision for doubtful accounts of $2.7 million in the quarter ended June 30, 1997, because the Company's continuing evaluation of accounts receivable payable by managed care organizations resulted in the conclusion that a special provision was appropriate to account for the failure of managed care organizations to pay the full amount of such bills. Managed care organizations in particular are increasingly challenging the billing of home health care providers and limiting reimbursements to home health care companies. This is an important trend in the home health care industry, and there can be no assurance that this trend will not continue or in the future will not have a material adverse effect on the Company. Furthermore, there can be no assurance that the Company will be able to maintain its current payor or revenue mix. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Regulation."

MEDICARE REIMBURSEMENT REFORMS

     The Company is subject to changes in federal, state and local regulations which can have a significant effect on operating methods, costs and reimbursement amounts provided by governmental and other third-party payors. The federal government is continuing to review and assess alternative health care delivery systems and payment methodologies. The federal government has recently implemented, and is considering future additional, reductions in planned Medicare spending, a number of which directly affect the home health care industry. In part as a result of these reforms, during the first six months of 1997, the Company had Medicare cost limitations for home nursing that were lower than the Company's operating expenses for that period, resulting in a revenue adjustment of $2.8 million. Congress also recently enacted a provision that establishes a per-beneficiary limit on reimbursement for nursing services based upon historical cost. In addition, the 1997 Federal Budget contains other provisions that would reduce Medicare reimbursements to acute care hospitals for some Medicare patients who are discharged from the hospital after a very short inpatient stay to a home health care agency's care. This provision could have the effect of reducing the utilization of home health services by giving hospitals the incentive to retain some Medicare patients longer. Other recent amendments reduce Medicare reimbursements for oxygen and oxygen equipment, freeze certain payment levels for durable medical equipment and parenteral/enteral nutrition, supplies and equipment, and impose more stringent home health care limits. For example, reimbursement for Medicare nursing services has been reduced approximately 18.0% for the Company in 1998. In addition, reimbursement rates for Medicare home oxygen services, which represent approximately 5.6% of the Company's annualized revenues, will be reduced by 25.0% beginning January 1, 1998, with an additional 5.0% reduction to be effective January 1, 1999. Further, the Department of Health and Human Services ("DHHS") is required to develop and implement a Medicare prospective payment system for home health services beginning October 1, 1999, to replace the current Medicare reimbursement methodology based on the lower of allowable reimbursable costs or actual charges. Although the impact of this change on the Company's results of operations cannot be predicted at this time, unless the Company is able to reduce its operating expenses proportionately to any reduction in reimbursement rates or decrease the percentage of Medicare contracts in its business mix, these changes would adversely affect the Company. Based upon initiatives to reduce Medicare costs and possible further cost containment or other initiatives in the future, the Company expects the reimbursements received from the Medicare program to be at continued risk of substantial reduction in the future. These changes in Medicare reimbursements for home health care will reduce reimbursements available to the Company in 1998 and could have a material adverse effect on the Company's business, financial condition, cash flows or results of operations. The Company is also subject to audit of the reimbursements it receives under the Medicare program. Any significant audit adjustment could have a material adverse effect on the Company's business, financial condition, cash flows or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Regulation."

DEPENDENCE ON REFERRAL SOURCES

     The growth and profitability of the Company depend in part on its ability to establish and maintain close working relationships with referral sources, including managed care organizations, payors, hospitals, physicians and other health care professionals. There can be no assurance that the Company will be able to successfully maintain significant existing referral sources and develop new referral sources, or that certain of its referral sources, such as managed care organizations and hospitals, will not become providers of home health care services. Historically, independent home health care companies have encountered significant competition from hospital-based home health care organizations whose parent hospitals have financial and operating relationships with referring physicians. There can be no assurance that these physicians will refer cases to independent home health care companies or, if these physicians do refer cases to independent home health care companies, that the Company will be able to obtain referrals from these sources. The loss of existing referral sources or the failure to develop important new referral sources (such as managed care organizations) could have a material adverse effect on the Company's business, financial condition, cash flows or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

EFFECT OF GOVERNMENT REGULATIONS

     The Company's business is subject to extensive and increasing regulation by federal, state and local governments, including the DHHS, HCFA, the Office of the Inspector General, the Food and Drug Administration, the Department of Labor, the Drug Enforcement Agency and the Occupational Safety and Health Administration, as well as state departments of health and other local regulatory agencies. The government recently has devoted substantial attention to this industry and may continue to do so in the future, which could have a material adverse effect on the Company. Federal laws governing the Company's activities include regulations concerning the repackaging and dispensing of drugs, Medicare certification of home health agencies, Medicare coverage and reimbursement and various health care anti-fraud and abuse policies. The facilities operated by the Company must comply with all applicable laws, regulations and licensing standards. In addition, many of the Company's employees must maintain certain licenses in order to provide some of the services offered by the Company. There can be no assurance that federal, state or local governments will not change existing standards or impose additional standards or that the Company will meet, or continue to meet, existing or future standards relating to all or a portion of the Company's activities. Additionally, there can be no assurance that businesses acquired by the Company would be in compliance with all applicable laws, regulations and licenses when acquired. Changes in existing standards, the imposition of additional standards or the inability of the Company to meet such standards could have a material adverse effect on the Company's business, financial condition, cash flows or results of operations. See "Business -- Regulation."

OPERATION RESTORE TRUST

     In May 1995, the federal government instituted Operation Restore Trust, a health care fraud and abuse initiative focusing on nursing homes, home health care agencies and durable medical equipment companies located in the five states with the largest Medicare populations. Texas, where the Company has significant business volume, was one of the original targeted states. The purpose of this initiative is to identify fraudulent and abusive practices such as billing for services not provided, providing unnecessary services and making prohibited referral payments to health care professionals. Operation Restore Trust has been responsible for significant fines, penalties and settlements. Operation Restore Trust was recently expanded to cover twelve additional states for the next two years. The program was also expanded to include reviews of psychiatric hospitals, certain independent laboratories and partial hospitalization benefits. Further, there are plans eventually to apply the program's investigation techniques in all fifty states and throughout the Medicare and Medicaid programs. One of the results of the program has been increased auditing and inspection of the records of health care providers and stricter interpretations of Medicare regulations governing reimbursement and other issues. Specifically, the government plans to double the number of comprehensive home health agency audits it performs each year (from 900 to 1800) and also to increase the number of claims reviewed by 25.0% (from 200,000 to 250,000). The Company cannot predict the effect of Operation Restore Trust on the Company or its results of operations. See "Business -- Regulation."

MANAGEMENT INFORMATION SYSTEMS

     Servicing a high volume of referrals from managed care organizations and other payors requires the integration of complex and technical financial and clinical information. Medisyn(TM), the Company's management information system, is not yet fully implemented, and there can be no assurance that the Company will successfully implement the remaining components of Medisyn(TM), or that the Company will not experience unanticipated delays and expenses in such implementation and integration. Successful implementation of Medisyn(TM) is an important part of the Company's business strategy, and failure to successfully implement the remaining components of Medisyn(TM), or to achieve expected cost savings, improved productivity and more effective collection of receivables, could have a material adverse effect on the Company's business, financial condition, cash flows or results of operations. The Company's management information systems existing prior to the implementation of Medisyn(TM) had slowed the Company's response to regulatory and reimbursement changes, including the revenue adjustment and the special provision for doubtful accounts; and the conversion of such systems contributed to a delay in the recognition of certain direct expenses discussed elsewhere in this Prospectus. See "-- Dependence on Reimbursement by Third-Party Payors;" "-- Medicare Reimbursement Reforms;" and "Business -- Financial and Clinical Management Information Systems." There can be no assurance that the implementation of Medisyn(TM) will enable the Company to successfully respond to such changes in the future. It is also impossible to predict the effect of future regulatory changes on the ability of the Company's management information systems to serve the Company's needs in an efficient and profitable manner. Any malfunction or increase in expenses in connection with the Company's management information systems could have a material adverse effect on the Company's business, financial condition, cash flows or results of operations. See "Business -- Financial and Clinical Management Information Systems" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISK OF ACQUISITIONS AND EXPANSION INTO NEW MARKETS

     The Company competes for acquisition opportunities with other providers, some of which have greater financial resources than the Company. There can be no assurance that the Company will be able to successfully acquire other companies, that these companies, once acquired, will be integrated successfully into the Company's operations or that any acquisition will not have a material adverse effect upon the Company's operating and financial results, especially in the fiscal quarters immediately following such transactions. Acquisitions involve numerous short-term and long-term risks, including loss of referral sources, diversion of management's attention, failure to retain key personnel, loss of net revenues of the acquired company, incompatible information systems, the possibility of the acquired company becoming subject to regulatory sanctions, potential undisclosed liabilities and the continuing value of acquired intangible assets. In addition, the Company may be required to comply with laws and regulations of states that differ from those in which the Company currently operates, and may face competitors with greater knowledge of such local markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Business Strategy."

DEPENDENCE ON KEY PERSONNEL

     The Company is highly dependent on the services of S. Wayne Bazzle, the Company's Chairman of the Board and Chief Executive Officer, and Cheryl C. Bazzle, the Company's President and Chief Operating Officer, as well as its other senior management and its staff of health care professionals. There can be no assurance that the Company will be able to retain such personnel. See "Management -- Executive Officers and Directors."

COMPETITION

     The home health care industry is highly fragmented, with significant competition from multiple providers in most markets. The Company faces intense competition for managed care contracts, patients, employees and acquisitions. In recent years, independent home health care providers, including the Company, have encountered significant competition from hospital-based home health care organizations which have entered the home health care business. The Company has experienced a decline in referrals from physicians with financial and operating relationships with the parent hospitals of such organizations. There can be no assurance that such decline will not continue or that the Company's strategy of targeting such referrals will be successful. In addition, many of the Company's current and potential competitors are larger and have significantly greater financial and marketing resources than those of the Company. There can be no assurance that such competition will not limit the Company's ability to maintain or to increase its market share and will not adversely affect the Company's business. See "-- Dependence on Referral Sources" and "Business -- Competition."

LIABILITY AND ADEQUACY OF INSURANCE

     In recent years, physicians, hospitals and other participants in the health care industry have been subjected to an increasing number of lawsuits alleging malpractice, product liability or negligence, many of which involve large claims and significant defense costs. The Company may be subject to such suits. The Company currently maintains liability insurance intended to cover such claims. While the Company has been able to obtain liability insurance in the past, such insurance varies in cost and may not be available in the future on acceptable terms, if at all. A successful claim against the Company in excess of the Company's insurance coverage could have a material adverse effect upon the Company's financial condition and results of operations. See
"Business -- Insurance."

CONTROL BY EXECUTIVE OFFICERS AND DIRECTORS

     The Company's executive officers and directors and their affiliates beneficially own 53.4% of the outstanding shares of the Company's common stock, par value $0.01 per share (the "Common Stock"). As a result, these stockholders, acting together, are able to control the Company and matters requiring approval by the stockholders of the Company, including the election of directors. The voting power of these stockholders under certain circumstances could have the effect of delaying or preventing a change in control of the Company. See "Management" and "Security Ownership."

FRAUDULENT CONVEYANCE; UNENFORCEABILITY OF CERTAIN CORPORATE GUARANTEES

     If a court in a lawsuit brought by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy, or the Company as a debtor-in-possession, were to determine under relevant federal or state fraudulent conveyance statutes that the Company did not receive fair consideration or reasonably equivalent value for incurring indebtedness, including the Notes, and that, at the time of such incurrence, the Company (i) was insolvent, (ii) was rendered insolvent by reason of such incurrence or grant, (iii) was engaged in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, then such court, subject to applicable statutes of limitation, could void the Company's obligations under the Exchange Notes, subordinate the Exchange Notes to other indebtedness of the Company or take other action detrimental to the holders of the Exchange Notes.

     The measure of insolvency for these purposes will depend upon the governing law of the relevant jurisdiction. Generally, however, a company will be considered insolvent for these purposes if the sum of that company's debts is greater than the fair value or the fair salable value of all of that company's property or if the present fair salable value of that company's assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured. Moreover, regardless of solvency, a court could void an incurrence of indebtedness, including the Exchange Notes, if it determined that such transaction was made with the intent to hinder, delay or defraud creditors. In addition, a court could subordinate indebtedness, including the Exchange Notes, to the claims of all existing and future creditors on similar grounds.

     The Company's obligations under the Exchange Notes will be guaranteed by the Guarantors, and the Guarantees also may be subject to review under various laws for the protection of creditors, including federal and state fraudulent conveyance and fraudulent transfer laws, if a bankruptcy case or a lawsuit (including in circumstances where bankruptcy is not involved) is commenced by or on behalf of any creditor of a Guarantor or a representative of any such creditors. In such a case, the analysis set forth above would generally apply, except that the Guarantees could also be subject to the claim that, since the Guarantees were incurred for the benefit of the Company (and only indirectly for the benefit of the Guarantors), the obligations of the Guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could void a Guarantor's obligation under its Guarantee, subordinate the Guarantee to other indebtedness of a Guarantor, direct that holders of the Exchange Notes return any amounts paid under a Guarantee to the relevant Guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the Exchange Notes.

     In addition, the enforceability of a guarantee by a subsidiary of indebtedness of its corporate parent may be unclear or limited under the laws of certain jurisdictions under which existing or future Guarantors may be organized. Although substantially all of the existing Guarantors are organized under the laws of jurisdictions under which no such limitations exist for wholly-owned subsidiaries, the Company may form additional subsidiaries under the laws of jurisdictions where such limitations do exist. If a Guarantee is held to be invalid or unenforceable as a result of any such limitation, then any right of the Company or any other Guarantor to receive assets of the Guarantor whose Guarantee is so limited upon the latter's liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of the affected Guarantor's creditors, except to the extent that the Company or any other Guarantor is itself recognized as a creditor of such affected Guarantor, in which case the claims of the Company or such other Guarantor would still be effectively subordinated to any security interest in the assets of such affected Guarantor.

POTENTIAL FAILURE TO MAKE PAYMENT UPON CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, the Company will be required to offer to repurchase all or any part of the Notes outstanding at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the repurchase date. There can be no assurance that the Company would have sufficient resources to repurchase the Notes upon the occurrence of a Change of Control. The failure to repurchase all of the Notes tendered to the Company would constitute an Event of Default under the Indenture. Furthermore, the repurchase of the Notes by the Company upon a Change of Control might result in a default on the part of the Company in respect of the New Credit Facility or other future indebtedness of the Company, as a result of the financial effect of such repurchase on the Company or otherwise. See "Description of the Exchange Notes" and "Description of the New Credit Facility."

LACK OF PUBLIC MARKET FOR THE EXCHANGE NOTES

     The Outstanding Notes are currently owned by a relatively small number of beneficial owners. The Outstanding Notes have not been registered under the Securities Act and are subject to significant restrictions on resale. The Exchange Notes are a new issue of securities for which there is currently no active trading market. The Company does not intend to apply for a listing or quotation of the Outstanding Notes or the Exchange Notes on any securities exchange or stock market. The Initial Purchasers have informed the Company that they currently intend to make a market in the Exchange Notes. However, the Initial Purchasers are not obligated to do so, and any such market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the Exchange Notes. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. The Notes sold to QIBs are expected to be eligible for trading by qualified buyers in the PORTAL Market. Future trading prices of the Exchange Notes will depend upon many factors, including, among others, prevailing interest rates, the market for similar securities and other factors including general economic conditions and the financial condition of the Company.

     The Exchange Offer will not be conditioned upon any minimum or maximum aggregate principal amount of Outstanding Notes being tendered for exchange. No assurance can be given as to the liquidity of the trading market for the Exchange Notes, or, in the case of non-tendering holders of the Outstanding Notes, the trading market for the Outstanding Notes following the Exchange Offer.

     To the extent that all or most of the holders of the Outstanding Notes tender such Notes, the liquidity of the Exchange Notes should be increased as a result of the larger size of the issue. However, there can be no assurance that any or all holders of the Outstanding Notes will accept the Exchange Offer. To the extent that fewer of the holders of the Outstanding Notes accept the Exchange Offer, the liquidity of the Exchange Notes could be decreased. In addition, wide acceptance of the Exchange Offer will affect and could decrease the liquidity of the Outstanding Notes held by non-tendering holders.

     The liquidity of, and trading market for, the Outstanding Notes or the Exchange Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Outstanding Notes were sold by the Company on December 1, 1997, to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently placed the Outstanding Notes with QIBs in reliance on Rule 144A under the Securities Act. As a condition of the purchase of the Outstanding Notes by the Initial Purchasers, the Company entered into the Registration Rights Agreement with the Initial Purchasers, which requires, among other things, that the Company file with the Commission a registration statement under the Securities Act with respect to an offer by the Company to the holders of the Outstanding Notes to issue and deliver to such holders, in exchange for Outstanding Notes, a like principal amount of Exchange Notes. The Company is required to use its best efforts to cause the registration statement relating to the Exchange Offer (the "Registration Statement") to be declared effective by the Commission under the Securities Act and commence the Exchange Offer. The Exchange Notes are to be issued without a restrictive legend, and based on interpretations by the staff of the Commission, the Company believes that the Exchange Notes may be reoffered and resold by a holder that is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating in and has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "-- Resale of Exchange Notes."

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

     The term "Holder" with respect to the Exchange Offer means any person in whose name the Outstanding Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Outstanding Notes validly tendered and not withdrawn prior to 5:00 p.m., E.S.T., on the Expiration Date. On the Exchange Date, the Company will issue $1,000 principal amount of Exchange Notes in exchange for $1,000 principal amount of Outstanding Notes accepted in the Exchange Offer. Holders may tender some or all of their Outstanding Notes pursuant to the Exchange Offer. However, Outstanding Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes except that (i) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (ii) the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement. The Exchange Notes will evidence the same debt as the Outstanding Notes and will be entitled the benefits of the Indenture.

     As of the date of this Prospectus, $80,000,000 aggregate principal amount of the Outstanding Notes was outstanding and registered in the name of Cede & Co., as nominee for the Depositary. The Company has fixed the close of business
of             , 1998, as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.

     Holders of Outstanding Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder, including Rule 14e-1 thereunder.

     The Company shall be deemed to have accepted validly tendered Outstanding Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the Exchange Notes from the Company.

     If any tendered Outstanding Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Outstanding Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Outstanding Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Outstanding Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "-- Fees and Expenses."

INTEREST ON THE EXCHANGE NOTES

     Interest on the Exchange Notes will accrue at a rate of 11% per annum and will be payable semi-annually in arrears on June l and December l of each year, commencing June 1, 1998. Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid on the Outstanding Notes or, if no interest has been paid, from the date of original issuance of the Outstanding Notes.

PROCEDURES FOR TENDERING

     Only a Holder of Outstanding Notes may tender such Outstanding Notes in the Exchange Offer. To tender in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Outstanding Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., E.S.T., on the Expiration Date. The Company is not asking any Holder for a proxy, and no Holder is requested to send the Company a proxy. To be tendered effectively, the Outstanding Notes, Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "-- Exchange Agent" prior to 5:00 p.m., E.S.T., on the Expiration Date. Delivery of the Outstanding Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

     By executing the Letter of Transmittal, each Holder will make to the Company the representations set forth below in the second paragraph under the heading "-- Resale of Exchange Notes."

     The tender by a Holder and the acceptance thereof by the Company will constitute agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OUTSTANDING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE

ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OUTSTANDING NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf.

     Signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Outstanding Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Outstanding Notes listed therein, such Outstanding Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Outstanding Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Outstanding Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Exchange Notes at the Depository Trust Company (the "Book-Entry Transfer Facility") for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Outstanding Notes by causing such Book-Entry Transfer Facility to transfer such Outstanding Notes into the Exchange Agent's account with respect to the Outstanding Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Outstanding Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures; provided, however, that a participant in the Book-Entry Transfer Facility's book-entry system may, in accordance with the Book-Entry Transfer Facility's Automated Tender Offer Program procedures and in lieu of physical delivery to the Exchange Agent of a Letter of Transmittal, electronically acknowledge its receipt of, and agreement to be bound by, the terms of the Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Outstanding Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Outstanding Notes not properly tendered or any Outstanding Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Outstanding Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Outstanding Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Outstanding Notes and (i) whose Outstanding Notes are not immediately available, (ii) who cannot deliver their Outstanding Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Outstanding Notes and the principal amount of Outstanding Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five Nasdaq Stock Market trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Outstanding Notes (or a confirmation of book-entry transfer of such Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Outstanding Notes in proper form for transfer (or a confirmation of book-entry transfer of such Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility) and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five Nasdaq Stock Market trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Outstanding Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., E.S.T., on the Expiration Date.

     To withdraw a tender of Outstanding Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., E.S.T., on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Outstanding Notes to be withdrawn (the "Depositor"),
(ii) identify the Outstanding Notes to be withdrawn (including the certificate number(s) and principal amount of such Outstanding Notes, or, in the case of Outstanding Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Outstanding Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Outstanding Notes register the transfer of such Outstanding Notes into the name of the person withdrawing the tender, (iv) specify the name in which any such Outstanding Notes are to be registered, if different from that of the Depositor and (v) if applicable because the Outstanding Notes have been tendered pursuant to book-entry procedures, specify the name and number of the participant's account at the Book-Entry Transfer Facility to be credited, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Outstanding Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Outstanding Notes so withdrawn are validly retendered. Any Outstanding Notes which have been tendered but which are not accepted for exchange, will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Outstanding Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

EXCHANGE AGENT

     Norwest Bank Minnesota, National Association has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

By Registered or Certified Mail:       By Overnight Delivery:
Norwest Bank Minnesota,                Norwest Bank Minnesota,
  National Association                 National Association
P.O. Box 1517                          Norwest Center
Minneapolis, Minnesota 55480-1517      6th and Marquette
Attention: Corporate Trust Operations  Minneapolis, Minnesota 55479-0069
                                       Attention: Corporate Trust Operations
By Hand Delivery:                      By Facsimile:
Norwest Bank Minnesota,                (612) 667-4927
  National Association                 Confirm by Telephone:
Northstar East 12th Floor              (612) 667-9764
608 2nd Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Operations

FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone, facsimile or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and registration expenses, including fees and expenses of the Trustee, filing fees, blue sky fees and printing and distribution expenses.

     The Company will pay all transfer taxes, if any, applicable to the exchange of the Outstanding Notes pursuant to the Exchange Offer. If, however, certificates representing the Exchange Notes or the Outstanding Notes for the principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Outstanding Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering Holder.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Outstanding Notes, which is face value, as reflected in the Company's accounting records on the Exchange Date. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

RESALE OF EXCHANGE NOTES

     Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by any holder of such Exchange Notes (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes may not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation and Morgan Stanley & Co., Incorporated, or similar no-action letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act. Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

     By tendering in the Exchange Offer, each Holder will represent to the Company that, among other things, (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is a Holder,
(ii) neither the Holder nor any such other person is engaged in or intends to engage in, or has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and (iii) the Holder and such other person acknowledge that if they participate in the Exchange Offer for the purpose of distributing the Exchange Notes (a) they must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on the no-action letters referenced above and (b) failure to comply with such requirements in such instance could result in such Holder incurring liability under the Securities Act for which such Holder is not indemnified by the Company. Further, by tendering in the Exchange Offer, each Holder that may be deemed an "affiliate" (as defined under Rule 405 of the Securities Act) of the Company will represent to the Company that such Holder understands and acknowledges that the Exchange Notes may not be offered for resale, resold or otherwise transferred by that Holder without registration under the Securities Act or an exemption therefrom.

     As set forth above, affiliates of the Company are not entitled to rely on the foregoing interpretations of the staff of the Commission with respect to resales of the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act.

SHELF REGISTRATION STATEMENT

     If the Company is not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by any applicable law or applicable interpretation of the Commission or the staff of the Commission, the Company has agreed to file with the Commission and use its best efforts to have declared effective and keep continuously effective for up to two years a registration statement that would allow resales of Outstanding Notes owned by such holders.

OTHER

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Outstanding Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

     The Company may in the future seek to acquire untendered Outstanding Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company, however, has no present plans to acquire any Outstanding Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Outstanding Notes.

                                USE OF PROCEEDS

     This Exchange Offer is intended to satisfy certain of the Company's obligations under the Purchase Agreement and the Registration Rights Agreement with respect to the Outstanding Notes. The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes contemplated in this Prospectus, the Company will receive Outstanding Notes in like principal amount, the form and terms of which are substantially similar to the form and terms of the Exchange Notes, except as otherwise described herein. The Outstanding Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase or decrease in the indebtedness of the Company.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

     The following table sets forth selected consolidated historical financial data which has been derived from the consolidated financial statements of the Company. The selected consolidated financial data for the nine months ended December 31, 1992 and the years ended December 31, 1993, 1994, 1995 and 1996 has been derived from the audited consolidated financial statements of the Company. The selected consolidated financial data for the nine months ended September 30, 1996 and 1997 is unaudited. The following selected financial data is qualified in its entirety and should be read in conjunction with the Company's consolidated financial statements and related notes included elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                   NINE MONTHS
                                        NINE MONTHS                                                   ENDED
                                           ENDED              YEARS ENDED DECEMBER 31,            SEPTEMBER 30,
                                        DECEMBER 31,   --------------------------------------   ------------------
                                            1992        1993      1994      1995       1996      1996       1997
                                        ------------   -------   -------   -------   --------   -------   --------
                                                               (DOLLARS IN THOUSANDS)              (UNAUDITED)
STATEMENT OF INCOME DATA:
Net revenues..........................    $34,301      $60,097   $57,151   $81,557   $106,785   $77,476   $108,583(1)
Direct expenses.......................     18,987       33,302    30,337    41,392     48,314    35,095     48,982
                                          -------      -------   -------   -------   --------   -------   --------
Gross profit..........................     15,314       26,795    26,814    40,165     58,471    42,381     59,601
Other costs and expenses:
General and administrative............     11,664       21,493    21,280    30,663     41,418    30,387     46,049
Depreciation and amortization.........        514          895       789     1,240      2,579     2,173      3,616
Provision for doubtful accounts.......      1,020        1,318     1,115     1,489      3,580     2,287      6,738(2)
                                          -------      -------   -------   -------   --------   -------   --------
Total costs...........................     13,198       23,706    23,184    33,392     47,577    34,847     56,403
                                          -------      -------   -------   -------   --------   -------   --------
Income from operations................      2,116        3,089     3,630     6,773     10,894     7,534      3,198
Interest expense, net.................        244          427       244       987      2,144     1,663      3,215
                                          -------      -------   -------   -------   --------   -------   --------
Income (loss) before income taxes.....      1,872        2,662     3,386     5,786      8,750     5,871        (17)
Provision for income taxes............        523        1,129     1,359     2,202      3,418     2,262        218
                                          -------      -------   -------   -------   --------   -------   --------
Net income (loss).....................    $ 1,349      $ 1,533   $ 2,027   $ 3,584   $  5,332   $ 3,609   $   (235)
Net income per common share...........    $   .23      $   .24   $   .31   $   .55   $    .66   $   .49   $   (.02)
Weighted average common shares
  outstanding.........................      5,787        6,403     6,490     6,546      8,040     7,324     10,043
                                          =======      =======   =======   =======   ========   =======   ========
OTHER FINANCIAL DATA:
EBITDA(3).............................    $ 2,630      $ 4,270   $ 5,070   $ 9,072   $ 15,668   $11,149   $  9,227
Adjusted EBITDA(4)....................      2,630        4,270     5,070     9,072     15,668    11,149     14,727
Depreciation and amortization.........        514        1,181     1,440     2,299      4,774     3,615      6,029
Capital expenditures..................      1,246        1,957       866     7,180      7,867     5,369      4,744
Ratio of Adjusted EBITDA to interest
  expense.............................      10.8x        10.0x     20.8x      9.2x       7.3x      6.7x       4.6x
Ratio of earnings to fixed
  charges(5)..........................       5.2x         4.3x      5.7x      4.3x       3.8x      3.7x       1.0x

                                                                                                      AS OF
                                                            AS OF DECEMBER 31,                    SEPTEMBER 30,
                                             ------------------------------------------------   ------------------
                                              1992      1993      1994      1995       1996      1996       1997
                                              ----     -------   -------   -------   --------   -------   --------
                                                               (DOLLARS IN THOUSANDS)              (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents..................  $ 1,491   $   506   $ 3,775   $ 1,628   $     --   $ 1,007   $     --
Working capital (deficit)..................    1,923     1,292     1,296    (1,737)     5,773    11,155    (19,444)
Property and equipment, net................    2,756     3,866     3,880    11,054     22,288    19,049     29,042
Total assets...............................   19,444    22,251    24,504    52,573    100,303    84,799    137,953
Total debt, including capital leases.......    2,014     1,678     4,374    19,584     24,432    15,465     59,116
Stockholders' equity.......................    2,837     5,046     7,074    12,062     54,555    53,118     54,549

---------------

(1) Includes a $2.8 million revenue adjustment relating to Medicare nursing cost limitations. See "Prospectus Summary -- Recent Developments."

(2) Includes a $2.7 million special provision for doubtful accounts. See "Prospectus Summary -- Recent Developments."

(3) As defined in this Prospectus, EBITDA represents income before interest and amortization of debt costs, federal and state income taxes, and depreciation and amortization. EBITDA is generally considered to provide information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations, or consolidated income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

(4) As defined in this Prospectus, Adjusted EBITDA for the nine months ended September 30, 1997 represents EBITDA, plus a $2.8 million net revenue adjustment relating to Medicare nursing cost limitations and a $2.7 million special provision for doubtful accounts, both of which were recorded by the Company in the three month period ended June 30, 1997.

(5) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before extraordinary item and federal and state income taxes, plus fixed charges. Fixed charges consist of interest and amortization of debt costs plus that portion of rental payments on operating leases deemed representative of the interest factor.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The accompanying unaudited pro forma condensed consolidated statements of income for the year ended December 31, 1996, and the nine-month period ended September 30, 1997, reflect (i) the acquisitions by the Company in 1996 and 1997 (the "Recent Acquisitions") using the purchase method of accounting and (ii) the receipt and application of the net proceeds (after deducting offering related expenses) from the issuance of $80.0 million in Senior Notes due 2004. The unaudited pro forma condensed consolidated statements of income do not purport to represent the Company's results of operations had the transactions occurred in January 1, 1996, or to project the Company's results of operations for any future periods.

     The following unaudited pro forma condensed consolidated balance sheet as of September 30, 1997, reflects (i) the Recent Acquisitions by the Company in 1997 using the purchase method of accounting, and (ii) the receipt and application of the net proceeds (after deducting offering related expenses) from the issuance of $80.0 million in Senior Notes due 2004, as if such transactions had occurred as of September 30, 1997.

     The Company usually implements significant changes to the operations of the entities that it acquires to enhance profitability. The expected benefits and cost reductions anticipated by the Company have not been reflected in the accompanying unaudited pro forma condensed consolidated financial statements. Accordingly, these pro forma condensed consolidated financial statements are not necessarily indicative of the operating results that would have been achieved had the Recent Acquisitions occurred at the beginning of each period presented.

     The pro forma adjustments are based upon available information. These adjustments are directly attributable to the transactions referenced above, and are expected to have a continuing impact on the Company's business, results of operations, and financial condition. The following unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements of the Company, which are included elsewhere in this Prospectus.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1996

                                  HISTORICAL       RECENT                                     PRO FORMA
                                  HEALTHCOR     ACQUISITIONS    ADJUSTMENTS     OFFERING     AS ADJUSTED
                                  ----------    ------------    -----------     --------     -----------
                                                          (DOLLARS IN THOUSANDS)
Net revenues....................   $106,785       $49,073(A)      $    --       $    --       $155,858
Direct expenses.................     48,314        24,556(A)           --            --         72,870
                                   --------       -------         -------       -------       --------
Gross profit....................     58,471        24,517              --            --         82,988
Other costs and expenses:
  General and administrative
     ...........................     41,418        20,518(A)         (325)(B)        --         61,611
  Depreciation and
     amortization...............      2,579           286(A)          567(C)         --          3,432
  Provision for doubtful
     accounts...................      3,580           160(A)           --            --          3,740
                                   --------       -------         -------       -------       --------
          Total costs and
            expenses............     47,577        20,964             242            --         68,783
                                   --------       -------         -------       -------       --------
Income from operations..........     10,894         3,553            (242)           --         14,205
Interest expense, net...........      2,144           117(A)        2,171(D)      5,032(E)       9,464
                                   --------       -------         -------       -------       --------
Income (loss) before income
  taxes.........................      8,750         3,436          (2,413)       (5,032)         4,741
Provision for income taxes......      3,418         1,374(F)         (965)(F)    (2,013)(F)      1,814
                                   --------       -------         -------       -------       --------
Net income (loss)...............   $  5,332       $ 2,062         $(1,448)      $(3,019)      $  2,927
                                   ========       =======         =======       =======       ========
Net income per common share.....   $   0.66                                                   $   0.36
                                   ========                                                   ========
Weighted average common shares
  outstanding...................      8,040                                                      8,040
                                   ========                                                   ========
OTHER DATA:
EBITDA(G).......................   $ 15,668                                                   $ 19,833
                                   ========                                                   ========
Ratio of EBITDA to interest
  expense.......................                                                                  2.1x
                                                                                              ========

               The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Consolidated Financial Statements

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 1997

                                   HISTORICAL       RECENT                                    PRO FORMA
                                   HEALTHCOR     ACQUISITIONS    ADJUSTMENTS    OFFERING     AS ADJUSTED
                                   ----------    ------------    -----------    --------     -----------
                                                          (DOLLARS IN THOUSANDS)
Net revenues.....................   $108,583        $7,728(A)      $   --       $     --      $116,311
Direct expenses..................     48,982         4,682(A)          --             --        53,664
                                    --------        ------         ------       --------      --------
Gross profit.....................     59,601         3,046             --             --        62,647
Other costs and expenses:
  General and administrative.....     46,049         2,347(A)           5(B)          --        48,401
  Depreciation and
     amortization................      3,616            48(A)         127(C)          --         3,791
  Provision for doubtful
     accounts....................      6,738            36(A)          --             --         6,774
                                    --------        ------         ------       --------      --------
          Total costs and
            expenses.............     56,403         2,431            132             --        58,966
                                    --------        ------         ------       --------      --------
Income from operations...........      3,198           615           (132)            --         3,681
Interest, net....................      3,215            10(A)         383(D)       3,835(E)      7,443
                                    --------        ------         ------       --------      --------
Income (loss) before income
  taxes..........................        (17)          605           (515)        (3,835)       (3,762)
Provision for income taxes.......        218           242(F)        (206)(F)     (1,534)(F)    (1,280)
                                    --------        ------         ------       --------      --------
Net income (loss)................   $   (235)       $  363         $ (309)      $ (2,301)     $ (2,482)
                                    ========        ======         ======       ========      ========
Net loss per common share........   $  (0.02)                                                 $  (0.25)
                                    ========                                                  ========
Weighted average common shares
  outstanding....................     10,043                                                    10,043
                                    ========                                                  ========
Other data:
  Adjusted EBITDA(G).............   $ 14,727                                                  $ 15,385
                                    ========                                                  ========
  Ratio of Adjusted EBITDA to
     interest expense............                                                                  2.1x
                                                                                              ========

               The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Consolidated Financial Statements

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1997

                                     ASSETS

                                               HISTORICAL                                     PRO FORMA
                                               HEALTHCOR    ADJUSTMENTS(H)   OFFERING(I)     AS ADJUSTED
                                               ----------   --------------   -----------     -----------
                                                               (DOLLARS IN THOUSANDS)
Current Assets:
  Cash.......................................   $     --       $ 3,500        $ 22,725        $ 26,225
  Accounts receivable, net of allowance for
     doubtful accounts.......................     43,103            --              --          43,103
  Income tax receivable......................      1,628            --              --           1,628
  Supplies inventory.........................      4,014            --              --           4,014
  Prepaid expenses and other.................      1,226            --              --           1,226
  Deferred income taxes......................      2,644            --              --           2,644
                                                --------       -------        --------        --------
  Total current assets.......................     52,615         3,500          22,725          78,840
  Property and equipment, net................     29,042            --              --          29,042
  Excess of cost of acquired businesses over
     fair values of net assets acquired......     54,271            --              --          54,271
  Other assets...............................      2,025            --           2,950           4,975
                                                --------       -------        --------        --------
          Total assets.......................   $137,953       $ 3,500        $ 25,675        $167,128
                                                ========       =======        ========        ========

                                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses......   $ 11,584       $    --        $ (3,637)(J)    $  7,947
  Accrued payroll and related expenses.......      6,349            --              --           6,349
  Line of credit payable.....................     24,885         4,500         (29,385)             --
  Current portion of long-term debt and
     capital lease obligations...............     29,241        (1,000)        (21,303)          6,938
  Income taxes payable.......................         --            --              --              --
                                                --------       -------        --------        --------
  Total current liabilities..................     72,059         3,500         (54,325)         21,234
  Deferred income taxes and other............      6,355            --              --           6,355
  Long-term debt and capital lease
     obligations.............................      4,990            --          80,000          84,990
                                                --------       -------        --------        --------
          Total liabilities..................     83,404         3,500          25,675         112,579
  Commitments and contingencies
  Stockholders' equity:
  Common stock...............................        101            --              --             101
  Additional paid-in capital.................     39,791            --              --          39,791
  Retained earnings..........................     14,657            --              --          14,657
                                                --------       -------        --------        --------
       Total stockholders' equity............     54,549            --              --          54,549
          Total liabilities and stockholders'
            equity...........................   $137,953       $ 3,500        $ 25,675        $167,128
                                                ========       =======        ========        ========

               The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Consolidated Financial Statements

                          NOTES TO UNAUDITED PRO FORMA
                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(A) Reflects the historical net revenues, direct expenses, general and administrative expense, depreciation and amortization expense, provision for doubtful accounts, interest expense, net, and provision for income taxes recorded up to the date of purchase for the Recent Acquisitions on a consolidated basis.

(B) Represents the adjustment to general and administrative expense which would have been realized had the acquisition been completed at the beginning of the period.

(C) Represents incremental amortization of the excess purchase price over the net assets acquired as a result of the Recent Acquisitions. Goodwill is being amortized over a 40-year period and is based on $20.5 million and $13.4 million of goodwill related to acquisitions during 1996 and 1997, respectively.

(D) Reflects the additional interest expense that would have been incurred had the debt issued, assumed, or incurred to finance the Recent Acquisitions been outstanding from the beginning of the period to the dates of acquisition and interest. The calculation is as follows:

                                                                      NINE MONTHS
                                                      YEAR ENDED         ENDED
                                                     DECEMBER 31,    SEPTEMBER 30,
                                                         1996            1997
                                                     ------------    -------------
                                                            (IN THOUSANDS)
To record incremental interest on $21.4 million and
  $13.1 million of bank financing related to
  acquisitions taking place during 1996 and 1997,
  respectively (8.4% and 8.5% effective interest
  rate)............................................     $2,010           $357
To record incremental interest on $3.3 million and
  $1.5 million of seller financing related to
  acquisitions taking place during 1996 and 1997,
  respectively (7.8% and 8.1% effective interest
  rate)............................................        278             36
Other..............................................       (117)           (10)
                                                        ------           ----
Incremental interest expense related to
  acquisitions.....................................     $2,171           $383
                                                        ======           ====

(E) Reflects an adjustment to increase interest expense relating to the assumption of $80.0 million in Senior Notes and amortization of debt issuance costs of $3.0 million (representing interest expense of $421,430 and $316,070 for the 12 month period ended December 31, 1996 and the nine month period ended September 30, 1997, respectively), net of decreases in interest expense relating to the use of proceeds of the Initial Offering and interest income earned on excess cash received.

(F) Represents an adjustment to reflect income tax expense at an assumed effective tax rate of 40%.

(G) EBITDA represents income before interest and amortization of debt costs, federal and state income taxes, and depreciation and amortization. EBITDA is generally considered to provide information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Adjusted EBITDA for the nine months ended September 30, 1997 represents EBITDA, plus a $2.8 million net revenue adjustment relating to the Medicare nursing cost limitations and a $2.7 million special provision for doubtful accounts, both of which were recorded by the Company in the three month period ended June 30, 1997.

(H) Adjustments for this column represent transactions occurring after September 30, 1997, including the incurrence of $4.5 million of indebtedness under the revolving credit portion of the Company's prior credit facility, and payments of $1.0 million on the term portion of such credit facility.

(I) Adjustments for the Initial Offering include the issuance of $80.0 million of Outstanding Notes and the retirement of approximately $29.4 million of indebtedness outstanding under the Company's prior revolving credit facility and $21.3 million of indebtedness outstanding under the Company's prior term facility.

(J) Reflects an adjustment to reduce the cash deficit in accounts payable balance at September 30, 1997.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company is one of the largest fully integrated providers of comprehensive home health care services based in the southwestern and central United States, providing home nursing, respiratory therapy/home medical equipment and infusion therapy. The Company has successfully implemented a regional growth strategy, expanding from 12 offices in three states at its inception in 1984 to 96 offices in nine states at September 30, 1997. For the twelve months ended September 30, 1997, the Company had net revenues of $137.9 million and Adjusted EBITDA of $19.2 million. Adjusted EBITDA for the nine months ended September 30, 1997 represents income before interest and amortization of debt costs, federal and state income taxes, and depreciation and amortization, plus a $2.8 million revenue adjustment relating to Medicare nursing cost limitations and a $2.7 million special provision for doubtful accounts, both of which were recorded by the Company in the three month period ended June 30, 1997.

     The Company has diversified its business mix from 98% home nursing in 1990 to 55% home nursing for the nine months ended September 30, 1997. This shift reflects the addition and growth of higher margin respiratory therapy/home medical equipment and infusion therapy. Although higher margin respiratory therapy/home medical equipment and infusion therapy accounted for approximately 41% of the Company's net revenues for the nine months ended September 30, 1997, these businesses generated approximately 79% of Adjusted EBITDA. The Company expects that it will continue to shift its business mix towards respiratory therapy/home medical equipment and infusion therapy. Home nursing, however, will continue to represent an important part of HealthCor's business mix because managed care organizations and other referral sources often will make arrangements for other home health services after first referring home nursing cases to a provider.

                                                                               NINE MONTHS
                                                 YEARS ENDED DECEMBER 31,         ENDED
                                                --------------------------    SEPTEMBER 30,
                                                 1994      1995      1996         1997
                                                ------    ------    ------    -------------
Nursing.......................................    79.2%     74.2%     56.9%        54.6%
Respiratory therapy/home medical equipment....    16.5      19.8      27.1         27.8
Infusion therapy..............................    4 .3       6.0      14.9         13.4
Other.........................................      --        --       1.1          4.2
                                                 -----     -----     -----        -----
          Total...............................   100.0%    100.0%    100.0%       100.0%
                                                 =====     =====     =====        =====

     As the Company has pursued its fully-integrated provider strategy, the Company's revenue mix has shifted from predominately home nursing to higher margin respiratory therapy/home medical equipment and infusion therapy. The Company is paid for its services and products primarily by Medicare, Medicaid and private payors, including managed care organizations, insurance companies and other third-party payors. The following table represents the Company's payor mix:

                                                                               NINE MONTHS
                                                 YEARS ENDED DECEMBER 31,         ENDED
                                                --------------------------    SEPTEMBER 30,
                                                 1994      1995      1996         1997
                                                ------    ------    ------    -------------
Medicare Part A (cost-based)..................    69.5%     67.2%     50.1%        47.2%
Medicare Part B (charge-based)................    13.7      13.8      18.4         10.4
Medicaid......................................     1.1       1.3       4.4          9.2
Third-party payors and others.................    15.7      17.7      27.1         33.2
                                                 -----     -----     -----        -----
          Total...............................   100.0%    100.0%    100.0%       100.0%
                                                 =====     =====     =====        =====

     Medicare reimburses the Company for both Part A and Part B services. Medicare Part A reimburses the Company on a "cost basis" based on the lower of the Company's allowable cost as defined by Medicare regulations, not to exceed annual cost limits, or the Company's actual charges. Allowable cost is the actual cost directly related to providing home nursing, plus an overhead allocation. A cost report evidencing the fiscal year allowable costs, visit data, charges and other financial information is filed annually and subject to audit. Medicare Part B is paid on a fixed fee-for-service basis similar to third-party payors, such as managed care organizations.

RESULTS OF OPERATIONS

     The following table sets forth certain items included in the Company's consolidated statements of income as a percentage of net revenues:

                                                                            NINE MONTHS
                                                                               ENDED
                                              YEARS ENDED DECEMBER 31,     SEPTEMBER 30,
                                             --------------------------    --------------
                                              1994      1995      1996     1996     1997
                                             ------    ------    ------    -----    -----
Net revenues...............................   100.0%    100.0%    100.0%   100.0%   100.0%
Direct expenses............................    53.1      50.8      45.2     45.3     45.1
                                              -----     -----     -----    -----    -----
Gross profit...............................    46.9      49.2      54.8     54.7     54.9
Other costs and expenses:
  General and administration...............    37.2      37.6      38.8     39.2     42.4
  Depreciation and amortization............     1.4       1.5       2.4      2.8      3.3
  Provision for doubtful accounts..........     2.0       1.8       3.4      2.9      6.2
                                              -----     -----     -----    -----    -----
          Total operating expenses.........    40.6      40.9      44.6     44.9     51.9
                                              -----     -----     -----    -----    -----
Income from operations.....................     6.3       8.3      10.2      9.8      3.0
Interest, Net Proceeds Payment Date........     0.4       1.2       2.0      2.1      2.9
                                              -----     -----     -----    -----    -----
Income before income taxes.................     5.9       7.1       8.2      7.7      0.1
Provision for income taxes.................     2.4       2.7       3.2      2.9      0.2
                                              -----     -----     -----    -----    -----
Net income (loss)..........................     3.5%      4.4%      5.0%     4.8%    (0.1)%
                                              =====     =====     =====    =====    =====

  Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996

     Net Revenues. Net revenues increased to $108.6 million for the nine months ended September 30, 1997, from $77.5 million for the same period in 1996, an increase of $31.1 million, or 40.1%. This increase is primarily the result of additional revenues from acquisitions and from internal growth in respiratory therapy, infusion therapy and commercial nursing revenues, partially offset by a revenue adjustment of $2.8 million relating to Medicare nursing cost limitations and by a decrease in Medicare nursing revenues from certain offices. See "Prospectus Summary -- Recent Developments -- Regulatory Changes."

     Direct Expenses. Direct expenses increased to $49.0 million for the nine months ended September 30, 1997, from $35.1 million for the same period in 1996, an increase of $13.9 million, or 39.6%. This increase is the result of the direct expenses associated with the operations of companies acquired during 1996 and 1997. As a percentage of net revenues, direct expenses declined to 45.1% for the nine months ended September 30, 1997, from 45.3% for the comparable period in 1996, primarily as a result of lower direct costs incurred by the Company for pharmaceutical and nursing supplies and improved pricing for respiratory sales and rental equipment. Direct expenses include all costs directly related to the production of net revenues, including salary and employee benefit costs, rental equipment depreciation, medical supplies, and product purchase costs.

     General and Administrative. General and administrative expenses increased to $46.0 million for the nine months ended September 30, 1997, from $30.4 million for the same period in 1996, an increase of $15.6 million, or 51.5%. This increase is primarily the result of additional field office expenses associated with the operations of companies acquired during 1996 and 1997, and increased central office costs. As a percentage of net revenues, general and administrative expenses increased to 42.4% for the nine months ended September 30, 1997, from 39.2% for the same period in 1996, primarily as a result of increased implementation costs of Medisyn(TM).

     Depreciation and Amortization. Depreciation and amortization expense increased to $3.6 million for the nine months ended September 30, 1997, from $2.2 million for the same period in 1996, an increase of $1.4 million, or 66.4%. This increase is primarily due to the amortization of goodwill incurred in connection with acquisitions and depreciation of capital expenditures relating to increased purchases of home medical equipment to service increased business and the development and implementation of Medisyn(TM).

     Provision for Doubtful Accounts. The provision for doubtful accounts increased to $6.7 million for the nine months ended September 30, 1997, from $2.3 million for the same period in 1996, an increase of $4.4 million, or 195.0%. This increase is the result of increased revenues and the special provision for doubtful accounts of $2.7 million for the three months ended June 30, 1997. This additional provision for doubtful accounts resulted from the Company's continuing evaluation of certain accounts receivable from managed care organizations recorded prior to the implementation of CIMS. The Company believes that the rollout of CIMS to remaining offices and the complete implementation of Medisyn(TM) will result in more efficient collection of receivables.

     Interest, Net. Interest, net increased to $3.2 million for the nine months ended September 30, 1997, from $1.7 million for the same period in 1996, an increase of $1.5 million, or 93.3%. This increase resulted from interest costs associated with additional indebtedness incurred in connection with acquisitions, increased working capital borrowings, and interest on equipment leases to service additional home medical equipment business and leases associated with the implementation and development of Medisyn(TM).

     Provision for Income Taxes. The provision for income taxes decreased to $0.2 million for the nine months ended September 30, 1997, from $2.2 million for the same period in 1996, a decrease of $2.0 million, or 90.4%. This decrease is a result of the decrease in income before taxes in the nine months ended September 30, 1997.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Net Revenues. Net revenues increased to $106.8 million in 1996 from $81.6 million in 1995, an increase of $25.2 million, or 30.9%. This increase is primarily the result of additional revenues from acquisitions and from internal growth in respiratory therapy, infusion therapy and managed care nursing revenues, partially offset by a decrease in Medicare nursing revenues from certain offices.

     Direct Expenses. Direct expenses increased to $48.3 million for 1996 from $41.4 million in 1995, an increase of $6.9 million, or 16.7%. This increase is primarily the result of the direct expenses associated with the operations of companies acquired during 1996 and 1995. As a percentage of net revenues, direct expenses declined to 45.2% in 1996 from 50.8% in 1995 primarily as a result of a shift in the Company's business mix to a higher percentage of respiratory therapy/home medical equipment and infusion therapy, which have lower direct expenses than home nursing.

     General and Administrative. General and administrative expenses increased to $41.4 million for 1996 from $30.7 million in 1995, an increase of $10.8 million, or 35.1%. This increase was primarily the result of additional field office expenses associated with the operations of acquired companies and increased central office costs. General and administrative expenses increased as a percentage of net revenues to 38.8% in 1996 from 37.6% in 1995, primarily as a result of increased development costs of Medisyn(TM).

     Depreciation and Amortization. Depreciation and amortization expense increased to $2.6 million for 1996 from $1.2 million in 1995, an increase of $1.4 million, or 108.0%. This increase was primarily due to the amortization of goodwill associated with acquisitions and depreciation of capital expenditures relating to Medisyn(TM).

     Provision for Doubtful Accounts. The provision for doubtful accounts increased to $3.6 million in 1996 from $1.5 million for 1995, an increase of $2.1 million, or 140.5%. This increase was primarily a result of revenue growth and a shift in the Company's business mix to respiratory therapy/home medical equipment and infusion therapy businesses, which historically carry a higher provision for doubtful accounts.

     Interest, Net. Interest, net increased to $2.1 million for 1996 from $1.0 million in 1995, or 117.2%. This increase resulted from interest costs associated with indebtedness incurred in connection with acquisitions, increased working capital borrowings to finance additional managed care business, interest on equipment leases to service additional home medical equipment business and leases associated with the implementation and development of Medisyn(TM), and higher borrowing costs.

     Provision for Income Taxes. The provision for income taxes increased to $3.4 million for 1996 from $2.2 million in 1995, an increase of $1.2 million, or 55.2%. This increase is a result of the growth of income before taxes and an increase in the Company's effective income tax rate to 39.0% in 1996 from 38.0% in 1995.

  Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Net Revenues. Net revenues increased to $81.6 million in 1995 from $57.1 million in 1994, an increase of $24.4 million, or 42.7%. This increase is primarily the result of additional revenues from acquisitions and from internal growth in respiratory therapy/home medical equipment, infusion therapy and managed care nursing revenues, partially offset by a decrease in Medicare nursing revenues from certain offices.

     Direct Expenses. Direct expenses increased to $41.4 million in 1995 from $30.3 million in 1994, an increase of $11.1 million, or 36.4%. This increase is the result of the direct expenses associated with the operations of companies acquired during 1995. As a percentage of net revenues, direct expenses declined to 50.8% in 1995 from 53.1% in 1994, primarily as a result of a shift in the Company's business mix to a higher percentage of respiratory therapy/medical equipment and infusion therapy, which have lower direct expenses than nursing.

     General and Administrative. General and administrative expenses increased to $30.7 million in 1995 from $21.3 million in 1994, an increase of $9.4 million, or 44.1%. This increase was primarily the result of additional field office expenses associated with the operations of acquired companies and increased central office costs. General and administrative expense as a percentage of net revenues increased to 37.6% in 1995 from 37.2% in 1994. This increase was primarily the result of increased development costs of Medisyn(TM).

     Depreciation and Amortization. Depreciation and amortization expense increased to $1.2 million in 1995 from $0.8 million in 1994, an increase of $0.4 million, or 57.1%. This increase was primarily due to the amortization of goodwill associated with acquisitions and depreciation of capital expenditures associated with the development and implementation of Medisyn(TM).

     Provision for Doubtful Accounts. Provision for doubtful accounts increased to $1.5 million in 1995 from $1.1 million in 1994, an increase of $0.4 million, or 33.4%. This increase is primarily a result of revenue growth and a shift in the Company's business mix to respiratory therapy/home medical equipment and infusion therapy, which historically carry a higher provision for doubtful accounts.

     Interest, Net. Interest, net increased to $1.0 million in 1995 from $0.2 million in 1994, an increase of $0.8 million, or 305.1%. This increase resulted from interest costs associated with additional indebtedness incurred in connection with acquisitions, increased working capital borrowings, and interest on leases associated with equipment and the development and implementation of Medisyn(TM).

     Provision for Income Taxes. Provision for income taxes increased to $2.2 million in 1995 from $1.4 million in 1994, an increase of $0.8 million or 62.0%, as a result of an increase in income before taxes.

SELECTED QUARTERLY CONSOLIDATED OPERATING RESULTS

     The following table sets forth certain unaudited quarterly consolidated operating results for 1995, 1996 and the first nine months of 1997. The Company believes this unaudited information has been prepared on the same basis as the annual financial statements and includes all adjustments necessary for a fair presentation of the information for the quarters presented when read in conjunction with the consolidated financial statements and related notes included elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of results for any subsequent quarter. The Company's results of operations are not significantly affected by seasonality factors.

                                                               THREE MONTHS ENDED
                       --------------------------------------------------------------------------------------------------
                       MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT 30,    DEC. 31,   MAR. 31,
                         1995       1995       1995        1995       1996       1996       1996        1996       1997
                       --------   --------   ---------   --------   --------   --------   ---------   --------   --------
                                                          (IN THOUSANDS -- UNAUDITED)
Net revenues.........  $17,553    $18,368     $21,577    $24,059    $24,254    $25,968     $27,254    $29,309    $33,765
Income (loss) from
  operations.........    1,260      1,229       1,854      2,430      2,134      2,520       2,880      3,360      3,675
Income (loss) before
  income taxes.......    1,141      1,096       1,538      2,011      1,648      1,868       2,355      2,880      3,014
Net income (loss)....  $   703    $   677     $   958    $ 1,246    $   971    $ 1,175     $ 1,462    $ 1,723    $ 1,808

                        THREE MONTHS ENDED
                       --------------------
                       JUNE 30,   SEPT. 30,
                         1997       1997
                       --------   ---------

Net revenues.........  $34,314     $40,504
Income (loss) from
  operations.........   (4,069)      3,592
Income (loss) before
  income taxes.......   (5,185)      2,154
Net income (loss)....  $(3,336)    $ 1,293

     For the effect and nature of certain adjustments reflected in the three months ended June 30, 1997, see "-- Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996 -- Net Revenues" and "-- Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996 -- Provision for Doubtful Accounts."

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary capital requirements will be for debt service, for additional working capital to fund growth of the Company's managed care business and for acquisitions. The Company believes that the proceeds from the Initial Offering and borrowings under the New Credit Facility will be sufficient to meet Company's capital needs for the foreseeable future.

     At September 30, 1997, the Company had a working capital deficit of $(19.5) million as compared to working capital of $5.8 million as of December 31, 1996. This decrease is primarily a result of the classification of a portion of the Company's long-term debt as current liabilities pursuant to the Company not being in compliance with certain provisions of its prior bank credit facility.

     During 1996 and the nine months ended September 30, 1997, the Company had capital expenditures of $7.9 million and $4.7 million, respectively. Capital expenditures for the fourth quarter of fiscal 1997 were anticipated to be approximately $1.3 million, the majority of which was used to continue the development and implementation of Medisyn(TM). The Company estimates that it will have aggregate capital expenditures in 1998 of approximately $5.0 million.

     Days of Sales Outstanding ("DSO") were 97.5 as of September 30, 1997, compared to 82.0 at December 31, 1996. The increase in DSO from December 31, 1996 to September 30, 1997 is attributable primarily to an overall increase in net revenue from respiratory therapy/home medical equipment and infusion therapy, which historically have higher DSO, delays by third parties in paying for respiratory therapy/home medical equipment and infusion therapy, and a slowdown in reimbursement from governmental payors. The Company believes the implementation of CIMS will result in more efficient collection of receivables and reduce DSO.

     Net cash provided by operating activities decreased from $0.4 million for the nine months ended September 30, 1996, to $(8.8) million for the nine months ended September 30, 1997. This decrease is primarily attributable to an increase in accounts receivable and a reduction in accounts payable and accrued expenses. Net cash used in investing activities decreased from $22.8 million for the nine months ended September 30, 1996 to $18.2 million for the comparable period in 1997 as the Company increased its focus on managed care business and completed fewer acquisitions. Payments under capital leases increased to $1.5 million for the nine months ended September 30, 1997 compared to $0.2 million for the comparable period in 1996, primarily as a result of increased expenditures on medical equipment used to service managed care business and increased expenditures relating to the implementation of Medisyn(TM).

     As of September 30, 1997, the Company had outstanding $24.9 million under its prior revolving credit facility and $22.3 million under its prior term facility. The Company repaid the amounts with proceeds from the Initial Offering and contemporaneously entered into the New Credit Facility. See "Description of the New Credit Facility."

                                    BUSINESS

THE COMPANY

     The Company is one of the largest fully integrated providers of comprehensive home health care services based in the southwestern and central United States, providing home nursing, respiratory therapy/home medical equipment and infusion therapy. The Company has successfully implemented a regional growth strategy, expanding from 12 offices in three states at its inception in 1984 to 96 offices in nine states at September 30, 1997. For the twelve months ended September 30, 1997, the Company had net revenues of $137.9 million and Adjusted EBITDA of $19.2 million.

     The Company has diversified its business mix from 98% home nursing in 1990 to 55% home nursing for the nine months ended September 30, 1997. This shift reflects the addition and growth of higher margin respiratory therapy/home medical equipment and infusion therapy. Although higher margin respiratory therapy/home medical equipment and infusion therapy accounted for approximately 41% of the Company's net revenues for the nine months ended September 30, 1997, these businesses generated approximately 79% of Adjusted EBITDA. The Company expects that it will continue to shift its business mix towards respiratory therapy/home medical equipment and infusion therapy. Home nursing, however, will continue to represent an important part of HealthCor's business mix because managed care organizations and other referral sources often will make arrangements for other home health care services after first referring home nursing cases to a provider.

     The Company believes its ability to offer a full range of integrated home nursing, respiratory therapy/ home medical equipment and infusion therapy in almost all of its markets creates an important competitive advantage in obtaining patient referrals. Managed care organizations and other referral sources generally favor home health care providers that offer integrated health care services, because "one-stop shop" providers like the Company provide superior coordination of care and reduce the administrative and service quality complications of contracting with multiple providers. In the last nine months, the Company has entered into relationships with several managed care organizations with approximately 1.5 million total enrollees. As an integrated provider, the Company rarely engages subcontractors, which the Company believes permits it to exercise greater control over quality of service and to improve patient care.

     The Company is also a leader in developing and implementing financial and clinical management information systems for providing home health care. Upon the complete implementation of its proprietary medical information system network trademarked Medisyn(TM), expected to occur in 1998, the Company believes that it will be able to achieve additional cost savings, increase productivity and capture outcomes data that will provide significant advantages in obtaining managed care business and adapting to regulatory and reimbursement changes.

INDUSTRY OVERVIEW

     Home health care is among the fastest growing segments of the health care industry with estimated annual expenditures of $36.1 billion in 1995, up from an estimated $12.9 billion in 1990, representing a compounded annual growth rate of approximately 23%. The underlying growth factors in the home health care industry include: (i) the cost-effective nature of home health care; (ii) an increasing number of patients due to growth in the elderly population; (iii) technological advances that expand the range of home health care procedures; and
(iv) patient preference for treatment in the home.

     The home health care industry is highly fragmented with more than 18,500 providers delivering home health care services in the United States, most of which use unsophisticated information technology systems. Many of these companies are local providers that offer a limited scope of services in a defined geographical area and lack the capital necessary to substantially expand their operations. Managed care organizations and cost containment initiatives by payors have driven the growth of home health care by emphasizing lower cost alternatives to hospitals and skilled nursing facilities. These organizations and payors seek coordinated, consistent quality home health care across broad geographic areas in order to serve their patients more effectively. As a fully integrated provider and a leader in developing and implementing information technology systems, the Company believes that it is well positioned to capitalize on future growth and consolidation in the industry.

BUSINESS STRATEGY

     HealthCor's business objective is to enhance its position as one of the leading providers of comprehensive home health care services in the southwestern and central United States. Elements of the Company's strategy include:

     Provide One-Stop Shop Home Health Care Services. HealthCor provides payors, physicians and patients with fully integrated one-stop shop home health care services in almost all of its markets. The integration of comprehensive home health care services enhances the Company's appeal to managed care organizations and other referral sources that increasingly prefer single-source providers of home health care. The Company believes that full integration of services enables it to provide highly coordinated patient care and to increase revenues and profitability by providing multiple services to an individual patient referral.

     Focus on Managed Care Relationships. The Company has intensified its managed care marketing efforts in order to take advantage of the increased market penetration of managed care organizations in the home health care market and the federal government's increasing preference for Medicare beneficiaries to enroll in managed care plans. HealthCor is the sole or principal provider for a number of large managed care plans, and the Company believes that its broad product offering, quality of service, regional focus and advanced information systems contribute to the Company's competitive advantage.

     Target Referrals from Hospitals and Hospital Affiliated Sources. The Company has implemented a major marketing and sales initiative that targets physicians who previously referred cases predominantly to hospital-based home health care organizations. Many of these physicians have financial and operating relationships with the parent hospitals of such organizations. The Company believes that recent government scrutiny of these relationships and accompanying media attention have provided the Company with the opportunity to increase the number of referrals from those physicians. See "Risk Factors -- Dependence on Referral Sources."

     Enhance Profitability and Productivity Through Information Technology. The Company seeks to enhance its profitability and productivity through the development and use of innovative management information technology that collects and integrates demographic, financial and clinical information. The Company is developing and implementing a proprietary financial and clinical management information system, Medisyn(TM), which is expected to be substantially completed in May 1998. The Company believes that Medisyn(TM) will improve profitability by efficiently servicing increased volumes of managed care referrals, increase productivity gains, reduce costs and provide outcomes data to payors in an environment increasingly influenced by managed care organizations and reimbursement changes.

     Make Selective Acquisitions to Increase Density in Existing Markets and to Enter New Markets. The Company selectively seeks high-quality local and strategic acquisitions that expand the range of services in its existing markets and that enable the Company to expand its service area, increasing its appeal to managed care organizations. Since January 1995, the Company has acquired 25 home health care companies, adding 38 offices. The Company believes that due to the fragmentation of the home health care industry, a substantial number of acquisition opportunities are available. See "Risk Factors -- Risk of Acquisitions and Expansion into New Markets."

MANAGED CARE RELATIONSHIPS

     The Company is the sole or principal provider for a number of managed care plans and intends to compete vigorously for additional significant managed care business in the future. These relationships are all fee-for-service and are consistent with the Company's strategy to price managed care contracts profitably in order to provide quality service. A description of certain recent contracts is as follows:

     - In May 1997, the Company became the exclusive provider of respiratory therapy/home medical equipment to a large, multi-state managed care organization's approximately 220,000 members in greater Denver, Colorado in need of such services and equipment.

     - In July 1997, the Company became the exclusive provider for a 60,000 member health plan in Texas.

     - In August 1997, the Company began receiving referrals as one of two preferred providers (and the only one which is fully integrated) for a managed care plan which has approximately 800,000 members in Texas and Oklahoma.

     - In August 1997, the Company began receiving referrals as a preferred provider for a PPO which manages the health care needs for approximately 350,000 members in the Company's service area.

     - In August 1997, the Company became a preferred provider for a 150,000 member PPO in Oklahoma.

     Servicing new managed care business can require significant capital expenditures and can generate significant revenues. For example, in the case of the Colorado contract referred to above, the Company had almost no existing infrastructure in Colorado and made capital expenditures in excess of $4.0 million to achieve full implementation. Within two and one-half months of the contract becoming effective, the Company had successfully transitioned approximately 1,500 patients and continues to receive additional referrals. The Company intends to use a portion of the proceeds of the Initial Offering for capital expenditures related to the new contracts discussed above. See "Risk Factors -- Dependence on Reimbursement by Third-Party Payors."

SERVICES AND PRODUCTS

     Home Nursing. The Company provides a wide range of nursing services to individuals with acute illness, long-term chronic health conditions, permanent disabilities, terminal illness or post-procedural needs. Patients are typically referred to the Company by primary care or specialty physicians and managed care case managers. After reviewing the patient's medical records and treatment plan (which are displayed on PtCT Units), a nurse, therapist or home health aide, where appropriate, provides care to the patient in the home. The plan of care may require a few visits over a short period of time or many visits over several years. The Company provides the following home nursing services:

          General nursing care is the periodic assessment of the appropriateness of home health care, the performance of clinical procedures, and instruction of the patient and the family or other care giver regarding proper treatments. Such care is provided by registered nurses or licensed practical nurses. Patients receiving such care typically include stabilized postoperative patients, patients who are acutely ill but who do not require hospitalization, and patients who are chronically or terminally ill.

          Specialty nursing care is the provision of specialized nursing services such as geriatric, pediatric or neonatal nursing. Such care is provided by nurses with the appropriate experience or certification in such specialty. Specialty nursing care also involves the instruction of the patient and the family or other care giver in the self-administration of certain procedures, such as wound care and infection control, emergency procedures and the proper handling and usage of medication, medical supplies and equipment.

          Therapy services consist of rehabilitation therapies such as physical, occupational and speech therapy to patients recovering from strokes, trauma or certain surgeries, services for high risk pregnancies, postpartum care, AIDS therapy, various medical social services, and case management services to insurance companies and self-insured employers.

          Home health aide care is the provision of personal care services and assistance with activities of daily living such as personal hygiene and meal preparation. The Company's home health aides must pass certain competency tests and are supervised by a registered nurse.

          Primary home health care is provided by the Company through state administered programs that pay for unskilled homemaker services to the elderly or the disabled, as ordered by a physician. A registered nurse makes the initial assessment and assigns a homemaker to provide housekeeping, shopping and limited personal care.

     Respiratory Therapy/Home Medical Equipment. The Company provides a wide variety of home respiratory, monitoring and medical equipment. Respiratory therapists provide care to the patient according to the physician-directed plan of care and educate the patient and the family or other care giver regarding treatment requirements, use of equipment and self-care. The Company rents, sells and services respiratory equipment for patient use in the home and supplies patients with aerosol medications for use in respiratory therapy treatments. The Company's principal respiratory services include:

          Oxygen systems that assist patients with breathing. The Company provides three types of oxygen systems: (i) oxygen concentrators, which are stationary units that filter ordinary air in order to provide a continuous flow of oxygen and are generally the most cost effective supply of oxygen for patients who require a continuous flow of supplemental oxygen; (ii) liquid oxygen systems, which are containers used for patients who require a continuous high flow of supplemental oxygen; and (iii) high pressure oxygen cylinders, which provide an ambulatory patient with the ability to obtain supplemental oxygen outside of the home.

          Nebulizers that deliver aerosol medications that are inhaled directly by the patients. Nebulizers are used to treat patients with asthma, chronic obstructive pulmonary disease, cystic fibrosis and neurologically related respiratory problems, and patients with AIDS.

          Home ventilators that mechanically sustain a patient's respiratory function in cases of severe respiratory failure.

          Continuous positive airway pressure therapy that forces air through respiratory passage-ways during sleep. This treatment is provided to adults with sleep apnea, a condition in which a patient's normal breathing patterns are disturbed during sleep. Monitoring services are usually provided with this therapy.

     The Company also leases and sells convalescent equipment, in connection with the provision of its other services to patients in the home. Such equipment includes hospital beds, wheelchairs, walkers, and patient lifts as well as medical and surgical supplies such as stethoscopes, orthopedic supplies, urinary catheters, syringes, and needles. The Company is able to increase revenues by providing home medical equipment and supplies to its patients who are also receiving nursing, respiratory therapy or infusion therapy.

     The Company also provides monitoring services to assist physicians with diagnoses. The Company's principal monitoring services currently comprise a small portion of the Company's business but have experienced significant growth in recent years. Monitoring services include:

          Cardiac monitoring for the detection of arrhythmias, a condition that is responsible for an estimated 500,000 deaths each year in the United States. The Company provides cardiac loop event recorders which are monitored electronically and are efficient and cost-effective arrhythmia detection devices.

          Uterine monitoring which detects, records and sends uterine activity information to a prenatal monitoring center. Such monitoring is designed to alert health care professionals of pre-term labor in high-risk pregnancies.

          Apnea monitors provided to certain high risk newborn infants warn parents of apnea episodes as a preventative measure against sudden infant death syndrome.

     Home Infusion Therapy. The Company offers comprehensive home infusion therapies. Home infusion therapy involves the administration of nutrients, antibiotics and other medications intravenously (into the vein), subcutaneously (under the skin), intramuscularly (into the muscle), intrathecally or epidurally (via spinal routes), or through feeding tubes into the digestive tract. Infusion therapy often begins during hospitalization of a patient and continues in the home. New patients are instructed in the administration of infusion therapy and related services by a registered nurse who provides the patient's first home treatment and continuing supervision of care. The Company's principal infusion therapies follow:

          Antibiotic therapy is the infusion of antibiotic medications into a patient's bloodstream to treat a variety of infections and diseases.

          Enteral nutrition is the infusion of essential nutrients through a feeding tube, and is necessary for patients who are unable to orally ingest adequate nutrients.

          Total Parenteral Nutrition is the infusion of a nutrient solution to restore and/or maintain electrolyte balance and nutritional function.

          Pain management is provided to patients experiencing acute pain as a result of traumatic injury, surgical procedures or other medical disorders. The Company provides a comprehensive approach to pain management that includes a thorough knowledge of available agents, routes of administration and appropriate dosage levels as directed.

          Chemotherapy is provided in the home or in other locations and allows patients with cancer an alternative to frequent and expensive hospital stays.

          Pentamidine is an agent used specifically in the treatment of patients with AIDS who have experienced one or more episodes of pneumocystis carinii pneumonia.

FINANCIAL AND CLINICAL MANAGEMENT INFORMATION SYSTEMS

     The Company is implementing a proprietary financial and clinical management information system trademarked Medisyn(TM), which is comprised of several financial and clinical components integrated through a central interface engine. Medisyn(TM) is designed to integrate all aspects of the Company's operations by providing centralized information management for each patient by linking clinical services to its financial systems. The Company believes that Medisyn(TM) will enable it to service increased volumes of managed care referrals, reduce costs and result in more efficient collection of receivables. The Company also believes Medisyn(TM) will provide competitive advantages by generating data that will enhance the Company's ability to price and manage the Company's services and products in a managed care environment and by measuring more accurately the quality and cost of care that is delivered in the home. The Company believes that it is the only home health care provider implementing this technology, and has filed a patent application with respect to Medisyn(TM) with the United States Patent Office.

     A diagram of the organization of Medisyn(TM) follows:

               MEDICAL INFORMATION SYSTEM NETWORK -- MEDISYN(TM)

                                   [CHART]

     Medisyn(TM) consists of the following four principal components, which interface with the others through a central interface engine: (i) a proprietary, customer information management system ("CIMS"); (ii) hand-held clinical system point of care computers ("PtCT Units"); (iii) an integrated financial services system (the "Lawson System"); and (iv) a contract management and billing system (the "Innovative Managed Care System" or "IMACS"). Medisyn(TM) processes referrals through CIMS, which captures patient information, creates a patient profile and interfaces with the appropriate billing system(s) to create a billing record. CIMS also assures that the requested services are authorized by the payor. If the referral includes nursing services, the visit and clinical information will be recorded at the patient's home in a PtCT Unit and transmitted via modem to a central data base to be included in the patient profile. After services have been provided, the IMACS system applies the contract terms of the payor and generates a customized invoice, and through an interface provides this information to the Company's financial systems, including cash posting and the general ledger. A description of each principal component follows.

     CIMS. CIMS coordinates all services for patients by assigning each patient a single identification number and developing for each patient a readily accessible comprehensive patient profile comprised of demographic, clinical, case management and billing information. By integrating customer information management for all of the Company's services, the Company is able to more effectively service increased volumes of referrals from managed care payors. CIMS enables the Company to record demographic data, obtain payor verification, payor authorizations and diagnosis, all of which will enable the Company to more efficiently service managed care and other payor relationships.

     CIMS was implemented in February 1997 and currently services approximately 75% of the Company's managed care business through a central call center covering the greater Dallas-Fort Worth, Houston, East Texas and Oklahoma markets, each of which is characterized by a high degree of managed care market penetration. Rollout to substantially all of the Company's remaining markets is expected to be completed in 1998.

     PtCT Units. The Company's nurses and home health aides are equipped with PtCT Units, which are hand-held clinical system point of care computers. The PtCT Units allow each of the Company's nurses to have an electronic patient chart in hand and to transmit directly to the Company's system via modem clinical, payroll and billing information. Once the clinical data has been recorded, the system enables the Company to develop clinical assessments of patients via computer generated documentation. Same-day reporting capabilities reduce paperwork and transcription errors, which has increased certain nurse productivity. The system also expedites the processing of payroll data, accelerates the transfer of information to attending physicians, and improves the consistency and completeness of the assessments generated.

     Integrated Financial Services System. The Company has substantially implemented the Lawson System, which is an integrated suite of financial services software, including a general ledger, cost accounting, accounts payable, materials management/purchasing, payroll and human resource elements. The conversion of the Company's financial system to the Lawson System in early 1997 delayed the Company's recognition of certain estimated purchases of respiratory therapy/home medical equipment and infusion therapy equipment and supplies until the second quarter of 1997. The general ledger, accounts payable and payroll systems are fully operational and have improved the Company's ability to analyze each element of its business to improve productivity and operating efficiencies. The remaining applications of the Lawson System will become operational over the next several quarters. See "Risk
Factors -- Management Information Systems."

     IMACS. IMACS, the Company's contract management and billing system, will enable the Company to capture the essential elements of payor relationships (including relationships with managed care organizations, other private payors, Medicaid and Medicare), to assess pricing, eligibility, utilization and other information necessary to assure accurate billing and to enhance contract profitability. In addition, IMACS will allow the Company to more effectively manage payor contract terms and to provide payors with a consolidated bill for multiple services. The most significant applications of IMACS have been successfully developed on schedule, with full implementation to be completed in May 1998. The Company has a four year proprietary right to IMACS for licensing to non-hospital based home health care providers.

MARKETING

     The Company's marketing efforts are based on a sales force of more than 50 persons, which is divided into two specialized groups: (i) national account managers and (ii) field-based provider relations specialists. The national account managers are responsible for developing additional managed care business and for managing existing relationships. The field-based provider relations specialists cover a specific geographic region and focus on referral sources which include physicians, hospital discharge planners, social workers, and community service organizations. In addition, at the local market level the Company's employees, including office management, support the sales forces by maintaining relationships with referral sources in order to provide them with knowledge of the services provided by the Company.

     The Company believes that its ability to provide a full range of services to clients in all of its markets is a significant advantage in developing relationships with managed care organizations. In addition, the Company works with managed care organizations to meet their specialized demands for services, pricing, billing and other matters.

QUALITY ASSURANCE

     The Company believes that the quality of services is critical to its ability to obtain referrals and increase revenues and profitability. To assure the delivery of high-quality patient care, and to assure the overall quality of service, the Company has a quality improvement program designed to integrate and assess the quality improvement activities and processes across all services. The cornerstone to this quality improvement program is the HealthCor Survey Tool, which is designed to routinely measure compliance with Medicare conditions of participation, federal and state regulations, Joint Commission on Accreditation of Health Organizations ("JCAHO") standards, and HealthCor's standards of care and practice. The survey process includes review of clinical and billing documentation, interviews of clinical personnel and observations of home visits performed by Company staff. Other quality assurance initiatives include measuring customer satisfaction, reporting adverse medical incidents, monitoring risk management, and ensuring a safe and appropriate working environment.

     The Company is accredited by JCAHO in a majority of its offices and believes that this accreditation is generally preferred by managed care and other third-party payors. The Company believes that it is JCAHO certified in all markets where such certification is important to third-party payors.

HUMAN RESOURCE MANAGEMENT

     The Company continuously recruits, screens, trains and offers benefits and other programs in an effort to attract and retain its personnel. The Company also recruits through Quest Personnel Resources, its personnel placement division, reducing certain recruiting fees and expenses. Recruiting is conducted primarily through advertising, personnel agencies, direct contact with community groups and the use of bonuses. The Company has implemented a computerized interviewing software system to assist in screening and hiring of potential employees.

     The Company operates regional learning centers to provide orientation and training to new employees and continuing education for existing employees. The Company routinely develops and distributes quality improvement in-service materials, manuals, and forms to its nurses and has implemented an internal system of employee recognition and rewards. In addition, skilled nurses are initially assigned to a nurse preceptor until the Company believes that these new nurses have acquired a sufficient degree of home health care knowledge and experience. The Company also has implemented an infusion therapy verification program for skilled nurses. The Company is recognized as a provider of continuing education units by the Texas Nursing Association, which is accredited by the American Nursing Credentialing Center.

     The retention of qualified employees is a high priority for the Company. As of September 30, 1997, the Company employed over 2,500 individuals. Management believes that the Company's employee relations are good. None of the Company's employees are represented by a labor union or other collective bargaining organization.

PROPERTIES AND OFFICES

     The Company currently leases all of its office space and has approximately 100 real property leases. The Company's executive headquarters (approximately 57,400 square feet) are located in Dallas, Texas and are leased for an original term of ten years, expiring November 2006.

INSURANCE

     The Company maintains professional liability insurance covering the negligent acts and omissions of its home health care personnel while rendering services. This policy provides coverage of $5.0 million in the aggregate or $5.0 million per occurrence for each policy year. The Company believes that the insurance which it maintains, in relation to the size of its business, is customary in the home health care industry; however, there can be no assurance that any such insurance will be adequate to cover the Company's liabilities. The Company maintains product liability insurance on all of the medical equipment, supplies and pharmaceuticals that it sells, leases or provides to its home health care patients. This insurance provides coverage of $2.0 million in the aggregate or $1.0 million per occurrence for each policy year. The Company also maintains umbrella coverage in excess of its general liability insurance which provides $4.0 million in the aggregate or $4.0 million per occurrence for each policy year.

LITIGATION

     There are no material legal proceedings to which the Company or any of its subsidiaries is subject.

COMPETITION

     The home health care industry is highly fragmented with more than 18,500 providers, with significant competition from multiple providers in most markets. The Company faces intense competition for managed care contracts, patients, employees and acquisitions. In recent years, independent home health care providers, including the Company, have encountered significant competition from hospital-based home health care organizations which have entered the home health care business. The Company has experienced a decline in referrals from physicians with financial and operating relationships with the parent hospitals of such organizations. In addition, many of the Company's current and potential competitors are larger and have significantly greater financial and marketing resources than those of the Company.

REGULATION

     The Company's business is subject to extensive and increasing regulation by federal, state and local government. Federal agencies which regulate aspects of the Company's business include the DHHS, HCFA, the Office of the Inspector General, the Food and Drug Administration, the Department of Labor, the Drug Enforcement Agency, and the Occupational Safety and Health Administration. In most states, home health care providers are regulated by the state department of health and board of pharmacy. See "Risk Factors -- Effect of Government Regulations."

     The Company is subject to federal laws regulating the repackaging and dispensing of drugs and regulating interstate motor-carrier transportation and state laws regulating pharmacies, nursing services and certain types of home health agency activities. Under state laws, the Company's offices must be licensed prior to commencing business and must renew their licenses periodically. In addition, certain of the Company's employees are subject to state laws and regulations governing the professional practice of respiratory therapy, pharmacy and nursing. Failure to comply with regulatory laws could expose the Company to criminal and civil penalties, and jeopardize the licensure of one or more of its home health care agencies, or their participation in the Medicare, Medicaid and other reimbursement programs. See "Risk Factors -- Effect of Government Regulations."

     As a provider of services under the Medicare and Medicaid programs, the Company is subject to the various "anti-fraud and abuse" laws, including the federal health care programs anti-kickback statute. This law prohibits any offer, payment, solicitation or receipt of any form of remuneration to induce the referral of business reimbursable under a federal health care program or in return for the purchase, lease, order, arranging for, or recommendation of items or services covered by any such program. Federal health care programs are any health care plans or programs that are funded by the United States (other than certain federal employee health insurance benefits) and certain state health care programs that receive federal funds under various programs, such as Medicaid. A related law forbids the offer or transfer of any item or service for less than fair market value, or certain waivers of copayment obligations, to a beneficiary of Medicare or a state health care programs that is likely to influence the beneficiary's selection of health care providers. Violations of the anti-fraud and abuse laws can result in the imposition of substantial civil and criminal penalties and, potentially, exclusion from furnishing services under any federal health care programs. In addition, the states in which the Company operates generally have laws that prohibit certain direct or indirect payments or fee-splitting arrangements between health care providers where they are designed to obtain the referral of patients to a particular provider. See "Risk Factors -- Operation Restore Trust."

     Congress adopted legislation in 1989, known as the "Stark" Law, that generally prohibits a physician ordering clinical laboratory services for a Medicare beneficiary where the entity providing that service has a financial relationship (including direct or indirect ownership or compensation relationships) with the physician (or a member of his immediate family), and prohibits such entity from billing for or receiving reimbursement for such services, unless a specified exemption is available. Additional legislation became effective as of January 1, 1993 known as "Stark II," that extends the Stark Law prohibitions to services under state Medicaid programs, and beyond clinical laboratory services to all "designated health services," including home health services, durable medical equipment and supplies, outpatient prescription drugs, and parenteral and enteral nutrients, equipment, and supplies. Violations of the Stark Law may also trigger civil monetary penalties and program exclusion. Pursuant to Stark II, physicians who are compensated by the Company are prohibited from making referrals to the Company, and the Company will be prohibited from seeking reimbursement for services rendered to such patients unless an exception applies. Several of the states in which the Company conducts business have also enacted statutes similar in scope and purpose to the federal fraud and abuse laws and the Stark Laws.

     Various federal and state laws impose criminal and civil penalties for making false claims for Medicare, Medicaid or other health care reimbursements. The Company believes that it bills for its services under such programs accurately. However, the rules governing coverage of, and reimbursements for, the Company's services are complex. There can be no assurance that these rules will be interpreted in a manner consistent with the Company's billing practices. See "Risk Factors -- Operation Restore Trust."

     In May 1995, the federal government instituted Operation Restore Trust, a health care fraud and abuse initiative focusing on nursing homes, home health care agencies and durable medical equipment companies located in the five states with the largest Medicare populations. Texas, the Company's corporate base, was one of the original targeted states. The purpose of this initiative is to identify fraudulent and abusive practices such as billing for services not provided, providing unnecessary services and making prohibited referral payments to health care professionals. Operation Restore Trust has been responsible for significant fines, penalties and settlements. Operation Restore Trust was recently expanded to cover twelve additional states for the next two years. The program was also expanded to include reviews of psychiatric hospitals, certain independent laboratories and partial hospitalization benefits. Further, there are plans eventually to apply the program's investigation techniques in all fifty states and throughout the Medicare and Medicaid programs. One of the results of the program has been increased auditing and inspection of the records of health care providers and stricter interpretations of Medicare regulations governing reimbursement and other issues. Specifically, the government plans to double the number of comprehensive home health agency audits it performs each year (from 900 to 1800) and also to increase the number of claims reviewed by 25.0% (from 200,000 to 250,000). In general, the application of these anti-fraud and abuse laws is evolving. See "Risk Factors -- Operation Restore Trust."

     During 1997, the home health care industry experienced several significant regulatory and reimbursement changes. In February 1997, HCFA implemented mileage limitations restricting the distance between a nursing agency's principal office and its branches, with such rules being implemented with respect to the Company on January 1, 1997. Texas, where the Company has significant operations, implemented even more restrictive mileage limitation rules for branch offices. During the first six months of 1997, the Company was subject to Medicare cost limitations for home nursing that were lower than the Company's operating expenses for that period. The Company has responded by implementing a series of cost-saving initiatives resulting in approximately $9.3 million in annualized savings, which included realizing operating efficiencies available as a result of the partial implementation of Medisyn(TM), and reducing head-count by reorganizing its branch structure and corporate operations. See "Risk
Factors -- Medicare Reimbursement Reforms" and "Risk Factors -- Dependence on Reimbursement by Third-Party Payors."

     Recent amendments affecting Medicare also require: (i) the imposition of more stringent limits on reimbursable home health care costs; (ii) the establishment of a prospective payment system for home health care services to be implemented in late 1999; (iii) the separation of home health care services into two distinct benefits under Medicare Part A and Medicare Part B; (iv) the establishment of per-beneficiary benefit limitations based upon historical cost;
(v) requiring billing by location of service rather than by location of the home health care agency's headquarters; and (vi) the establishment of guidelines for the frequency and duration of reimbursable home health visits. Such provisions may adversely affect reimbursement for Medicare home health services over the next several years. For example, reimbursement rates for Medicare home oxygen services, which represent approximately 5.6% of the Company's revenues, will be reduced by 25.0% beginning January 1, 1998, with an additional 5.0% reduction to be effective January 1, 1999. Based upon such initiatives and possible further cost containment or other initiatives in the future, the Company expects the reimbursements received from the Medicare program to be at continued risk of substantial reductions in the future. See "Risk Factors -- Medicare Reimbursement Reforms."

     Recent DHHS rulemaking proposals affecting the home health care industry include: (i) a rule which would revise Medicare's Conditions of Participation that home health agencies must meet in order to participate in the Medicare program, and require that all home health care agencies conduct background investigation of their employees; and (ii) a rule that would require home health care agencies to use standard measurements of the quality and outcomes of patient care. DHHS is expected to publish final rules in these areas. The Company believes that it has the capacity to comply with changes in such rules. See "Risk Factors -- Medicare Reimbursement Reforms."

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding the directors, executive officers and certain other key personnel of the Company.

              NAME                AGE                      POSITION
              ----                ---                      --------
S. Wayne Bazzle.................  62   Chairman of the Board and Chief Executive Officer
Cheryl C. Bazzle................  50   President, Chief Operating Officer and Director
Joel H. Williams................  42   Vice President and Chief Financial Officer
Frank Barker....................  55   Vice President and Chief Information Officer
Judith A. Kremers...............  56   Senior Vice President
Mary E. Barton..................  48   Senior Vice President -- Field Operations
M. Sue Collins..................  53   Vice President -- Regulatory Affairs
Philip C. Dowling...............  45   Vice President -- Field Operations
Deryl Jay.......................  41   Vice President -- Field Operations
Michael J. Foster...............  44   Director
Robert B. Crates................  34   Director
Jane R. Finley, Ph.D............  50   Director

     Set forth below are descriptions of the backgrounds and principal occupations of each of the Company's executive officers, directors and certain other key personnel.

     S. Wayne Bazzle has served as the Chairman of the Board and Chief Executive Officer of the Company since the Company's incorporation in October 1989. In addition, Mr. Bazzle served as President of the Company from October 1989 to October 1991 when Cheryl C. Bazzle was elected President. From October 1985 to October 1989, Mr. Bazzle served as Chairman of the Board and Chief Executive Officer of HealthCor, Inc., a predecessor of the Company. From September 1983 to September 1985, Mr. Bazzle served as a consultant to a home health care company. Mr. Bazzle was President and Chief Executive Officer of Drum Financial Corporation, a publicly traded insurance and financial services corporation from 1976 to 1981. Prior thereto, Mr. Bazzle was employed with the Bank of Virginia, where he served as President and Chief Administrative Officer from 1973 to 1976. Mr. Bazzle is married to Cheryl C. Bazzle.

     Cheryl C. Bazzle has served as President, Chief Operating Officer and Director since 1991. From 1989 to 1991, Mrs. Bazzle served as Senior Vice President of the Company. From December 1987 to October 1989, Mrs. Bazzle served in various capacities for HealthCor, Inc., a predecessor and a subsidiary of the Company, including as Senior Vice President, Chief Operating Officer and President. From September 1985 to December 1987, Mrs. Bazzle served in various capacities for a home health care company. From September 1981 to October 1985, Mrs. Bazzle operated an equipment leasing company which she founded and which no longer operates. Mrs. Bazzle is married to S. Wayne Bazzle.

     Joel H. Williams has served as Vice President and Chief Financial Officer since September 1997. Mr. Williams joined the Company in 1995 to direct acquisition strategy, and in December 1996 was named Vice President with additional responsibilities for corporate planning. From 1992 to 1995 he was Chief Financial Officer for Barton Creek Health Care, an Austin-based home health care provider, and from 1985 to 1992 served as Director of Financial Analysis and Controller of Franklin Federal Bancorp, a $2.0 billion financial institution based in Austin. Mr. Williams has also held positions as Director of Planning and Planning Manager for several financial institutions, including InterFirst Corporation (now NationsBank) in

Houston and Dallas. Mr. Williams holds a B.B.A. with highest honors from the University of Texas at Austin and a M.B.A. with honors from the University of Houston.

     Frank Barker serves as Vice President and Chief Information Officer. Mr. Barker joined the Company in September 1996 as Vice President, Information Technology. Prior to joining HealthCor, he was Vice President, Client Services for Antrim Corporation, a Division of Compucare, a major laboratory/financial information systems vendor. Mr. Barker has over 20 years of increasingly responsible experience in the installation, maintenance, support and development of a variety of computer systems, application software and network technology.

     Judith A. Kremers serves as Senior Vice President. Ms. Kremers, whose health care experience spans more than 30 years, has been employed by HealthCor and its predecessor since inception. She served as Senior Vice President of field operations from 1990 to 1995. From 1995 to 1997, she was responsible for the planning and execution of the re-engineering and execution of HealthCor's processes and information systems and the Information Services Department. Prior to joining HealthCor's predecessor in 1984, she worked from 1968 to 1983 at Adventist Hospital of Simi Valley, California where her responsibilities included supervision of all nursing services. She is an honors graduate of the St. Alexis School of Nursing in Bismarck, North Dakota.

     Mary E. Barton serves as Senior Vice President of field operations. Ms. Barton joined HealthCor in 1990 as a Director for the Oklahoma City office and was named Vice President of Field Operations in 1993. Ms. Barton's 28 years of health care experience include five years in the Navy Nurse Corps. and 14 years at Baxter Healthcare in the Hyland Therapeutics Division, including nine years as Regional Manager. She is an honors graduate of the Union Hospital School of Nursing in Fall River, Massachusetts.

     M. Sue Collins serves as the Company's Vice President of Regulatory Affairs. Ms. Collins joined the Company in 1989 in connection with the Company's acquisition of a home nursing business she owned and operated. Ms. Collins has over 19 years of experience in the home health care industry, including service as an Assistant Professor of Nursing at Wichita State University. She received a B.S.N. from Kansas State University and a Masters of Nursing from Emory University.

     Philip C. Dowling has served as Vice President of field operations since March 1997. From 1994 to 1997, Mr. Dowling served as Regional Vice President for Vitas Healthcare Corporation, a for profit hospice provider. From 1991 to 1994, he served in various capacities, including area sales manager and branch manager, for Caremark Inc., a provider of home infusion therapy services. Mr. Dowling also was employed by Baxter International, Inc. in several positions over a 10 year period, including Vice President for operations in the Philippines, Director of Manufacturing in Spain and managerial positions in Puerto Rico and Israel. He holds a B.S. in Microbiology from the University of Nebraska.

     Deryl Jay serves as Vice President of field operations. Mr. Jay joined HealthCor in July 1995 in connection with HealthCor's acquisition of two home respiratory/medical equipment companies he owned and managed. Mr. Jay has more than 20 years of health care experience, 14 of which have been as managing owner of several health care companies. He also has held several positions during his five year tenure with American Medical International (now Tenet Healthcare, Inc.), including area manager. Mr. Jay is on the Advisory Board for the School of Respiratory Therapy for South Plains College in Lubbock, Texas. He holds a degree in Respiratory Therapy from Texas Tech University.

     Michael J. Foster has served as a Director of the Company since October 1991. Since 1989, Mr. Foster has been employed by RFE Management Corp., an investment manager of several private equity investment funds, and a general partner of RFE Associates IV, L.P. the general partner of RFE IV. Prior thereto, Mr. Foster was a partner with the law firm of O'Sullivan Graev & Karabell. Mr. Foster has previously served as a director of Community Health Systems, Inc. and ReLife, Inc.

     Robert B. Crates has served as a Director of the Company since June 1992. Since December 1995, Mr. Crates has been a principal of Crates Thompson Capital, Inc., an investment company engaged in direct investments. From May 1988 to November 1995, Mr. Crates served as a Vice President of Luther King Capital Management, an investment advisory firm. In that capacity, Mr. Crates, individually and as President of RBC Investment Corp., served as the general partner of LKCM Venture Partners I, Ltd., a stockholder of the Company which is affiliated with Luther King Capital Management. From October 1994 to January 1995, Mr. Crates served as Interim Chairman and Chief Executive Officer of Eddie Haggar Limited, Inc., a company in which LKCM Venture Partners I, Ltd. had an investment and which filed for bankruptcy in 1995.

     Jane R. Finley, Ph.D. has served on the Board of Directors since October 1996. Since 1992, Dr. Finley has been an Assistant Professor and Coordinator of the Accounting Program at Belmont University in Nashville, Tennessee. Dr. Finley was a Partner in the Consulting Practice of Deloitte & Touche from 1983 to 1992, and with KPMG Peat Marwick as Manager in the Information Systems practice from 1980 to 1983.

     Mr. Julian Banton resigned from the Board of Directors effective January 9, 1998. Mr. Banton's resignation was related to the assumption of additional responsibilities with respect to his position with South Trust Bank of Alabama.

ORGANIZATION OF THE BOARD OF DIRECTORS AND MEETINGS

     The Board of Directors currently has two standing committees: the Audit Committee and the Compensation Committee. The Audit Committee, which currently consists of Ms. Finley and Mr. Foster, will confer periodically with representatives of the Company's independent auditors to review the general scope of the annual audit, including consideration of the Company's accounting practices and procedures and system of internal accounting controls, and reports to the Board of Directors with respect thereto. The Compensation Committee meets periodically to review and make recommendations with respect to the annual compensation of the Company's executive officers.

COMPENSATION OF DIRECTORS

     Each director of the Company who is not an officer, employee or affiliate of the Company receives a $1,000 fee for each meeting of the Board of Directors attended by such director and a $500 per month retainer. In addition, directors of the Company are reimbursed for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees thereof. Mr. Foster currently serves as a general partner of RFE Associates IV, L.P., the general partner of RFE Investment Partners IV, L.P. and receives no compensation for serving as a director of the Company.

     In October 1996, the Company granted Dr. Finley options to purchase 5,000 shares of Common Stock at $11.50 per share vesting over a five-year period and exercisable through October 2006. In addition, during 1997 the Company paid Dr. Finley a fee of $52,450 in connection with consulting services provided to the Company by Dr. Finley.

LIMITATION ON DIRECTORS' LIABILITY

     The Company's Amended and Restated Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above.

COMPENSATION OF CERTAIN EXECUTIVE OFFICERS

     The following table sets forth the compensation paid by the Company to the Chief Executive Officer and the two next most highly compensated executive officers (collectively, the "Named Executive Officers") for services rendered in all capacities during fiscal 1997, 1996 and 1995(7).

                                                                   LONG-TERM
                                                                  COMPENSATION
                                                                     AWARDS
                                       ANNUAL COMPENSATION        ------------        OTHER
                                   ----------------------------      STOCK           ANNUAL           ALL OTHER
                                   YEAR    SALARY      BONUS(1)     OPTIONS      COMPENSATION(2)   COMPENSATION(3)
                                   ----   --------     --------   ------------   ---------------   ---------------
S. Wayne Bazzle..................  1997    286,710          --           --            2,250            12,050
  Chairman of the Board            1996   $275,000     $96,250           --          $ 2,250           $12,060
  and Chief Executive              1995   $240,000     $72,000           --          $ 2,250           $12,060
  Officer
Cheryl C. Bazzle.................  1997    233,829          --           --            2,250             6,591
  President and Chief              1996   $225,000     $78,750           --          $ 2,250           $ 6,591
  Operating Officer                1995   $200,000     $60,000           --          $ 2,250           $ 6,591
Joel H. Williams.................  1997    106,000(4)       --       10,000               --                --
  Vice President and Chief         1996   $100,000     $20,000           --               --                --
  Financial Officer                1995   $ 60,459(5)       --        3,750          $17,000                --

---------------

(1) The Company's executive officers are entitled to receive bonuses depending on the Company's achievement of certain performance criteria. Amounts represent bonuses accrued for each year's performance, but paid in the subsequent year. As of the date of this Prospectus, bonuses, if any, for 1997 have not been awarded.

(2) Represents the Company's contribution to its 401(k) Plan made on behalf of the Named Executive Officers, except with respect to Mr. Williams for whom it represents a relocation bonus.

(3) Amounts represent automobile allowances and expenses.

(4) Mr. Williams' current annual base salary is $125,000.

(5) Partial year amount. Mr. Williams joined the Company in April 1995.

(6) Susan L. Belske resigned as the Company's Chief Financial Officer on September 4, 1997. Ms. Belske's total compensation for 1995 and 1996 was $135,000 and $160,000, respectively.

     The following table sets forth, as of December 31, 1997, the number of stock options and the value of unexercised stock options held by the Named Executive Officers. The Company granted 10,000 stock options exercisable at $5.00 per share to Joel H. Williams in 1997. As of December 31, 1997, there had been no stock options exercised by any Named Executive Officer.

                         FISCAL YEAR-END OPTION VALUES

                                                      NUMBER OF
                                                  SHARES UNDERLYING              VALUE OF UNEXERCISED
                                                UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                                                  DECEMBER 31, 1997              DECEMBER 31, 1997(1)
                                             ----------------------------    ----------------------------
                                             EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                             -----------    -------------    -----------    -------------
S. Wayne Bazzle............................        --               --              --              --
  Chairman of the Board and Chief Executive
     Officer
Cheryl C. Bazzle...........................        --               --              --              --
  President and Chief Operating Officer
Joel H. Williams...........................     2,500           11,250              --              --
  Vice President and Chief Financial
     Officer

---------------

(1) Based on the last sale price of $3.88 on December 31, 1997, as reported on the Nasdaq National Market.

BONUS PLAN

     The executive officers and certain other members of corporate management are eligible to receive cash bonuses in addition to their base salaries. The bonus plan for executive officers and corporate management is based upon individual performance and the Company's financial results for the fiscal year. Total bonuses paid to Named Executive Officers for fiscal 1996 were approximately $200,000. Certain other corporate officers, corporate office management personnel and field managers are eligible to receive bonuses based on individual performance goals and Company performance. The executive officers' bonus plan is reviewed and approved by the Compensation Committee of the Company's Board of Directors. All other bonuses are reviewed and approved by the executive officers.

STOCK OPTION PLANS

     1996 Incentive Plan. The Company may grant officers, directors and key employees awards with respect to shares of Common Stock under the HealthCor Holdings, Inc. 1996 Long-Term Incentive Plan (the "1996 Incentive Plan"). The awards under the 1996 Incentive Plan include: (i) incentive stock options qualified as such under U.S. federal tax laws, (ii) stock options that do not qualify as incentive stock options, (iii) SARs and (iv) restricted stock awards. The 1996 Incentive Plan authorizes the issuance of 237,500 shares of Common Stock pursuant to the exercise of non-transferable options granted to participating employees. On September 16, 1997, the exercise prices of substantially all of the options granted under the 1996 Incentive Plan were reduced to $5.00 per share.

     The 1996 Incentive Plan is administered by the Board or a committee of the Board (the "Committee") who determines the exercise price of each option granted under the 1996 Incentive Plan. However, the exercise price for an incentive stock option must not be less than the fair market value of the Common Stock on the date of grant. Stock options may be exercised as the Committee determines but not later than ten years from the date of grant in the case of incentive stock options. At the discretion of the Committee, holders may use shares of Common Stock to pay the exercise price, including shares issuable upon exercise of the option.

     An SAR may be awarded in connection with or separate from a stock option. An SAR is the right to receive an amount in cash or stock equal to the fair market value of a share of the Common Stock on the date of exercise less the exercise price specified in the agreement governing the SAR (for SARs not granted in connection with a stock option) or the exercise price of the related stock option (for SARs granted in connection with a stock option). An SAR granted in connection with a stock option will require the holder, upon exercise, to surrender the related stock option or portion thereof relating to the number of shares for which the SAR is exercised. The surrendered stock option, or portion thereof, will then cease to be exercisable. Such an SAR is exercisable or transferable only to the extent that the related stock option is exercisable or transferable. An SAR granted independently of a stock option will be exercisable as the Committee determines. The Committee may limit the amount payable upon exercise of any SAR and such amounts may be paid in cash or stock.

     A restricted stock award is a grant of shares of Common Stock that is nontransferable or subject to risk of forfeiture until specific conditions are met. The restrictions will lapse in accordance with a schedule or other conditions as the Committee determines. During the restriction period, the holder of a restricted stock award may, in the Committee's discretion, have certain rights as a stockholder, including the right to vote the stock subject to the award or to receive dividends thereon. Restricted stock may also be issued upon exercise or settlement of options or SARs.

     An award under the 1996 Incentive Plan may have change of control features as the Committee determines. Such change of control features may provide that upon the change of control of the Company: (i) the holder of a stock option will be granted a corresponding SAR, (ii) all outstanding SARs and options will become immediately and fully vested and exercisable in full and (iii) the restriction period on any restricted stock award will be accelerated and the restrictions will expire. Outstanding options under the 1996 Incentive Plan have the provision described in the preceding clause (ii). A "change in control" of the Company means: (i) a person other than the Company, certain affiliated companies or benefit plans, or a company a majority of which is owned directly or indirectly by the stockholders of the Company becomes the beneficial owner of 50% or more of the voting power of the Company's outstanding voting securities;
(ii) a majority of the Board of Directors is not comprised of the members of the Board of Directors at a specified date in June 1996, and persons whose elections as directors were approved by those directors of their approved successors;
(iii) the Company merges or consolidates with another corporation or entity (whether the Company or the other entity is the survivor), or the Company and the holders of the voting securities of such other corporation or entity (or the stockholders of the Company and such other corporation or entity) participate in a securities exchange, other than a merger, consolidation or securities exchange in which the Company's voting securities are converted into or continue to represent securities having the majority of voting power in the surviving company; or (iv) the Company liquidates or sells all or substantially all of its assets, except sales to an entity having substantially the same ownership as the Company.

     If a restructuring of the Company occurs that does not constitute a change in control of the Company, the Committee may: (i) accelerate in whole or in part the time of vesting and exercisability of any outstanding stock options and SARs, in order to permit those stock options and SARs to be exercisable before, upon, or after the completion of the restructuring; (ii) grant each option holder corresponding SARs; (iii) accelerate in whole or in part the expiration of some or all of the restrictions on any restricted stock award; (iv) if the restructuring involves a transaction in which the Company is not the surviving entity, cause the surviving entity to assume in whole or in part any one or more of the outstanding awards under the 1996 Incentive Plan upon such terms and provisions as the Committee deems desirable; or (v) redeem in whole or in part any one or more of the outstanding awards (whether or not then exercisable) in consideration of a cash payment, adjusted for withholding obligations. A restructuring generally is any merger of the Company or the direct or indirect transfer of all or substantially all of the Company's assets (whether by sale, merger, consolidation, liquidation, or otherwise) in one transaction or a series of transactions.

     The options granted in 1996 under the 1996 Incentive Plan to executive officers automatically vest upon a change in control, termination of their employment with the Company by the Company without cause or termination of their employment with the Company by the officer for good reason.

     1989 Stock Option Plan. The Company's 1989 Stock Option Plan (the "1989 Stock Option Plan"), which was approved by the Board of Directors in October 1989 and subsequently amended in June 1996, provides for the issuance of Incentive and Non-Qualified Stock Options to purchase up to 387,500 shares of Common Stock of the Company. Non-Qualified Stock Options may be granted to full-time employees (including executive officers and directors other than Mr. and Ms. Bazzle) of the Company or to part-time employees or persons performing services for the Company. Incentive Stock Options may only be granted to full-time employees of the Company. Unexercised options under the 1989 Stock Option Plan are subject to adjustment if the outstanding shares of Common Stock of the Company are increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities or other securities of the Company or of another corporation through a stock split, combination, reorganization, merger, consolidation or similar transaction. On September 16, 1997, the exercise price of substantially all of the options granted under the 1989 Stock Option Plan were reduced to $5.00 per share.

     The 1989 Stock Option Plan is administered by the Board or the Committee which (i) selects the employees, officers or directors who are to be granted options, (ii) establishes the number of shares of Common Stock subject to the options, (iii) determines the exercise prices and (iv) establishes the terms, restrictions and/or conditions applicable to the options. The exercise price for an Incentive Stock Option must not be less than the fair market value of the Common Stock on the date of grant. Options granted under the 1989 Stock Option Plan vest over a three year period beginning on the date of the grant, with one-third of the options vesting and becoming exercisable on each anniversary of the grant. All options will vest automatically upon the occurrence of a change in control triggering event, which includes a consolidation or merger of the Company with or into any other entity or a sale or other transfer of substantially all of the property and assets of the Company. Options are not transferable except by the laws of devise and descent, and during an optionee's lifetime may only be exercised by the optionee.

EMPLOYEE STOCK OWNERSHIP PLAN

     The Board of Directors adopted an Employee Stock Ownership Plan ("ESOP"), effective as of April 1, 1990, for eligible employees. The ESOP is an employee stock ownership plan that is intended to satisfy the applicable qualification requirements set forth in the Internal Revenue Code of 1986, as amended. The ESOP is designed to invest primarily in shares of the Company's Common Stock. The Company intends to terminate the ESOP in early 1998.

     Contributions of Common Stock and cash by the Company, when declared at the discretion of the Board, are allocated to the accounts of participants based on the ratio each participant's compensation for the year bears to all participants' compensation for that year. Participants are not vested in any amounts allocated to them until they have completed at least 1,000 hours of service per year for one year. After five such years, a participant is 100% vested in such amounts. Generally, a participant also will be fully vested upon attaining age 65 or in the event of total and permanent disability, death or termination of the ESOP.

     Shares of Common Stock, together with any other ESOP assets, are held by a trustee appointed by the Company. Under the ESOP, each participant has a right to direct the trustee as to the manner in which shares of Common Stock allocated to his or her account, as well as a portion of the shares of Common Stock held by the trustee pending allocation to participant accounts, are to be voted at each meeting of the Company's stockholders. Allocated shares for which no timely instructions are received will be voted by the trustee proportionally in the manner as the shares for which voting instructions were received.

     Upon termination of employment, a participant is entitled to the amounts which have been allocated to his or her account and which have become vested. If a participant dies before receiving vested benefits from the ESOP, then ESOP assets held for the participant will be distributed to the participant's beneficiary. Under the ESOP, participants and beneficiaries will receive ESOP distributions in the form of Common Stock and cash in lieu of any fractional shares.

401(K) PLAN

     The Company sponsors a defined contribution plan (the "401(k) Plan") pursuant to which all employees at least 21 years of age are eligible to participate. Participants in the 401(k) Plan may contribute up to 15% of his or her pre-tax total compensation with the Company matching 25% of the participant's contributions, up to 6% of the participant's compensation.

CHANGE OF CONTROL AGREEMENTS

     The Company is a party to Change of Control Agreements with Joel H. Williams and certain other officers of the Company and its subsidiaries, but not with the Chief Executive Officer or President of the Company. The Change of Control Agreements will provide for payment of one year's salary upon certain circumstances following a Change of Control (as defined therein).

                               SECURITY OWNERSHIP

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock of as of September 30, 1997, for: (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock; (ii) each executive officer and director of the Company; and (iii) all executive officers and directors of the Company as a group.

                                                             NUMBER      PERCENT OF CLASS
                                                            ---------    ----------------
S. Wayne Bazzle(1) and Cheryl C. Bazzle(1)................  2,609,270          26.0
  8150 North Central Expressway
  Suite M-2000
  Dallas, Texas 75206
RFE Investment Partners IV, L.P...........................  2,158,528          21.5
  36 Grove Street
  New Canaan, Connecticut 06840
HealthCor Holdings, Inc. Employee Stock Ownership Plan and
  Trust...................................................    565,719           5.6
Joel H. Williams(2).......................................     14,190             *
Robert B. Crates(3).......................................     16,662             *
Jane B. Finley............................................      1,190             *
Michael J. Foster(4)......................................  2,158,528          21.5
All directors and officers as a group (6 persons).........  4,798,010          47.8

---------------

 *  Less than 1%

(1) Of such shares, 1,175,000 shares are owned by S. Wayne Bazzle, 1,175,000 shares are owned by Cheryl C. Bazzle and 247,000 shares are owned by the John Bradley Trust (the "Trust"). S. Wayne Bazzle and Cheryl C. Bazzle serve as trustees of the Trust. Each of Mr. and Ms. Bazzle disclaim beneficial ownership of the shares owned by the other and the Trust. Includes 12,270 shares beneficially owned through the Company's ESOP.

(2) Represents 13,750 shares issuable upon exercise of stock options and 440 shares beneficially owned through the Company's ESOP.

(3) 8,331 of such shares are owned by Mr. Crates individually and 8,331 of such shares are owned by RBC Investment Corp., a corporation of which Mr. Crates is the sole director and officer and a shareholder.

(4) Michael J. Foster disclaims beneficial ownership of the shares held of record by RFE Investment Partners, IV, L.P. except to the extent of his partnership interest in RFE Investment Partners IV, L.P.

                     DESCRIPTION OF THE NEW CREDIT FACILITY

     Contemporaneously with the closing of the Initial Offering, the Company entered into the New Credit Facility with Texas Commerce Bank National Association (the "Agent"), as issuing bank and agent, and each of the lending institutions which is or may become a signatory thereto. The existing and, if requested by the Agent, future subsidiaries of the Company guarantee the indebtedness of the Company under the New Credit Facility. The following is a summary does not purport to be a complete description of the New Credit Facility or various documents entered into in connection with the New Credit Facility and is subject to the detailed provisions of, and qualified in its entirety by reference to, the New Credit Facility and such related documents.

     General. The New Credit Facility consists of a three-year revolving credit facility providing up to $20.0 million of availability. The New Credit Facility is available in multiple drawings from time to time subject to certain conditions and limitations, and amounts borrowed and repaid may be reborrowed until the third anniversary of the closing date (the "Final Maturity Date"). Advances under the New Credit Facility will be used to finance the working capital and general corporate requirements of the Company and its subsidiaries, excluding the financing of asset or stock acquisitions.

     Interest Rates; Fees. Amounts outstanding under the New Credit Facility will bear interest at a rate based on LIBOR plus a specified margin ranging from 1.25% to 2.75% or, at the option of the Company, at a rate based on the prime rate plus a specified margin ranging from 0% to 0.75%.

     The Company will pay a commitment fee on the unused portion of the New Credit Facility which will be payable quarterly in arrears. The amount of the commitment fee will range from 0.25% to 0.375% per annum of the daily average unused commitment amount.

     Collateral. All amounts owing under the New Credit Facility are secured by security interests in substantially all of the assets of the Company and its subsidiaries.

     Covenants. The Company and its existing subsidiaries are subject to certain affirmative and negative covenants contained in the New Credit Facility, including without limitation covenants that restrict, subject to specified exceptions: (i) the incurrence of additional indebtedness and other obligations and the granting of additional liens; (ii) mergers, acquisitions, investments and acquisitions and dispositions of assets; (iii) the incurrence of capitalized lease obligations; (iv) dividends; (v) prepayments or repurchase of other indebtedness and amendments to certain agreements governing indebtedness, including the Indenture and the Notes; (vi) engaging in transactions with affiliates and formation of subsidiaries; (vii) the use of proceeds; (viii) changes of lines of business; and (ix) other customary covenants. There are also covenants relating to compliance with ERISA and environmental and other laws, acquisitions, payment of taxes, maintenance of corporate existence and rights, maintenance of insurance and financial reporting. Certain of these covenants are more restrictive than those set forth in the Indenture. In addition, the New Credit Facility requires the Company to maintain compliance with certain specified financial covenants, including covenants relating to minimum net worth, minimum interest coverage ratio, debt to total capitalization ratio and maximum debt to EBITDAA (as defined in the New Credit Facility) ratio.

     Events of Default. The New Credit Facility includes customary events of default, including, without limitation, payment defaults, breach of representations, warranties or covenants, bankruptcy of the Company or any subsidiary, a change of control or change of management of the Company or any subsidiary, certain changes of ownership of the Company by management, the invalidity of guaranties or security documents under the New Credit Facility and cross-default to other indebtedness of the Company and its subsidiaries. The occurrence of any of such events of default could result in acceleration of the Company's obligations under the New Credit Facility and foreclosure on the collateral securing such obligations, which could have a material adverse effect on holders of the Exchange Notes.

                       DESCRIPTION OF THE EXCHANGE NOTES

     The Outstanding Notes were, and the Exchange Notes will be, issued pursuant to the Indenture dated as of December 1, 1997 between the Company, the Guarantors and the Trustee. The terms of the Exchange Notes are identical in all material respects to the Outstanding Notes, except the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer.

     The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect from time to time. The Exchange Notes are subject to all such terms, and holders of the Exchange Notes are referred to the Indenture and the Trust Indenture Act for a statement of them. The following is a summary of certain terms and provisions of the Indenture and the Notes. This summary does not purport to be a complete description of the Indenture or the Exchange Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Exchange Notes and the Indenture (including the definitions contained therein). For purposes of this section of the Prospectus, the term "the Company" means HealthCor Holdings, Inc. Definitions relating to certain capitalized terms are set forth under "Certain Definitions" and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture and such definitions are incorporated herein by reference.

GENERAL

     The Exchange Notes will be general unsecured obligations of the Company ranking senior in right of payment to all existing and future Subordinated Indebtedness and pari passu in right of payment with all other Indebtedness and liabilities (including trade payables) of the Company. The Exchange Notes will rank pari passu with the Company's Outstanding Notes not otherwise exchanged for Exchange Notes pursuant to this Exchange Offer. The Notes will be effectively subordinated to all present or future secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness. As of September 30, 1997, on a pro forma basis after giving effect to the issuance and sale of the Outstanding Notes and the use of the net proceeds therefrom, the Company would have had no secured or other Indebtedness outstanding.

     The Company is a holding company and has no material assets or operations other than its investment in its subsidiaries. The Notes will be fully and unconditionally guaranteed on a senior unsecured and joint and several basis (the "Guarantees") by the Company's present and future domestic Subsidiaries (collectively, the "Guarantors"). The term "Subsidiaries" does not include Unrestricted Subsidiaries and under certain circumstances the Company will be permitted to designate certain of its subsidiaries as Unrestricted Subsidiaries; however, as of the date hereof there are no Unrestricted Subsidiaries. The Guarantees will rank senior in right of payment to all existing and future Subordinated Indebtedness of the Guarantors and pari passu in right of payment with all other Indebtedness and liabilities (including trade payables) of the Guarantors. The Guarantees will be effectively subordinated to all secured Indebtedness of the Guarantors to the extent of the value of the assets securing such Indebtedness. As of September 30, 1997, on a pro forma basis after giving effect to the issuance and sale of the Outstanding Notes and the use of the net proceeds therefrom, the Guarantors would have had $9.5 million principal amount of secured Indebtedness outstanding in the form of Capital Lease Obligations and $3.1 million in other Indebtedness outstanding, including $600,000 of letters of credit outstanding.

     Any right of the Company or a Guarantor to receive assets of any of the Company's subsidiaries that is not a Guarantor upon the latter's liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that the Company or a Guarantor is itself recognized as a creditor of such subsidiary, in which case the claims of the Company or such Guarantor would still be effectively subordinated to any security interest in the assets of such subsidiary.

PRINCIPAL, MATURITY AND INTEREST

     The Exchange Notes will be limited in aggregate principal amount to $80.0 million and will mature on December 1, 2004. The Exchange Notes will bear interest at a rate of 11% per annum from the date of original issuance until maturity. Interest is payable semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 1998, to holders of record of the Exchange Notes at the close of business on the immediately preceding May 15 and November 15, respectively (whether or not a business day). Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Exchange Notes will be issued in denominations of $1,000 and any integral multiple of $1,000.

     Principal of, premium, if any, interest and Liquidated Damages, if any, on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders of Notes; provided that all payments with respect to Notes, the holders of which have given wire transfer instructions to the paying agent on or prior to the relevant record date will be required to be made by wire transfer of immediately available funds to the accounts specified by such holders. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose.

GUARANTEES

     The Company's payment obligations under the Notes will be jointly and severally and unconditionally guaranteed by the Guarantors. See, however, "Risk Factors -- Fraudulent Conveyance; Unenforceability of Certain Corporate Guarantees." Each Guarantor that makes a payment or distribution under a Guarantee will be entitled to a contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets of each Guarantor.

     The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person whether or not affiliated with such Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee in respect of the Notes, the Indenture and such Guarantor's Guarantee and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists.

     The Indenture provides that in the event of a sale or other disposition of all or substantially all of the assets of any Guarantor to a third party or an Unrestricted Subsidiary in a transaction that does not violate any of the covenants in the Indenture (including the covenant described under the caption "-- Repurchase at the Option of Holders -- Asset Sales"), by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, or the designation of such Guarantor as an Unrestricted Subsidiary in accordance with the Indenture, then (i) in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor, or in the event of such designation, such Guarantor will be released from and relieved of any obligations under its Guarantee, or (ii) in the event of a sale or other disposition of all of the assets of such Guarantor, the Person acquiring such assets will not be required to assume the obligations of such Guarantor under its Guarantee.

     Any Guarantor that is designated an Unrestricted Subsidiary in accordance with the terms of the Indenture shall be released from and relieved of its obligations under its Guarantee and any Unrestricted Subsidiary that ceases to be an Unrestricted Subsidiary will be required to execute a Guarantee in accordance with the terms of the Indenture.

OPTIONAL REDEMPTION

     Except as set forth below, the Notes will not be redeemable at the option of the Company prior to December 1, 2001. Thereafter, the Notes will be redeemable at any time, and from time to time, at the option of the Company, in whole or in part, at the following redemption prices (expressed as a percentage of principal amount), together, in each case, with accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, if redeemed during the twelvemonth period beginning on December 1 of each year listed below:

                           YEAR                             PERCENTAGE
                           ----                             ----------
2001......................................................    106.50%
2002......................................................    103.25%
2003......................................................    100.00%

     Notwithstanding the foregoing, at any time prior to December 1, 2000, the Company may redeem up to an aggregate of $25 million in principal amount of Notes at a redemption price equal to 111% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date with the net cash proceeds of one or more Public Equity Offerings, provided that at least $55 million in principal amount of Notes remains outstanding immediately following each such redemption and that any such redemption occurs within 90 days following the closing of any such Public Equity Offering.

     In the event of redemption of fewer than all of the Notes, the Trustee shall select pro rata, by lot or in such other manner as it shall deem fair and equitable, the Notes to be redeemed. No Notes of $1,000 or less shall be redeemed in part. Subject to the limitations described herein, the Notes will be redeemable in whole or in part upon not less than 30 nor more than 60 days' prior written notice, mailed by first class mail to a holder's last address as it shall appear on the register maintained by the Registrar of the Notes. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note, in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. After any redemption date, unless the Company shall default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption.

MANDATORY REDEMPTION

     Except as set forth under "-- Repurchase at the Option of Holders," the Company is not obligated to make any mandatory redemption of or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control Offer

     Within 30 days of the occurrence of a Change of Control, the Company shall notify the Trustee in writing of such occurrence and shall make an offer to purchase (the "Change of Control Offer") all or any portion (equal to $1,000 or an integral multiple of $1,000) of the outstanding Notes at a cash purchase price equal to 101% of the principal amount thereof plus any accrued and unpaid interest and Liquidated Damages, if any, thereon to the Change of Control Payment Date (as hereinafter defined) (such applicable purchase price being hereinafter referred to as the "Change of Control Purchase Price") in accordance with the procedures set forth in this covenant.

     Within 30 days of the occurrence of a Change of Control, the Company also shall (i) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (ii) send by first-class mail, postage prepaid, to the Trustee and to each holder of the Notes, at the address appearing in the register maintained by the Registrar of the Notes, a notice describing the transactions constituting a Change of Control and stating:

          (1) that the Change of Control Offer is being made pursuant to this covenant and that all Notes tendered will be accepted for payment, subject to the terms and conditions set forth herein;

          (2) the Change of Control Purchase Price and the purchase date (which shall be a Business Day no earlier than 20 business days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"));

          (3) that any Note not tendered will continue to accrue interest;

          (4) that, unless the Company defaults in the payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

          (5) that holders accepting the offer to have their Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;

          (6) that holders will be entitled to withdraw their acceptance if the Paying Agent receives, not later than the close of business on the fifth Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Notes delivered for purchase, and a statement that such holder is withdrawing its election to have such Notes purchased;

          (7) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, provided that each Note purchased and each such new
     Note issued shall be in an original principal amount in denominations of $1,000 and integral multiples thereof;

          (8) any other reasonable procedures that a holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance; and

          (9) the name and address of the Paying Agent.

     On the Change of Control Payment Date, the Company shall, to the extent lawful, (i) accept for payment all Notes or portions thereof or beneficial interests under a Global Note tendered pursuant to the Change of Control Offer,
(ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof or beneficial interests so tendered and (iii) deliver or cause to be delivered to the Trustee Notes so accepted together with an Officers' Certificate stating the Notes or portions thereof tendered to the Company. The Paying Agent shall promptly (1) mail to each holder of Notes so accepted and (2) cause to be credited to the respective accounts of the holders under a Global Note of beneficial interests so accepted payment in an amount equal to the Change of Control Purchase Price for such Notes, and the Company shall execute and issue, and the Trustee shall promptly authenticate and mail to such holder, a new Note equal in principal amount to any unpurchased portion of the Notes surrendered and shall issue a new Global Note equal in principal amount to any unpurchased portion of beneficial interest so surrendered or shall reflect on such Global Note or a schedule thereto such change in beneficial interest; provided, however, that each such new Note shall be issued in an original principal amount in denominations of $1,000 and integral multiples thereof.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change or Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  Asset Sales

     The Company will not, and will not permit any of its Subsidiaries to, consummate an Asset Sale unless (i) the Company or such Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the fair market value thereof (as reasonably determined for Asset Sales in excess of $1 million in good faith by its Board of Directors); (ii) not less than 75% of the consideration received by the Company or the Subsidiary, as the case may be, from such Asset Sale is in the form of cash or Temporary Cash Investments; provided that the amount of (a) any liabilities (as shown on the Company's or a Subsidiary's most recent balance sheet) of the Company or a Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee thereof) that are assumed by the transferee of any such assets or an Affiliate thereof pursuant to a customary novation agreement that releases the Company or such Subsidiary from further liability and (b) any securities, notes or other obligations received by the Company or a Subsidiary from such transferee or an Affiliate thereof that are converted by the Company or a Subsidiary into cash prior to the Reinvestment Date (to the extent of the cash received) shall be deemed to be cash for purposes of this provision; and (iii) the Asset Sale Proceeds received by the Company or such Subsidiary are applied, to the extent the Company elects, (A) to repay and permanently reduce outstanding Senior Indebtedness under the New Credit Facility, other secured Senior Indebtedness or any other Senior Indebtedness that has a maturity date earlier than the maturity of the Notes and to permanently reduce the commitments in respect thereof, provided, however, that such repayment and commitment reduction occurs prior to the Reinvestment Date or (B) to an investment in assets (including Equity Interests or other securities purchased in connection with the acquisition of Equity Interests or property of another Person) used or useful in the Company's business; provided, however, that such investment occurs or the Company or a Subsidiary enters into contractual commitments to make such investment, subject only to customary conditions (other than the obtaining of financing), on or prior to the 270th day following receipt of such Asset Sale Proceeds (the "Reinvestment Date") (and notifies the Trustee of the same in writing) and Asset Sale Proceeds contractually committed are so applied within 360 days following the receipt of such Asset Sale Proceeds or (C) as Excess Proceeds as set forth below. Pending the final application of any such Asset Sale Proceeds, the Company may temporarily reduce Senior Indebtedness or otherwise invest such Asset Sale Proceeds in any manner that is not prohibited by the Indenture. Any Asset Sale Proceeds that are not applied as permitted by clause (iii)(A) or (iii)(B) of the preceding sentence shall constitute "Excess Proceeds." If at any time from and after the Issue Date the aggregate amount of Excess Proceeds exceeds $5 million, the Company shall offer (an "Excess Proceeds Offer") to purchase from all holders of Notes, pursuant to procedures set forth in the Indenture and if the Company is required to do so under the terms of any other Senior Indebtedness, to purchase from the holders of such other Senior Indebtedness the maximum principal amount of Notes and principal of such other Senior Indebtedness that may be purchased with such Excess Proceeds at a purchase price in cash equal to 100% of the principal amount thereof plus accrued interest, and Liquidated Damages, if any, to the date of the purchase. To the extent that the purchase price of Notes and principal of such other Senior Indebtedness tendered pursuant to such Excess Proceeds Offer is less than the amount of Excess Proceeds, the Company may use such portion of the Excess Proceeds that is not used to purchase Notes or such other Senior Indebtedness so tendered for general corporate purposes not inconsistent with the Notes or the Indenture. If the aggregate purchase price of Notes and principal of such other Senior Indebtedness tendered pursuant to such Excess Proceeds Offer is more than the amount of the Excess Proceeds, the Notes and principal of such other Senior Indebtedness tendered will be repurchased on a basis pro rata to the amount tendered or by such other method as the Trustee shall deem fair and appropriate. Upon the completion of any Excess Proceeds Offer and the closing of any repurchase of Notes and principal of such other Senior Indebtedness tendered pursuant to such Excess Proceeds Offer, the amount of Excess Proceeds shall be deemed to be zero.

     If the Company is required to make an Excess Proceeds Offer, the Company shall mail, within 30 days following the Reinvestment Date, a notice to the holders of the Notes describing the transactions giving rise to the Excess Proceeds Offer and stating, among other things: (1) that such holders have the right to require the Company to apply the Excess Proceeds to repurchase such Notes at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase; (2) the purchase date, which shall be no earlier than 30 days and not later than 60 days from the date such notice is mailed; (3) the instructions, reasonably determined by the Company, that each holder of Notes must follow in order to have such Notes repurchased; and (4) the calculations used in determining the amount of Excess Proceeds to be applied to the repurchase of such Notes.

     The Company or any of its Subsidiaries may engage in transactions in which assets are transferred in exchange for one or more like-kind assets; provided that if the fair market value of the assets to be transferred by the Company or such Subsidiary, plus the fair market value of any other consideration paid or credited by the Company or such Subsidiary exceeds $1 million, such transaction shall require approval of the Board of Directors of the Company; provided that no such transaction shall be permitted if the Consolidated Fixed Charge Coverage Ratio of the Company would be reduced after giving effect to such transaction. In addition, each such transaction shall be valued at an amount equal to all consideration received by the Company or such Subsidiary in such transaction, other than the like-kind assets received pursuant to such exchange ("Other Consideration"), for purposes of determining whether an Asset Sale has occurred. If the Other Consideration is of an amount and character such that such transaction constitutes an Asset Sale, then the first paragraph of this "Asset Sales" covenant shall be applicable to any Asset Sale Proceeds of such Other Consideration.

General

     The Indenture requires that if any Indebtedness under the New Credit Facility is outstanding at the time of the occurrence of a Change of Control or at the time the Company is required to make an Excess Proceeds Offer, and the New Credit Facility shall prohibit the Company from fully complying with its obligations to make and consummate a Change in Control Offer or an Excess Proceeds Offer, prior to the mailing of the notice to holders described in the preceding paragraphs, but in any event within 30 days following any Change of Control or Reinvestment Date, the Company shall (i) repay in full all obligations and terminate all commitments under the New Credit Facility or offer to repay in full all obligations and terminate all commitments under the New Credit Facility or (ii) obtain the requisite consent under the New Credit Facility to permit the making of, and the repurchase of the Notes pursuant to, the Change of Control Offer or the Excess Proceeds Offer. The time by which the Company is requested to commence and consummate a Change of Control Offer or an Excess Proceeds Offer shall be deferred until the Company has taken the actions requested by this paragraph. The Company's failure to comply with the covenant described in the first sentence of this paragraph constitutes an Event of Default. As a result of the foregoing, a holder of the Notes may not be able to compel the Company to purchase the Notes unless the Company is able at the time to refinance the Indebtedness under the New Credit Facility or obtain requisite consents thereunder.

     The Indenture provides that, (A) if the Company or any Subsidiary thereof has issued any outstanding (i) Subordinated Indebtedness or (ii) Preferred Equity Interests, and the Company or such Subsidiary is required to make a Change of Control Offer or an Excess Proceeds Offer or to make a distribution with respect to such Subordinated Indebtedness or Preferred Equity Interests in the event of a change of control or sale of assets, the Company and such Subsidiary shall not consummate any such offer or distribution with respect to such Subordinated Indebtedness or Preferred Equity Interests until such time as the Company shall have paid the Change of Control Purchase Price in full to the holders of Notes that have accepted the Company's Change of Control Offer and shall otherwise have consummated the Change of Control Offer made to Holders of the Notes, or until such time as the Company has paid the Excess Proceeds to Holders of the Notes that have accepted the Excess Proceeds Offer and shall otherwise have consummated the Excess Proceeds Offer, as the case may be, and (B) the Company will not issue Subordinated Indebtedness or Preferred Equity Interests with change of control provisions or asset sales provisions requiring the payment of such Subordinated Indebtedness or Preferred Equity Interests prior to the payment in full to the holders of Notes that have accepted the Company's Change of Control Offer following a Change in Control Offer or payment of the Excess Proceeds to holders of Notes that have accepted the Excess Proceeds Offer, as the case may be.

     The Company will comply with any applicable requirements of Rule 14e-1 as then in effect with respect to any Change in Control Offer or Excess Proceeds Offer and the purchase of any Notes thereunder. The Company's ability to purchase the Notes will be limited by the Company's then available financial resources and, if such financial resources are insufficient, its ability to arrange financing to effect such purchases. There can be no assurance that the Company will have sufficient funds to repurchase the Notes upon a Change of Control or Asset Sale or that the Company will be able to arrange financing for such purpose.

CERTAIN COVENANTS

     The Indenture will contain, among others, the following covenants:

  Limitation on Restricted Payments

     The Company and the Guarantors will not, and will not permit any of their Subsidiaries to, directly or indirectly, make, any Restricted Payment unless:

          (a) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

          (b) immediately after giving pro forma effect to such Restricted Payment, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the covenant set forth under "Limitation on Additional Indebtedness"; and

          (c) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after the Issue Date through and including the date of such Restricted Payment (the "Base Period") does not exceed the sum of (1) 50% of the Company's Consolidated Net Income (or in the event such Consolidated Net Income shall be a deficit, minus 100% of such deficit) from the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, (2) 100% of the aggregate net cash proceeds received by the Company from the issue or sale, during the Base Period, of Equity Interests (other than Disqualified Equity Interests or Equity Interests of the Company issued to any Subsidiary of the Company) of the Company or any Indebtedness or other securities of the Company convertible into or exercisable or exchangeable for Equity Interests (other than Disqualified Equity Interests) of the Company which have been so converted or exercised or exchanged, as the case may be, (3) if any Restricted Investment that was made after the Closing Date is sold for cash, the net cash proceeds from such sale to the extent received by the Company or any Restricted Subsidiary, minus the initial amount of such Restricted Investment and (4) in the event an Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, an amount equal to the lesser of (i) the net book value of such Investments at the time of such designation, (ii) the fair market value of such Investments at the time of such designation and (iii) the original fair market value of such Investments at the time they were made. For purposes of determining under this clause (c) the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value at the time expended.

     The provisions of this covenant shall not prohibit (i) the agreement or commitment to make any payment or distribution permitted under the Indenture or the payment or distribution so agreed or committed to be made as long as such payment or distribution is made on the date of such agreement or commitment or within 60 days thereof, provided, however, that on the date of such agreement or commitment such payment would comply with the foregoing provisions, it being understood that the agreement or commitment to make such payment or distribution shall constitute Permitted Indebtedness, (ii) the purchase, redemption or other acquisition or retirement of any Equity Interests or the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement of Subordinated Indebtedness by conversion into, or by or in exchange for, Equity Interests (other than Disqualified Equity Interests), or out of, the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than Disqualified Equity Interests), (iii) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement of Subordinated Indebtedness in exchange for, by conversion into, or out of the net cash proceeds of, a substantially concurrent sale or incurrence of Indebtedness (including Disqualified Equity Interests) (other than any Indebtedness owed to a Subsidiary) of the Company or a Subsidiary that (1) is contractually subordinated in right of payment to the Notes to at least the same extent as, and (2) has a final maturity date later than the final maturity date of, and has a weighted average life to maturity at least equal to the weighted average life to maturity of, the Subordinated Indebtedness being paid, purchased, defeased, repurchased, redeemed or otherwise acquired or retired,
(iv) the purchase, redemption or other acquisition or retirement of any Disqualified Equity Interests by conversion into, or by exchange for, shares of Disqualified Equity Interests, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other Disqualified Equity Interests and (v) the purchase, redemption or other acquisition or retirement for value of any Equity Interests held by any current or past member of the Company's (or any of its Subsidiaries') management or board of directors (or the estate, heirs or legatees of any such individual) pursuant to any management equity subscription agreement, stock option agreement or other similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $500,000 in any twelve-month period; provided, however, that in the case of the immediately preceding clauses (ii), (iii), (iv) and (v), no Default or Event of Default shall have occurred and be continuing at the time of such Restricted Payment or would occur as a result thereof.

     The Indenture provides that in determining the aggregate amount of Restricted Payments made subsequent to the Issue Date for purposes of subparagraph (c) above, amounts expended pursuant to clauses (i), (ii) and (v) of the immediately preceding paragraph shall be included, but without duplication, in such calculation, and amounts expended pursuant to clauses (iii) and (iv) thereof shall be excluded.

     The Indenture provides that for purposes of calculating the net cash proceeds received by the Company from the issuance or sale of its Equity Interests either upon the conversion of, or exchange for, Indebtedness of the Company or any Subsidiary, such amount will be deemed to be an amount equal to the difference of (a) the sum of (i) the principal amount or accreted value (whichever is less) of such Indebtedness on the date of such conversion or exchange and (ii) the additional cash consideration, if any, received by the Company upon such conversion or exchange, less any payment on account of fractional shares, minus (b) all expenses incurred in connection with such issuance or sale. In addition, for purposes of calculating the net cash proceeds received by the Company from the issuance or sale of its Equity Interests upon the exercise of any options or warrants of the Company, such amount will be deemed to be an amount equal to the difference of (a) the additional cash consideration, if any, received by the Company upon such exercise, minus (b) all expenses incurred in connection with such issuance or sale.

     Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, which calculations may be based upon the Company's latest available financial statements, and, where required, that no Default or Event of Default exists and is continuing and no Default or Event of Default will occur immediately after giving effect to such Restricted Payment.

  Limitation on Subsidiaries and Unrestricted Subsidiaries

     The Indenture provides that the Company may by written notice to the Trustee designate any Subsidiary (including a newly acquired or a newly formed Subsidiary) to be an Unrestricted Subsidiary, provided, however, that (i) no Default or Event of Default shall have occurred and be continuing or would arise therefrom and (ii) such designation is at that time permitted under the covenant described under "Limitation on Restricted Payments." For purposes of the covenant described under "Limitation on Restricted Payments" above, (i) an "Investment" shall be deemed to have been made at the time any Subsidiary is designated as an

Unrestricted Subsidiary in an amount (proportionate to the Company's percentage Common Equity Interest in such Subsidiary) equal to the greatest of (a) the net book value of such Investments at the time of such designation, (b) the fair market value of such Investments at the time of such designation and (c) the original fair market value of such Investments at the time they were made; (ii) at any date the aggregate of all Restricted Payments made as Investments since the Issue Date shall exclude and be reduced by an amount (proportionate to the Company's percentage Common Equity Interest in such Subsidiary) equal to the net worth of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Subsidiary, not to exceed, in the case of any such redesignation of an Unrestricted Subsidiary as a Subsidiary, the amount of Investments previously made by the Company and its Subsidiaries in such Unrestricted Subsidiary (in each case (i) and (ii) "net worth" to be calculated based upon the fair market value of the assets of such Subsidiary as of any such date of designation); and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

     The Indenture provides that notwithstanding the foregoing, the Board of Directors of the Company may not designate a Subsidiary of the Company to be an Unrestricted Subsidiary unless such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Equity Interests or (2) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) does not guarantee or otherwise directly or indirectly provide credit support for any Indebtedness of the Company or any of its Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Subsidiaries.

     If, at any time, any Unrestricted Subsidiary would fail to meet the definition of an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Person shall be deemed to be incurred by a Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Limitation on Additional Indebtedness," the Company shall be in default of such covenant).

  Limitation on Additional Indebtedness

     The Indenture provides that the Company and the Guarantors will not, and will not permit any of their Subsidiaries to, directly or indirectly, incur (as defined) any Indebtedness (including Acquired Indebtedness) other than Permitted Indebtedness, provided, however, that the Company and the Guarantors may incur Indebtedness (including Acquired Indebtedness) if (a) after giving effect on a pro forma basis to the incurrence of such Indebtedness and to the extent set forth in the definition of Consolidated Fixed Charge Coverage Ratio the receipt and application of the proceeds thereof, the Company's Consolidated Fixed Charge Coverage Ratio would be greater than (i) 2.00 if such Indebtedness is to be incurred on or before December 1, 1999; and (ii) 2.25 if such Indebtedness is to be incurred after December 1, 1999; and (b) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness. Notwithstanding any other provision of this covenant, a guarantee of Indebtedness will not constitute a separate incurrence of Indebtedness, if the Indebtedness being guaranteed was incurred in compliance with the terms of the Indenture.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in the definition thereof or is otherwise entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred as so classified.

  Limitation on Liens

     The Company will not, and will not permit any of its Subsidiaries to, create, assume, incur or otherwise cause or suffer to exist or become effective any Liens of any kind (other than Permitted Liens) upon any property or asset of the Company or any Subsidiary of the Company whether owned on the Issue Date, or acquired after the Issue Date or on any shares of stock or debt of any Subsidiary, now owned or hereafter acquired, or on any income or profits therefrom, or assign or otherwise convey any right to receive income or profits thereon unless (i) if such Lien secures Senior Indebtedness, the Notes or such Guarantee are secured on an equal and ratable basis with the obligation so secured until such time as such obligation is no longer secured by a Lien or
(ii) if such Lien secures Subordinated Indebtedness, such Lien shall be subordinated to a Lien granted to the Holders on the same collateral as that securing such Lien to the same extent as such Subordinated Indebtedness is subordinated to the Notes or such Guarantee.

  Limitation on Transactions with Affiliates

     The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (including entities in which the Company or any Subsidiary thereof owns a minority interest) (each such transaction, an "Affiliate Transaction") or extend, renew, waive or otherwise modify the terms of any Affiliate Transaction entered into prior to the Issue Date unless (i) such Affiliate Transaction is solely between or among the Company and its Wholly-Owned Subsidiaries; (ii) such Affiliate Transaction is solely between or among Wholly-Owned Subsidiaries of the Company; or (iii) the terms of such Affiliate Transaction are fair and reasonable to the Company or such Subsidiary, as the case may be, and the terms of such Affiliate Transaction are at least as favorable as the terms which could be obtained by the Company or such Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties. In any Affiliate Transaction involving an amount or having a value in excess of $1.0 million in any one year which is not permitted under clause (i) or (ii) above, the Company or such Subsidiary, as the case may be, must obtain a resolution of its Board of Directors certifying that such Affiliate Transaction complies with clause (iii) above. In transactions with a value in excess of $5.0 million which are not permitted under clause (i) or (ii) above, the Company or such Subsidiary, as the case may be, must obtain a written opinion as to the fairness of such a transaction, from a financial point of view, from an Independent Financial Advisor.

     The foregoing provisions will not apply to (i) any transaction with any current or former officer, director or employee of the Company (in his or her capacity as such) (or the estate, heirs or legatees of any such individual) entered into in the ordinary course of business, including entering into employment agreements, indemnification agreements and compensation and employee benefit plans, (ii) Restricted Payments to the extent not prohibited by the covenant described under "-- Limitation on Restricted Payments" and other transactions specifically excluded from the definition of "Restricted Payments" by reason of exceptions set forth in such definition and (iii) issuances of Equity Interests of the Company.

  Limitation on Issuances and Sales of Equity Interests of Subsidiaries

     The Indenture provides that the Company (i) will not, and will not permit any Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests of any Subsidiary to any Person other than the Company or a Wholly-Owned Subsidiary (except directors' qualifying shares or shares required to be held by foreign nationals, in each case to the extent mandated by applicable law), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests of such Subsidiary and (b) the net cash proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the "-- Asset Sales" covenant, and (ii) will not permit any Subsidiary to issue any of its Equity Interests (except directors' qualifying shares or shares required to be held by foreign nationals, in each case to the extent mandated by applicable law) to any Person other than to the Company or a Wholly-Owned Subsidiary.

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

  Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

     The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any of its Subsidiaries to (a) pay dividends or make any other distributions in cash or otherwise to the Company or any Subsidiary on its Equity Interests,
(b) pay any Indebtedness owed to the Company or any Subsidiary, (c) make loans or advances to the Company or any Subsidiary thereof, (d) transfer any of its properties or assets to the Company or any Subsidiary thereof (other than customary restrictions on transfer of property subject to a Permitted Lien under the term of the agreements creating such Permitted Lien (other than a Lien on cash not constituting proceeds of non-cash property subject to a Permitted Lien) which would not materially adversely affect the Company's ability to satisfy its obligations under the Notes), or (e) guarantee the Notes, except, in each case, for such encumbrances or restrictions existing under or contemplated by or by reason of (i) the Notes or the Indenture; (ii) any restrictions existing under or contemplated by agreements evidencing the New Credit Facility as in effect as of the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions affecting Subsidiaries than those contained in the New Credit Facility as in effect on the Issue Date; (iii) any restrictions with respect to a Subsidiary of the Company that was not a Subsidiary of the Company on the Issue Date, which are in existence at the time such Person becomes a Subsidiary of the Company (but not created in connection with or contemplation of such Person becoming a Subsidiary of the Company and which encumbrance or restriction is not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired); (iv) any agreement that governs Refinancing Indebtedness, provided, however, that the terms and conditions of any such restrictions are not materially less favorable in the aggregate to the holders of the Notes than those under or pursuant to the agreement evidencing the Indebtedness being refinanced or replaced; (v) customary non-assignment provisions in any contract or licensing agreement entered into by the Company or any Subsidiary of the Company in the ordinary course of business or in any lease governing any leasehold interest of the Company or a Subsidiary; (vi) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (d) above on the property so acquired; (vii) restrictions existing by reason of or under Indebtedness existing on the Issue Date; (viii) any restrictions existing under any agreement entered into with respect to the sale or disposition of all or substantially all the Equity Interests or assets of a Subsidiary provided that the disposition or sale is governed by the restrictions described under "Repurchase at the Option of Holders"; or (ix) restrictions contained in agreements governing other Indebtedness permitted to be incurred in accordance with the Indenture provided that the restrictions are not materially more restrictive in the aggregate than the restrictions contained in the Indenture.

  Limitation on Sale and Lease-Back Transactions

     The Company will not, and will not permit any of its Subsidiaries to, enter into any Sale and Lease-Back Transaction unless (i) the consideration received in such Sale and Lease-Back Transaction is at least equal to the fair market value of the property sold, (ii) immediately prior to and after giving effect to the Attributable Indebtedness in respect of such Sale and Lease-Back Transaction, the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under "Limitation on Additional Indebtedness" and (iii) the net cash proceeds received by the Company or its Subsidiaries from the Sale and Lease-Back Transaction are applied in accordance with the provisions described above under "Repurchase at the Option of Holders -- Asset Sales."

  Payments for Consent

     Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes which so consent, waive or agree to amend within any time period set forth in the solicitation documents relating to such consent, waiver or agreement.

  Additional Guarantees

     The Indenture provides that if the Company or any of its Subsidiaries organized under the laws of the United States or any state thereof (a "domestic Subsidiary") shall acquire or create another domestic Subsidiary after the Issue Date, then such newly acquired or created domestic Subsidiary will be required to execute a Guarantee and deliver an opinion of counsel, in accordance with the terms of the Indenture.

  Line of Business

     The Company will not, and will not permit any of its Subsidiaries to, engage as a material part of its business in any business other than the business conducted by the Company and its Subsidiaries as of the Issue Date or any other business determined by the Company's Board of Directors, in good faith, to be reasonably related to the foregoing.

  Limitation on Status as Investment Company

     The Indenture prohibits the Company and its Subsidiaries from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation as an investment company.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Company will not consolidate with, merge with or into, or sell, assign, lease, convey, transfer or otherwise dispose of (a "transfer") all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions), to any Person unless:
(i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company are transferred shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of the Company under the Notes and the Indenture, and the obligations under the Indenture shall remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iii) except in the case of a merger or consolidation of the Company with or into a Wholly-Owned Subsidiary of the Company, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (a) immediately after giving effect to such transaction on a pro forma basis could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the covenant set forth under "Limitation on Additional Indebtedness" and (b) immediately thereafter shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction.

     In connection with any consolidation, merger or transfer of assets contemplated by this provision, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with this provision and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

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

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default":

          (i) default in payment of any principal of, or premium, if any, on the Notes when such principal or premium becomes due and payable;

          (ii) default for 30 days in the payment of any interest on or Liquidated Damages, if any, with respect to the Notes after such interest or Liquidated Damages becomes due and payable;

          (iii) the failure of the Company or its Subsidiaries to comply with any purchase or payment obligations set forth in "-- Repurchase at the Option of Holders" or "-- Certain Covenants -- Limitation on Restricted Payments" or "-- Merger, Consolidation or Sale of Assets";

          (iv) default by the Company or its subsidiaries in the observance or performance of any other provision in the Notes or the Indenture for 30 days after written notice from the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding;

          (v) default under any agreement, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Issue Date, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness at final maturity (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

          (vi) any final judgment or judgments which can no longer be appealed for the payment of money in excess of $5.0 million (which are not paid or covered by third party insurance by financially sound insurers that have not disclaimed or threatened to disclaim coverage) shall be rendered against the Company or any Subsidiary thereof, and shall not be discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect;

          (vii) any Guarantee of a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary shall deny or disaffirm its obligations under its Guarantee; and

          (viii) certain events involving bankruptcy, insolvency or reorganization of the Company or any Subsidiary of the Company.

     The Indenture provides that the Trustee may withhold notice to the holders of the Notes of any default (except in payment of principal or premium, if any, or interest on the Notes or that resulted from the failure of the Company to comply with the provisions of "-- Repurchase at the Option of Holders") if the Trustee considers it to be in the best interest of the holders of the Notes to do so.

     The Indenture provides that if an Event of Default (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization) shall have occurred and be continuing, then the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable the entire principal amount of all the Notes then outstanding plus accrued interest and Liquidated Damages to the date of acceleration, provided, however, that after such acceleration but before a judgment or decree based on such acceleration is obtained by the Trustee, the holders of a majority in aggregate principal amount of outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than nonpayment of accelerated principal, premium, interest and Liquidated Damages, have been cured or waived as provided in the Indenture. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, the principal, premium and interest amount with respect to all of the Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or the holders of the Notes.

     The holders of a majority in principal amount of the Notes then outstanding shall have the right to waive any existing default or compliance with any provision of the Indenture or the Notes and to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain limitations specified in the Indenture. In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of a Payment Default on or the acceleration of any Indebtedness described in clause (v) in the first paragraph above, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if such Payment Default is waived or cured or the holders of such Indebtedness described in such clause (v) have rescinded the declaration of acceleration in respect of such Indebtedness, as appropriate, within 30 days from the date of such declaration and if (i) the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except non-payment of principal, interest or premium on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

     No holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice (if a continuing Event of Default) and unless also the holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as a trustee, and unless the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted on such Note on or after the respective due dates expressed in such Note.

     In the case of any Event of Default occurring solely by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, INCORPORATORS AND STOCKHOLDERS

     As more fully set forth in the Indenture, no director, officer, employee, incorporator, stockholder, partner, affiliate, or beneficiary, as such, past, present or future, of the Company or any Subsidiary or any successor corporation (other than the Company and its Subsidiaries in their capacity as stockholders), as such, shall have any liability for any obligations of the Company or such Subsidiary under the Notes, any Guarantee thereof, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture provides that the Company may elect either (a) to defease and be discharged (and discharge the obligations of the Guarantors under the Guarantees) from any and all obligations with respect to the Notes (except for the obligations to register the transfer or exchange of the Outstanding Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency in respect of the Notes and to hold monies for payment in trust) ("defeasance") or (b) to be released from its and its Subsidiaries' obligations with respect to the Notes under certain covenants contained in the Indenture and described above under "Covenants" ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of, premium, if any, and interest on the Notes, on the scheduled due dates therefor or on a selected date of redemption in accordance with the terms of the Indenture. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) describing either a private ruling concerning the Notes or a published ruling of the Internal Revenue Service, to the effect that holders of the Notes or persons in their positions will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred.

MODIFICATION OF INDENTURE

     From time to time, the Company, the Guarantors and the Trustee may, without the consent of holders of the Notes, modify, amend, waive or supplement the provisions of the Indenture or the Notes for certain specified purposes, including providing for uncertificated Notes in addition to certificated Notes, and curing any ambiguity, defect or inconsistency, or making any other change that, in each case, does not adversely affect the rights of any holder. The Indenture contains provisions permitting the Company, the Guarantors and the Trustee, with the consent of holders of at least a majority in principal amount of the outstanding Notes, to modify, amend, waive or supplement the Indenture, the Notes or Guarantees, except that no such modification shall, without the consent of each holder affected thereby, (i) reduce the amount of Notes whose holders must consent to an amendment, supplement, or waiver to the Indenture or the Notes, (ii) reduce the rate of or change the time for payment of interest on any Note, (iii) reduce the principal of or premium or Liquidated Damages on or change the stated maturity of any Note, (iv) make any Note payable in money other than that stated in the Note or change the place of payment to outside of the United States, (v) change the amount or time of any payment required by the Notes or reduce the premium payable upon any redemption of Notes or change the time before which no such redemption may be made, (vi) waive a default on the payment of the principal of, interest, premium or Liquidated Damages on, or redemption payment with respect to any Note (except a rescission of acceleration of the Notes by holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (vii) subordinate in right of payment, or otherwise subordinate the Notes or any Guarantee to any other Indebtedness or obligation of the Company or the Guarantors, (viii) amend, alter, change or modify the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate an Excess Proceeds Offer or waive any Default in the performance of any such offers or modify any of the provisions or definitions with respect to any such offers, (ix) except pursuant to the Indenture, release any Guarantor from its obligations under its Guarantee, or change any Guarantee in a manner that adversely affects holders of the Notes or
(x) take any other action otherwise prohibited by the Indenture to be taken without the consent of each holder affected thereby.

REPORTS TO HOLDERS

     So long as any of the Notes are outstanding, whether or not the Company is required to be subject to Section 13(a) or 15(d) of the Exchange Act, the Company will furnish the information required thereby to the Commission, the holders of the Notes and to the Trustee. The Indenture provides that even if the Company is entitled under the Exchange Act not to furnish such information to the Commission or to the holders of the Notes, it will nonetheless continue to furnish such information to the Commission, the holders of the Notes and the Trustee and make such information available to securities analysts and prospective investors upon request. In addition, the Company and its Subsidiaries will agree that, for so long as any Notes remain outstanding, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

COMPLIANCE CERTIFICATE

     The Company will deliver to the Trustee on or before 90 days after the end of the Company's fiscal year and on or before 45 days after the end of each of the first, second and third fiscal quarters in each year an

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

Officers' Certificate stating whether or not the signers know of any Default or Event of Default that has occurred. If they do, the certificate will describe the Default or Event of Default and its status.

THE TRUSTEE

     The Trustee under the Indenture initially will be the Registrar and Paying Agent with regard to the Notes. The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

TRANSFER AND EXCHANGE

     Holders of the Notes may transfer or exchange Notes in accordance with the Indenture. The Registrar under such Indenture may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any Note selected for redemption. Also, the Registrar is not required to transfer or exchange any Note for a period of 15 days before selection of the Notes to be redeemed.

     The registered holder of a Note may be treated as the owner of it for all purposes.

BOOK-ENTRY, DELIVERY AND FORM

     The Exchange Notes initially will be issued in the form of one Global Exchange Note (the "Global Exchange Note"). The Global Exchange Note will be deposited on the Exchange Date with the Depositary and registered in the name of Cede & Co., as nominee of the Depositary (the "Global Exchange Note Holder"). Except as set forth below, the Global Exchange Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

     The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

     The Company expects that, pursuant to procedures established by the Depositary, (i) upon deposit of the Global Exchange Note, the Depositary will credit on its internal system the principal amounts of the Exchange Notes of the individual beneficial interests represented by such Global Exchange Note to the respective accounts of exchanging holders who have accounts with the Depositary and (ii) ownership of such interest in the Global Exchange Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Exchange Notes evidenced by the Global Exchange Note will be limited to such extent.

     So long as the Global Exchange Note Holder is the registered owner of any Exchange Notes, the Global Exchange Note Holder will be considered the sole holder under the Indenture of any Exchange Notes evidenced by the Global Exchange Note. Beneficial owners of Exchange Notes evidenced by the Global

Exchange Note will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Exchange Notes.

     Payments in respect of the principal of and premium, interest and Liquidated Damages, if any, on any Exchange Notes registered in the name of the Global Exchange Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Exchange Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Exchange Notes, including the Global Exchange Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Exchange Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Exchange Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

  Certificated Securities

     Subject to certain conditions, any person having a beneficial interest in the Global Exchange Note may, upon request to the Trustee, exchange such beneficial interest for Exchange Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Exchange Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Exchange Note Holder of the Global Exchange Notes, Exchange Notes in such form will be issued to each person that the Global Note Exchange Holder and the Depositary identify as being the beneficial owner of the related Exchange Notes.

     Neither the Company nor the Trustee will be liable for any delay by the Global Exchange Note Holder or the Depositary in identifying the beneficial owners of Exchange Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Exchange Holder or the Depositary for all purposes.

  Same-Day Settlement and Payment

     The Indenture requires that payments in respect of the Notes represented by the Global Exchange Note (including principal, premium, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Exchange Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address.

     The Exchange Notes represented by the Global Exchange Notes are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Exchange Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects the secondary trading in the Certificated Securities will also be settled in immediately available funds.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     The Company and the Initial Purchasers entered into the Registration Rights Agreement in connection with the issuance of the Outstanding Notes. Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes. If (i) the Company is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any holder of Transfer Restricted Securities notifies the Company prior to the 20th day following consummation of the Exchange Offer that (a) it is prohibited by law or Commission policy from participating in the Exchange Offer or (b) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (c) that it is a broker-dealer and owns Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a Shelf Registration Statement to cover resales of the Notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Note until (i) the date on which such Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Note is distributed to the public pursuant to Rule 144 under the Act.

     The Registration Rights Agreement provides that (i) the Company will file an Exchange Offer Registration Statement with the Commission on or prior to 45 days after the Issue Date, (ii) the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 90 days after the Issue Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue, on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 90 days after such obligation arises. If (a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay Liquidated Damages to each holder of Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default, in an amount equal to one-half of one percentage point (0.5%) per annum of the principal amount of Notes held by such holder. The amount of the Liquidated Damages will increase by an additional one-half of one percent (0.5%) per annum for each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of one and one-half percent (1.5%) per annum. All accrued Liquidated Damages will be paid by the Company on each interest payment date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. The filing of a Registration Statement after

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

the date specified for such filing, the declaration of effectiveness of a Registration Statement after the Effectiveness Target Date or the consummation of the Exchange Offer at any time, as appropriate, shall constitute a cure of the related Registration Default. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     Holders of Notes will be required to make certain representations to the Company as described elsewhere in this Prospectus and in the Registration Rights Agreement in order to participate in the Exchange Offer and, with respect to the Shelf Registration Statement, if any, will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the covenants contained in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Subsidiary or assumed in connection with an Asset Acquisition from such Person.

     "Adjusted Net Assets" of a Guarantor at any date shall mean the lesser of the amount by which (x) the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities (including, without limitation, any guarantees of Indebtedness)), but excluding liabilities under the Guarantee, of such Guarantor at such date and (y) the present fair salable value of the assets of such Guarantor exceeds the total amount of its debts (after giving effect to all other fixed and contingent liabilities (including, without limitation, any guarantees of Indebtedness) and after giving effect to any collection from any Subsidiary of such Guarantor in respect of the obligations of such Subsidiary under the Guarantee), excluding Indebtedness in respect of the Guarantee, as they become absolute and matured.

     "Affiliate" of any specified Person means any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by," and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Asset Acquisition" means (a) an Investment by the Company or any Subsidiary of the Company in any other Person pursuant to which such Person shall become a Subsidiary of the Company, or shall be merged with or into the Company or any Subsidiary of the Company, (b) the acquisition by the Company or any Subsidiary of the Company of the assets of any Person (other than a Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or (c) the acquisition by the Company or any Subsidiary of the Company of any division or line of business of any Person (other than a Subsidiary of the Company).

     "Asset Sale" means the direct or indirect sale, transfer, issuance, conveyance, lease (other than operating leases entered into in the ordinary course of business pursuant to ordinary business terms), assignment or other disposition (including, without limitation, by eminent domain, condemnation or similar governmental proceeding) and any merger or consolidation of any Subsidiary of the Company with or into another Person (other than the Company or any Wholly-Owned Subsidiary of the Company) whereby such Subsidiary shall cease to be a Wholly-Owned Subsidiary (each, a "disposition" or "issuance") involving in any consecutive twelve month period property or assets with a fair market value in excess of $1,000,000 of (a) any Equity Interest in any Subsidiary, (b) real property owned by the Company or any Subsidiary thereof, or a division, line of business or comparable business segment of the Company or any Subsidiary thereof or (c) other property, assets or rights (including, without limitation leasehold rights) of the Company or any Subsidiary thereof, provided, however, that, except as noted in the last sentence of this paragraph, Asset Sales shall not include (i) dispositions or issuances to the Company or to a Subsidiary thereof or to any other Person if after giving effect to such disposition or issuance such other Person becomes a Wholly-Owned Subsidiary of the Company,
(ii) transactions involving the Company which are subject to and effected in compliance with "Merger, Consolidation or Sale of Assets" above, (iii) dispositions of services and products in the ordinary course of business, (iv) a disposition that is an Investment or a Restricted Payment not prohibited by the "Limitation on Restricted Payments" covenant, (v) a disposition that complies with the covenant described under "-- Repurchase at the Option of Holders -- Change of Control Offer," (vi) exchanges of assets that comply with the requirements described in the final paragraph under "-- Repurchase at the Option of Holders -- Asset Sales," (vii) a designation of a Subsidiary as an Unrestricted Subsidiary if permitted under the Indenture, (viii) the grant in the ordinary course of business of any license, (ix) the disposition of any Temporary Cash Investment (x) any disposition of defaulted receivables for collection, (xi) the grant of any Lien securing Indebtedness permitted under the Indenture and (xii) the disposition of assets received in settlement of obligations (including, without limitation, under any bankruptcy or similar proceeding) owing to the Company or any Subsidiary, which obligations were incurred in the ordinary course of business. Notwithstanding any provision of the Indenture to the contrary, the expiration or non-renewal of any lease of property at the normal expiration date thereof shall not constitute an Asset Sale. For purposes of the definition of Consolidated Fixed Charge Coverage Ratio, transactions referred to in clauses (iv), (v), (vi) or (vii) shall be included as Asset Sales.

     "Asset Sale Proceeds" means, with respect to any Asset Sale, (i) cash received by the Company or any Subsidiary thereof from such Asset Sale after (a) provision for all income or other taxes measured by or resulting from such Asset Sale, (b) payment of all brokerage commissions, underwriting, legal, accounting, title and other fees, costs and expenses related to such Asset Sale, (c) provision for minority interest holders in any Subsidiary or in any asset subject to such Asset Sale as a result of such Asset Sale, (d) payments made to retire Indebtedness secured by the assets subject to such Asset Sale or otherwise required to be paid and (e) deduction of appropriate amounts to be provided by the Company or a Subsidiary thereof as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale and retained by the Company or a Subsidiary thereof after such Asset Sale including, without limitation, pension and other post employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets disposed of in such Asset Sale and (ii) any securities, notes or other obligations received by the Company or any Subsidiary thereof from such Asset Sale upon the liquidation or conversion of such securities, notes or other obligations into cash prior to the Reinvestment Date.

     "Attributable Indebtedness" when used with respect to any Sale and Lease-Back Transaction means, as at the time of determination, the present value (discounted at a rate equivalent to the interest rate implicit in the lease, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments (after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, utilities and other similar expenses payable by the lessee pursuant to the terms of the lease) during the remaining term of the lease included in any such Sale and Lease-Back Transaction or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of a penalty (in which case the rental payments shall include such penalty).

     "Board of Directors" means, as to any Person, the board of directors or any duly authorized committee thereof of such Person or, if such Person is a partnership (or other non-corporate Person), of the managing general partner or partners (or Persons serving an analogous function) of such Person.

     "Capital Lease Obligations" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange
Act); (ii) the adoption of a plan relating to the liquidation or dissolution of the Company; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than an Excluded Person, is or becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 35% of the Common Equity Interest of the Company (measured by voting power rather than number of shares or equivalent units); or (iv) the first day on which less than a majority of the members of the Board of Directors of the Company are Continuing Directors.

     "Common Equity Interest" of any Person means all Equity Interests of such Person that are generally entitled to (i) vote in the election of directors of such Person or (ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, to the extent deducted in computing such Consolidated Net Income, (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale,
(ii) provision for taxes based on income or profits, (iii) consolidated interest expense whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (iv) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained) pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.

     "Consolidated Fixed Charge Coverage Ratio" means with respect to any Person, the ratio of the aggregate amount of Consolidated Cash Flow of such Person for the four full fiscal quarters immediately preceding the date of the transaction (the "Transaction Date") giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the "Four Quarter Period") to the aggregate amount of Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated Cash Flow" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to, without duplication, (a) the incurrence of any Indebtedness of such Person or any of its Subsidiaries (and the application of the net proceeds thereof) during the period commencing on the first day of the Four Quarter Period to and including the Transaction Date (the "Reference Period"), including, without limitation, the incurrence of the Indebtedness giving rise to the need to make such calculation (and the application of the net proceeds thereof), as if such incurrence (and application) occurred on the first day of the Four Quarter Period (it being understood that with respect to Indebtedness incurred under a revolving facility used primarily to finance working capital, the average daily principal amount outstanding during the Reference Period shall be deemed to be the amount incurred during

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

the Reference Period), and (b) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person who becomes a Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the Reference Period, as if such Asset Sale or Asset Acquisition occurred on the first day of the Four Quarter Period. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining this "Consolidated Fixed Charge Coverage Ratio," (i) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and (ii) if interest on indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period. In calculating the Consolidated Fiscal Charge Coverage Ratio and giving pro forma effect to the incurrence of Indebtedness during a Reference Period, pro forma effect shall be given to use of proceeds thereof to permanently repay or retire Indebtedness. If such Person or any of its Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, for purposes of determining the "Consolidated Fixed Charge Coverage Ratio," effect shall be given to the incurrence of such guaranteed Indebtedness as if such Person or such Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

     "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum of, without duplication, the amounts for such period of (i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments, whether or not in cash, on any series of Disqualified Equity Interests of such Person or any of its Subsidiaries, other than dividend payments on Disqualified Equity Interests payable solely in Equity Interests of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly-Owned Subsidiary thereof, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) any non-cash compensation expense in connection with the issuance of employee stock options shall be excluded.

     "Consolidated Net Worth" means, with respect to any Person at any date, the consolidated stockholders' equity of such Person less the amount of such stockholders' equity attributable to Disqualified Equity Interests of such Person and its Subsidiaries, as determined in accordance with GAAP, less (i) all write-ups (other than write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the Issue Date in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (ii) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries and (iii) all unamortized debt discount and expense and unamortized deferred charges as of such date, in each case determined in accordance with GAAP.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Equity Interests" means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days following the maturity date of the Notes, for cash or securities constituting Indebtedness; provided, however, that Preferred Equity Interests of the Company or any Subsidiary thereof that are issued with the benefit of provisions requiring a change of control offer or asset sale proceeds offer to be made for such Preferred Equity Interest in the event of a change of control or sale of assets of the Company or such Subsidiary, which provisions have substantially the same effect as the provisions of the Indenture described under "Change of Control" or "Asset Sales" shall not be deemed to be Disqualified Equity Interests solely by virtue of such provisions.

     "Equity Interests" means, with respect to any Person, any and all shares or other equivalents (however designated) of capital stock, partnership interests or any other participation, right or other interests in the nature of an equity interest in such Person or any option, warrant or other security convertible into or exchangeable for any of the foregoing.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Excluded Person" means C. Wayne Bazzle and Cheryl C. Bazzle and any Related Party of either of them.

     "Existing Credit Facility" means that certain Credit Agreement, dated as of October 31, 1996, as amended prior to the Issue Date, among the Company, Texas Commerce Bank National Association, and the other parties thereto.

     "fair market value" or "fair value" means, with respect to any assets or property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a fully informed, willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction, all as reasonably determined by a majority of the Board of Directors acting in good faith, such determination to be evidenced by a board resolution delivered to the Trustee. No such determination need be supported by an appraisal or expert opinion.

     "GAAP" means generally accepted accounting principles consistently applied as in effect in the United States on the Issue Date.

     "Hedging Obligations" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect the party indicated therein against fluctuations in interest rates, currency exchange rates or commodity prices.

     "incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become, directly or indirectly, liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of "incurrence," "incurred," "incurrable," and "incurring" shall have meanings correlative to the foregoing), provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness and provided, further that accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness. Any Indebtedness or Equity Interests of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Person at the time it becomes a Subsidiary. Indebtedness consisting of reimbursement obligations in respect of a letter of credit will be deemed to be incurred when the letter of credit is issued or renewed.

     "Indebtedness" means (without duplication), with respect to any Person, any indebtedness at any time outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute accounts payable or trade payables, and other liabilities arising in the ordinary course of business) and shall also include, to the extent not otherwise included (i) any Capital Lease Obligations, (ii) obligations of Persons other than such Person secured by a Lien to which the property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been incurred or assumed by such Person, (iii) all Indebtedness of others of the types described in the other clauses of this definition (including all dividends of other Persons) the payment of which is guaranteed, directly or indirectly, by such Person or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds (whether or not such items would appear upon the balance sheet of the guarantor), (iv) all obligations for the reimbursement of any obligation or on any letter of credit, banker's acceptance or similar credit transaction, (v) Disqualified Equity Interests, (vi) Hedging Obligations of any such Person and (vii) Attributable Indebtedness. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided, however, that (i) the amount outstanding at any time of any Indebtedness issued with original issue discount, including the Notes, if applicable, is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, and (ii) Indebtedness shall not include any liability for federal, state, local or other taxes. Notwithstanding any other provision of the foregoing definition, any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business shall not be deemed to be "Indebtedness" for purposes of this definition. Furthermore, guarantees of (or obligations with respect to letters of credit supporting) Indebtedness otherwise included in the determination of such amount shall not also be included.

     "Independent Financial Advisor" means an accounting, appraisal, investment banking or consulting firm of nationally recognized standing that is, in the good faith judgment of the Board of Directors of the Company, qualified to perform the task for which such firm has been engaged.

     "Investments" means, directly or indirectly, any advance, account receivable (other than an account receivable arising in the ordinary course of business (including accounts receivable arising in the ordinary course of business and acquired as a part of the assets acquired by the Company or a Subsidiary in connection with an acquisition of assets which is otherwise permitted by the terms of the Indenture)), loan or capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise), the purchase of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the business or stock or other evidence of beneficial ownership of, any Person, the guarantee or assumption of the Indebtedness of any other Person (except for an assumption of Indebtedness for which the assuming Person receives consideration with a fair market value at least equal to the principal amount of the Indebtedness assumed), the designation of a Subsidiary as an Unrestricted Subsidiary or the making of any investment in any Person and all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. Investments shall exclude (i) extensions of trade credit on commercially reasonable terms in accordance with normal trade practices, (ii) endorsements of negotiable instruments for collection or deposit in the ordinary course of business, (iii) commission, travel, payroll and similar advances to directors, officers and employees made in the ordinary course of business and (iv) workers' compensation, utility, lease and similar deposits and prepaid expenses in the ordinary course of business.

     "Issue Date" means the closing date for the sale and original issuance of the Notes to the Initial Purchasers.

     "Lien" means with respect to any property or assets of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including without limitation, any Capital Lease Obligation, conditional sales, or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person determined in accordance with GAAP and before any reduction in respect of dividends on Preferred Equity Interests, excluding, however, (i) any gain (but not loss, except the loss to be incurred in the fourth quarter of 1997 relating to the extinguishment of the Existing Credit Facility), together with any related provision for taxes on such gain (but not loss, except as specifically permitted above), realized in connection with (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (ii) any extraordinary or nonrecurring gain (or loss incurred prior to the Issue Date, but not loss incurred after the Issue Date), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss, except to the extent referred to above).

     "Net Investments" means the excess of (i) the aggregate of all Investments made by the Company or a Subsidiary thereof on or after the Issue Date (in the case of an Investment made other than in cash, the amount shall be the fair market value of such Investment at the time made as determined in good faith by the Board of Directors of the Company) over (ii) the sum of (a) the aggregate amount returned in cash on such Investments (in the case of a noncash return on such Investments, the amount thereof shall be the fair market value of such noncash consideration at the time of receipt thereof as determined in good faith by the Board of Directors of the Company) whether through interest payments, principal payments, dividends or other distributions and (b) the net cash proceeds received by the Company or such Subsidiary from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Company), provided, however, that with respect to all Investments made in Unrestricted Subsidiaries the sum of clauses (a) and (b) above with respect to such Investments shall not exceed the aggregate amount of all Investments made in all Unrestricted Subsidiaries.

     "New Credit Facility" means that certain Second Amended and Restated Credit Agreement, dated as of December 1, 1997, among the Company, the banks parties thereto and Texas Commerce Bank National Association, as agent, including any related notes, guarantees (by subsidiaries of the Company or otherwise), collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced (in each case, in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions), with the same or other agents and lenders, in whole or in part, from time to time and any agreement (and related documents) governing Indebtedness incurred to refinance or refund borrowings and commitments then outstanding or permitted to be outstanding under such credit facility or a successor New Credit Facility, whether by the same or other agent lender or group of lenders.

     "Non-Recourse Debt" means Indebtedness: (i) as to which neither the Company nor any of its Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),
(b) is directly or indirectly liable (as a guarantor or otherwise) or (c) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Officers' Certificate" means, with respect to any Person, a certificate signed by the Chief Executive Officer, the President or any Vice President and the Chief Financial Officer or any Treasurer or assistant Treasurer of such Person (or, in the case of a Person that is a partnership (or other non-corporate Person), of a general partner (or analogous individuals) of such Person in such capacity) that shall comply with applicable provisions of the Indenture.

     "Permitted Indebtedness" means:

          (i) Indebtedness (plus interest, premium, fees and other obligations associated therewith) of the Company or any Subsidiary thereof arising under or in connection with the New Credit Facility of up to $20.0 million;

          (ii) Indebtedness under the Notes and the Guarantees;

          (iii) Hedging Obligations;

          (iv) Additional Indebtedness of the Company or any Guarantor (which may be Indebtedness under the New Credit Facility) in an aggregate principal amount outstanding at any time not to exceed $3.0 million;

          (v) Indebtedness of a Wholly-Owned Subsidiary issued to and held by the Company or a Wholly-Owned Subsidiary or Indebtedness of the Company to a Wholly-Owned Subsidiary in respect of intercompany advances or transactions;

          (vi) Indebtedness outstanding on the Issue Date after giving effect to the application of the proceeds of this Offering (including repayment of all obligations under the Existing Credit Agreement);

          (vii) Refinancing Indebtedness;

          (viii) Indebtedness constituting an agreement or commitment to pay a dividend that has been declared or otherwise to make a payment or distribution as described in clause (i) of the second paragraph of the covenant entitled "Limitation on Restricted Payments";

          (ix) Capital Lease Obligations and Purchase Money Indebtedness in a combined aggregate principal amount not to exceed $3.0 million at any time outstanding; and

          (x) Indebtedness in connection with one or more letters of credit, guarantees, bid, surety or performance bonds or other reimbursement obligations or banker's acceptances, in each case issued in the ordinary course of business and not in connection with the borrowing of money or the obtaining of advances or credit.

     "Permitted Investments" means, for any Person, Investments made on or after the Issue Date consisting of:

          (i) Temporary Cash Investments;

          (ii) (A) Investments in the Company or a Wholly-Owned Subsidiary of the Company, (B) Investments in any Person, if (1) as a result of such Investment (y) such Person or a Subsidiary of such Person becomes a Wholly-Owned Subsidiary of the Company or (z) such Person or a Subsidiary of such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly-Owned Subsidiary thereof and (2) after giving effect to such Investment the Company is in compliance with the covenant described under "Line of Business" above and (C) Net Investments in any Persons, provided, however, that the aggregate amount of all such Net Investments made pursuant to this clause (C) shall not exceed $2.0 million at any one time outstanding;

          (iii) Investments represented by accounts receivable created or acquired in the ordinary course of business;

          (iv) Advances to employees, officers and directors in the ordinary course of business not to exceed an aggregate of $500,000 outstanding at any one time;

          (v) Investments under or pursuant to Hedging Obligations;

          (vi) An Investment that is made by the Company or a Subsidiary thereof in the form of any Equity Interests, Indebtedness or other assets received as partial consideration for the consummation of a transaction that is otherwise permitted under the covenant described under "Limitation of Certain Asset Sales";

          (vii) Investments in the Notes otherwise permitted under the Indenture;

          (viii) Investments existing on the Issue Date;

          (ix) any Investment acquired solely in exchange for, by conversion of, or out of the net cash proceeds of, the issuance of Equity Interests (other than Disqualified Equity Interests) of the Company;

          (x) stocks, obligations or other securities received in settlement of debts (including, without limitation, under any bankruptcy or other similar proceeding) owing to the Company or any of its Subsidiaries as a result of foreclosure, perfection, enforcement or settlement of any Indebtedness or Liens in favor of the Company or a Subsidiary; and

          (xi) guarantees not prohibited by the "Limitation of Indebtedness" covenant.

     "Permitted Liens" means, without duplication, (i) Liens existing on the Issue Date, (ii) Liens in favor of the Company or any Subsidiary thereof, (iii) Liens on the Equity Interests or property of a Person existing at the time such Person becomes a Subsidiary of, or is acquired by, merged into or consolidated with the Company or any Subsidiary thereof, or such property is acquired by the Company or a Subsidiary, provided, however, that such Liens (a) were not created in connection with or in anticipation of such acquisition, merger or consolidation or such Person becoming a Subsidiary and (b) are not applicable to any other property of the Company or any of the other Subsidiaries of the Company, (iv) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor, (v) landlords', carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business (whether contractual, statutory or constitutional in nature) and with respect to amounts which are not yet delinquent or are being contested in good faith by appropriate proceedings, (vi) pledges or deposits made in the ordinary course of business in connection with
(a) leases, performance bonds and similar obligations, (b) workers' compensation, unemployment insurance and other social security legislation, or
(c) securing the performance of surety bonds and appeal bonds required (1) in the ordinary course of business or in connection with the enforcement of rights or claims of the Company or a Subsidiary thereof or (2) in connection with judgments that do not give rise to an Event of Default, (vii) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar encumbrances which, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any Subsidiary in connection therewith, (viii) Liens to secure Purchase Money Indebtedness that is otherwise permitted under the Indenture, provided, however, that (a) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including commissions, sales and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with, such purchase or construction and such financing) of such Property, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such costs, and
(c) such Lien does not extend to or cover any Property other than such item of Property and any improvements on such item, (ix) Liens securing the New Credit

Facility (x) Liens securing Capital Lease Obligations permitted to be incurred under the Indenture, provided, however, that such Lien does not extend to any property other than that subject to the underlying lease, (xi) Liens pursuant to leases and subleases of real property which do not interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries and which are made on customary and usual terms applicable to similar properties and do not extend to any property of the Company or a Subsidiary other than the personal property located on such real property, (xii) Liens securing reimbursement obligations under commercial letters of credit, but only in or upon the goods the purchase of which were financed by such letters of credit, (xiii) Liens arising under the Indenture in favor of the Trustee for its own benefit or for the benefit of the holders, (xiv) Liens resulting from the deposit of funds or government securities in trust for the purpose of decreasing or defeasing Indebtedness of the Company and its Subsidiaries so long as such deposit of funds or government securities and such decreasing or defeasing of Indebtedness are permitted under the "Restricted Payments" covenant, (xv) Liens constituting licenses not otherwise prohibited under the terms of the Indenture, (xvi) setoff, chargeback and other rights of depository and collecting banks and other regulated financial institutions with respect to money or instruments of the Company or its Subsidiaries on deposit with or in the possession of such institutions, (xvii) any interest or title of a lessor in the property subject to any Capital Lease Obligation permitted under the Indenture or operating lease, (xviii) Liens on Equity Interests of Unrestricted Subsidiaries, (xix) judgment or attachment Liens not giving rise to an Event of Default, (xx) Liens in connection with Sale and Leaseback Transactions otherwise permitted under the Indenture, and (xxi) Liens securing Refinancing Indebtedness, provided, however, that such Liens extend only to the assets (plus improvements thereon and additions thereto) securing the Indebtedness being extended, refinancing, renewed or replaced, and such Indebtedness was previously secured by such assets and provided, further, the terms of such Liens taken as a whole are no less favorable to the holders of the Notes than the Liens being extended, refinanced, renewed or replaced.

     "Person" means any individual, corporation, partnership, limited liability company or partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

     "Preferred Equity Interest" means any Equity Interest of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of any other Equity Interest issued by such Person.

     "Property" or "property" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

     "Public Equity Offering" means, with respect to any Person, a public offering by such Person of some or all of its Common Equity Interests other than Disqualified Equity Interests (however designated and whether voting or nonvoting) and any and all rights, warrants or options to acquire such Equity Interests.

     "Purchase Money Indebtedness" means any Indebtedness incurred in the ordinary course of business by a Person to finance the cost (including the cost of construction) of an item of property, the principal amount of which Indebtedness does not exceed the sum of (i) 100% of such cost and (ii) fees and expenses of such Person incurred in connection therewith. The acquisition of a business or substantially all the assets of a business shall not be considered to be in the ordinary course.

     "Refinancing Indebtedness" means Indebtedness that refunds, refinances, renews or replaces ("refinances") any Indebtedness of the Company or its Subsidiaries outstanding on the Issue Date or other Indebtedness permitted to be incurred by the Company or its Subsidiaries pursuant to the terms of the Indenture, whether involving the same or any other lender or creditor or group of lenders or creditors, but only to the extent that (i) the Refinancing Indebtedness is subordinated to the Notes or the Guarantees, as applicable, to at least the same extent as the Indebtedness being refinanced, if at all, (ii) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refinanced, or (b) after the maturity date of the Notes,
(iii) except where such Refinancing Indebtedness is Attributable Indebtedness, has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the weighted average life to maturity of the Indebtedness being refinanced, (iv) except

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

where such Refinancing Indebtedness is Attributable Indebtedness, such Refinancing Indebtedness is in an aggregate principal amount that is less than or equal to the aggregate principal or accreted amount (in the case of any Indebtedness issued with original issue discount, as such) then outstanding under the Indebtedness being refinanced plus the amount of all fees and expenses (including premiums and penalties) associated with such refinancing) and (v) such Refinancing Indebtedness is incurred by the same Person that initially incurred the Indebtedness being refinanced, except that the Company or a Guarantor may incur Refinancing Indebtedness to refinance Indebtedness of the Company or any Wholly-Owned Subsidiary of the Company.

     "Related Party" with respect to an Excluded Person means (i) any Wholly-Owned Subsidiary, or spouse or immediate family member of such Excluded Person or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding a controlling interest of which consist of such Excluded Person and/or such other Persons referred to in the immediately preceding clause (i).

     "Restricted Payment" means any of the following: (i) the declaration or payment of any dividend or any other distribution or payment on Equity Interests of the Company or any Subsidiary thereof (including, without limitation, any payment in connection with any merger or consolidation including the Company) or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Company or any Subsidiary or Affiliate thereof (other than (a) dividends or distributions payable solely in Equity Interests of the Company (other than Disqualified Equity Interests) or in options, warrants or other rights to purchase Equity Interests of the Company (other than Disqualified Equity Interests) or (b) dividends or distributions payable to the Company or to a Wholly-Owned Subsidiary of the Company), (ii) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary or Affiliate thereof (other than Equity Interests owned by the Company or a Wholly-Owned Subsidiary, excluding Disqualified Equity Interests), (iii) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Subordinated Indebtedness (except, if no Default or Event of Default is continuing or would result therefrom, any such payment, purchase, defeasance, repurchase, redemption or other acquisition or retirement for value made (a) out of Excess Proceeds available for general corporate purposes if (1) such payment or other action is required by the indenture or other agreement or instrument pursuant to which such Subordinated Indebtedness was issued and (2) the Company has purchased all Notes and other Senior Indebtedness properly tendered pursuant to an Asset Sale Offer required under "-- Repurchase at the Option of Holders -- Asset Sales" or (b) upon the occurrence of a Change of Control if (1) such payment or other action is required by the indenture or other agreement or instrument pursuant to which such Subordinated Indebtedness was issued and (2) the Company has purchased all Notes and other Senior Indebtedness properly tendered pursuant to the Change of Control Offer resulting from such Change of Control), or (iv) the making of any Investment other than a Permitted Investment. For purposes of determining the amount expended for Restricted Payments, cash distributed or invested shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value.

     "Sale and Lease-Back Transaction" means any arrangement with any Person providing for the leasing by the Company or any Subsidiary of the Company of any real or tangible personal property, which (i) property has been or is to be sold, conveyed or transferred by the Company or such Subsidiary to such Person in contemplation of such leasing and (ii) constitutes an Asset Sale permitted under "-- Repurchase at the Option of Holders -- Asset Sales."

     "Senior Indebtedness" means Indebtedness of any Person which is not Subordinated Indebtedness.

     "Significant Subsidiary" shall have the meaning set forth in Rule 1-02 of Regulation S-X promulgated by the Commission.

     "Subordinated Indebtedness" means Indebtedness of the Company or any Guarantor which is expressly subordinated in right of payment to the Notes or a Guarantee, as the case may be.

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

     "Subsidiary" of any specified Person means any corporation, partnership, joint venture, association or other business entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation, of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries; or (ii) in the case of a partnership, joint venture, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise or if in accordance with GAAP such entity is consolidated with the first-named Person for financial statement purposes. Notwithstanding the foregoing, an Unrestricted Subsidiary shall not be deemed a Subsidiary of the Company other than for purposes of the definition of Unrestricted Subsidiary, unless the Company shall have designated such Unrestricted Subsidiary as a "Subsidiary" by written notice to the Trustee. An Unrestricted Subsidiary may be designated as a Subsidiary at any time by the Company by written notice to the Trustee, provided, however, that (i) no Default or Event of Default shall have occurred and be continuing or would arise therefrom and (ii) if such Unrestricted Subsidiary is an obligor of any Indebtedness, any such designation shall be deemed to be an incurrence as of the date of such designation by the Company of such Indebtedness and immediately after giving effect to such designation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "Limitation on Additional Indebtedness."

     "Temporary Cash Investments" means (i) United States dollars, (ii) any evidence of Indebtedness issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided the full faith and credit of the United States government is behind such obligation) having maturities of not more than 12 months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, demand deposits, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank that is a member of the Federal Reserve System and having capital and surplus in excess of $500.0 million, or whose short-term debt has the highest rating obtainable from Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Ratings Group ("S&P"),
(iv) any money market deposit account issued or offered by a domestic commercial bank that is a member of the Federal Reserve System and having capital and surplus in excess of $500.0 million, or whose short-term debt has the highest rating obtainable from Moody's or S&P, (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (vi) commercial paper having the highest rating obtainable from Moody's or S&P, and in each case maturing within 270 days after the date of acquisition and (vii) investments in money market funds having assets in excess of $500.0 million, substantially all of which consist of investments of the types described in (i) through (vi) above.

     "Unrestricted Subsidiary" means, any Subsidiary of the Company which shall have been designated as an Unrestricted Subsidiary in accordance with the Indenture. An Unrestricted Subsidiary may be designated as a Subsidiary at a later date in the manner provided in the definition of "Subsidiary" above.

     "Wholly-Owned Subsidiary" means any Subsidiary, all of the outstanding Equity Interests (except directors' qualifying shares or shares required to be held by foreign nationals, in each case to the extent mandated by applicable law) of which are owned, directly or indirectly, by the Company.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain United States federal income tax consequences resulting from the acquisition, ownership and disposition of the Exchange Notes which may be relevant to a holder or prospective purchaser of one or more of such Exchange Notes. The following summary is of a general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any prospective investor and no representation with respect to the tax consequences of any particular investor is made. Accordingly, prospective investors should consult with their own tax advisors for advice with respect to the income tax consequences to them having regard to their own particular circumstances, including any consequences of an investment in the Exchange Notes arising under state, provincial or local tax laws or tax laws of jurisdictions outside the United States.

     IN ADDITION, PERSONS CONSIDERING THE ACQUISITION OF THE EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO THEIR PARTICULAR SITUATIONS AND THE POSSIBLE EFFECT OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

     The legal conclusions expressed in this summary are based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations ("Regulations"), judicial authority and administrative rulings and practice, all as in effect as of the date of this Prospectus, and all of which are subject to change, either prospectively or retroactively. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no rulings from the Service have been or will be sought with respect to any matter involving the tax aspects of the purchase, ownership or exchange or other disposition of the Notes. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders.

     This summary deals only with persons who will hold the Exchange Notes as capital assets within the meaning of Section 1221 of the Code, and does not address tax considerations applicable to investors who may be subject to special tax rules, such as financial institutions, tax-exempt organizations, foreign corporations, foreign individuals, insurance companies, dealers in securities or currencies, persons who hold Exchange Notes as a hedge or as a position in a "straddle" for tax purposes, and persons who have a "functional currency" other than the U.S. dollar.

     In addition, the description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

U.S. HOLDERS

     The following discussion is limited to the United States federal income tax consequences relevant to a holder of the Notes that is a U.S. Holder. The term "U.S. Holder" refers to a person that is classified for U.S. federal tax purposes as a United States person. For this purpose, a United States person includes (i) a resident (within the meaning of Section 7701(b) of the Code) or current or former citizen of the United States, (ii) a corporation, limited liability company, partnership or other business entity created or organized in the United States or under the laws of the United States or of any state or political subdivision thereof (iii) an estate or trust whose income is includable in gross income for U.S. federal income tax purposes regardless of its source or (iv) a person whose worldwide income or gain is otherwise subject to U.S. federal income taxation on a net basis.

     The Exchange Offer. Pursuant to recently finalized Regulations, the exchange of Outstanding Notes for Exchange Notes pursuant to the Exchange Offer should not constitute a significant modification of the terms of the Outstanding Notes and, accordingly, such exchange should be treated as a "non-event" for federal income tax purposes. Therefore, such exchange should have no federal income tax consequences to U.S. Holders of Outstanding Notes who exchange such notes for Exchange Notes, the holding period of an Exchange Note should include the holding period of the Outstanding Note for which it was exchanged, the basis of an Exchange Note should be the same as the basis of the Outstanding Note for which it was exchanged, and each U.S. Holder of Exchange Notes should continue to be required to include interest on the Outstanding Notes in its gross income in accordance with its method of accounting for federal income tax purposes.

     Payment of Interest. Interest on a Note generally will be includable in the income of a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder's method of accounting for United States federal income tax purposes.

     The Company is obligated to pay additional interest amounts in the event of a Registration Default (as defined). Under the Regulations, certain contingent payments on debt instruments must be accrued into gross income by a holder (regardless of such holder's method of accounting). However, any payment subject to a remote or incidental contingency (i.e., there is a remote likelihood that the contingency will occur or the potential amount of the contingent payment is insignificant relative to the total expected amount of remaining payments) is not treated as a contingent payment and is ignored until payment, if any, is actually made. The Company intends to take the position that the additional interest payments resulting from a Registration Default are subject to a remote or incidental contingency. Accordingly, a U.S. Holder of a Note should report any additional interest payments resulting from a Registration Default as ordinary income in accordance with such holder's method of accounting for United States federal income tax purposes.

     Original Issue Discount. If the Notes are not issued at a discount or are deemed to be issued with no discount because such discount is de minimis, a U.S. Holder will include in income as ordinary interest income the gross amount of interest paid or payable in respect of the Notes as provided above in "-- Payment of Interest." An original issue discount ("OID") will be considered de minimis and, thus, will be treated as zero discount if the OID is less than one-fourth ( 1/4) of one percent of the stated redemption price at maturity, multiplied by the number of complete years to maturity. The Company expects that the Notes will not have OID.

     Market Discount. If a U.S. Holder purchases a Note for less than the stated redemption price at maturity (the sum of all payments on the Note other than qualified stated interest), the difference is considered "market discount," unless such difference is de minimis. A discount will be considered de minimis if it is less than one-fourth ( 1/4) of one percent of the Note Issue Price multiplied by the number of complete years to maturity (after the holder acquires the Note). Under the market discount rules, any gain realized by the U.S. Holder on a taxable disposition of a Note having "market discount," as well as on any partial principal payment made with respect to such Note, will be treated as ordinary income to the extent of the then "accrued market discount" of the Note. An overview of the rules concerning the calculation of "accrued market discount" is set forth in the paragraph immediately below. In addition, a U.S. Holder of such Note may be required to defer the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry a Note.

     Any market discount will accrue ratably from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects, irrevocably, to accrue market discount on a constant interest rate method. The constant interest rate method generally accrues interest at times and in amounts equivalent to the result which would have occurred had the market discount been original issue discount computed from the U.S. Holder's acquisition of the Note through the maturity date. The election to accrue market discount on a constant interest rate method is irrevocable but may be made separately as to each Note held by the U.S. Holder. Accrual of market discount will not cause the accrued amounts to be included currently in a U.S. Holder's taxable income, in the absence of a disposition of, or principal payment on, the Note. However, a U.S. Holder of a Note may elect to include market discount in income currently as it accrues on either a ratable or constant interest rate method. In such event, interest expense relating to the acquisition of a Note which would otherwise be deferred would be currently deductible to the extent otherwise permitted by the Code. The election to include market discount in income currently, once made, applies to all market discount obligations acquired by such holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Service. Accrued market discount which is included in a U.S. Holder's gross income will increase the adjusted tax basis of the Note in the hands of the U.S. Holder.

     Amortizable Bond Premium. If a subsequent U.S. Holder acquires a Note for an amount which is greater than the amount payment at maturity, such holder will be considered to have purchased such Note with "amortizable bond premium" equal to the amount of such excess. The U.S. Holder may elect to amortize the premium, using a constant yield method employing six-month compounding, over the period from the acquisition date to the maturity date of the Note. The "amount payable at maturity" will be determined as of an earlier call date, using the call price payable on such earlier date, if the combination of such earlier date and call price will produce a smaller amortizable bond premium than would result from using the scheduled maturity date and its amount payable. If an earlier call date is used and the Note is not called, the Note will be treated as having matured on such earlier call date and then as having been reissued on such date for the amount so payable. Amortized amounts may be offset only against interest payments due under the Note and will reduce the U.S. Holder's adjusted tax basis in the Note to the extent so used.

     Once made, an election to amortize and offset interest on bonds, such as the Notes, will apply to all bonds in respect of which the election was made that were owned by the taxpayer on the first day of the taxable year to which the election relates and to all bonds of such class or classes subsequently acquired by such taxpayer. Such election may only be revoked with the consent of the Service. If a U.S. Holder of a Note does not elect to amortize the premium, the premium will decrease the gain or increase the loss which would otherwise be recognized upon disposition of the Note.

     Sale, Exchange or Retirement of Notes. Upon the sale, exchange, redemption, retirement, or other disposition of a Note, other than the exchange of a Note for an Exchange Note (see "-- The Registered Exchange Offer" above), a U.S. Holder of a Note generally will recognize gain or loss in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale, exchange or retirement of the Note (other than in respect of accrued and unpaid interest on the Note, which such amounts are treated as ordinary interest income) and such U.S. Holder's adjusted tax basis in the Note. If a U.S. Holder holds the Note as a capital asset, such gain or loss will be capital gain or loss, except to the extent of any accrued market discount (see "-- Market Discount" above), and will be long-term capital gain or loss if the Note has a holding period of more than one year at the time of sale, exchange or retirement (and may be subject to lower tax rates applicable to capital gains depending on the U.S. Holder's status and the length of the holding period of the Note).

     Backup Withholding and Information Reporting. In general, information reporting requirements will apply to interest payments on the Notes made to U.S. Holders other than certain exempt recipients (such as corporations) and to proceeds realized by such U.S. Holders on dispositions of Notes. A 31% backup withholding tax will apply to such amounts if the U.S. Holder (i) fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividend income, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a refund or as a credit against such U.S. Holder's federal income tax liability, provided that the required information is furnished to the Service. U.S. Holders of Notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

NON-U.S. HOLDERS

     This Section summarizes certain U.S. federal tax consequences of the ownership and disposition of Notes by "Non-U.S. Holders." The term "Non-U.S. Holder" refers to a person that is not classified for U.S. federal tax purposes as a "United States person," as defined in "-- U.S. Holders" above.

     Interest on Notes. In general, a Non-U.S. Holder will not be subject to U.S. federal income tax or regular withholding tax with respect to stated interest received or accrued on the Notes so long as (a) such interest is not effectively connected with the conduct of a trade or business within the United States, (b) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (c) the Non-U.S. Holder is not controlled by a foreign corporation that is related to the Company actually or constructively through stock ownership, and (d) either (i) the beneficial owner of the Note certifies to the Company or its agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address on U.S. Treasury Form W-8 (or on a suitable substitute form) or (ii) the Note is held by a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") on behalf of such Non-U.S. Holder and such financial institution certifies under penalties of perjury that such a Form W-8 (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

     If interest received on the Notes by a Non-U.S. Holder is effectively connected to the conduct by such Non-U.S. Holder of a trade or business within the United States, such interest will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, with respect to corporate holders under certain circumstances, may also be subject to a 30% branch profits tax). If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, such payments will not be subject to U.S. withholding tax so long as the Non-U.S. Holder provides the Company or their paying agent with a properly executed Form 4224.

     Non-U.S. Holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding tax, or other rules different from those described above.

     Gain on Disposition of Notes. Non-U.S. Holders generally will not be subject to U.S. federal income taxation on gain recognized on a disposition of Notes so long as (i) the gain is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and (ii) in the case of a Non-U.S. Holder who is an individual, either such Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of disposition or such Non-U.S. Holder does not have a "tax home" (within the meaning of section 911(d)(3) of the Code) in the United States.

     U.S. Information Reporting Requirements and Backup Withholding. Generally, payments of interest, OID, premium or principal on the Notes to Non-U.S. Holders will not be subject to information reporting or backup withholding if the Non-U.S. Holder complies with the certification requirements set forth in clause
(d) under "-- Interest on Notes" above.

     Non-U.S. Holders will not be subject to information reporting or backup withholding with respect to the payment of proceeds from the disposition of Notes, effected by, to or through the foreign office of a broker; provided, however, that if the broker is a U.S. person or a U.S.-related person, information reporting (but not backup withholding) would apply unless the broker has documentary evidence in its records as to the Non-U.S. Holder's foreign status (and has not actual knowledge to the contrary), or the Non-U.S. Holder certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption. Non-U.S. Holders will be subject to information reporting and back withholding at a rate of 31% with respect to the payment of proceeds from the disposition of Notes effected by, to or through the U.S. office of a broker, unless the Non-U.S. Holder certifies as to its Non-U.S. Holder status under penalty of perjury or otherwise establishes an exemption.

     The Service has proposed Regulations that, if issued as final Regulations, would require Non-U.S. Holders to provide additional information in order to establish an exemption from, or reduce the rate of, withholding tax or backup withholding tax and, in particular, would require certain Non-U.S. Holders, and foreign partners of partnerships that are Non-U.S. Holders, to provide certain information and comply with certain certification requirements not required under existing law, including requirements that the Non-U.S. Holder furnish its name, address and taxpayer identification number. Such proposed Regulations are proposed to be effective generally for payments made after December 31, 1997. It is not possible to predict whether, or in what form, the proposed Regulations ultimately will be adopted.

     Amounts withheld under the backup withholding rules do not constitute a separate U.S. federal income tax. Rather, amounts withheld under the backup withholding rules from a payments to a Non-U.S. Holder will be allowed as a credit against such Non-U.S. Holder's U.S. federal income tax liability and any amounts withheld in excess of such Non-U.S. Holder's U.S. federal income tax liability would be refunded, provided that the required information is furnished to the Service.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. The

Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with such resale. In addition, until
            , 1998, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the Holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for the Company by Akin, Gump, Strauss, Hauer & Feld, L.L.P., Dallas, Texas.

                                    EXPERTS

     The audited consolidated financial statements of HealthCor Holdings, Inc. and its subsidiaries, included in this Prospectus, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES
  Report of Independent Public Accountants..................  F-2
  Consolidated Balance Sheets as of December 31, 1995 and
     1996...................................................  F-3
  Consolidated Statements of Income for the Years Ended
     December 31, 1994, 1995, and 1996......................  F-4
  Consolidated Statements of Stockholders' Equity for the
     Years Ended December 31, 1994, 1995, and 1996..........  F-5
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1994, 1995,
     and 1996...............................................  F-6
  Notes to Consolidated Financial Statements................  F-7
  Schedule: Valuation and Qualifying Accounts...............  F-19
  Unaudited Condensed Consolidated Balance Sheets as of
     September 30, 1997.....................................  F-20
  Unaudited Condensed Consolidated Statements of Income for
     the Three Months Ended September 30, 1996 and 1997 and
     Nine Months Ended September 30, 1996 and 1997..........  F-21
  Unaudited Condensed Consolidated Statements of Cash Flows
     for the Nine Months Ended September 30, 1996 and
     1997...................................................  F-22
  Notes to Unaudited Condensed Consolidated Financial
     Statements.............................................  F-23

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors,
HealthCor Holdings, Inc.:

     We have audited the accompanying consolidated balance sheets of HealthCor Holdings, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HealthCor Holdings, Inc. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to consolidated financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
March 11, 1997

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1995           1996
                                                              -----------   ------------
Current assets:
  Cash and cash equivalents.................................  $ 1,627,940   $         --
  Accounts receivable, net of allowance for doubtful
     accounts of $2,056,000 and $5,101,000 in 1995 and 1996,
     respectively...........................................   11,465,655     26,843,981
  Federal income tax refund receivable......................           --        833,538
  Supplies inventory........................................    1,709,355      3,219,815
  Prepaid expenses and other................................    1,456,958      2,040,698
  Deferred income taxes.....................................    2,003,328      1,837,173
                                                              -----------   ------------
          Total current assets..............................   18,263,236     34,775,205
Property and equipment, net of accumulated depreciation of
  $7,946,627 and $15,163,931 in 1995 and 1996,
  respectively..............................................   11,054,255     22,287,540
Excess of cost of acquired businesses over fair values of
  net assets acquired, net of accumulated amortization of
  $1,186,000 and $2,037,800 in 1995 and 1996,
  respectively..............................................   23,220,167     40,838,391
Other assets................................................       35,290      2,401,862
                                                              -----------   ------------
          Total assets......................................  $52,572,948   $100,302,998
                                                              ===========   ============

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accrued ESOP contribution.................................  $ 1,477,915   $         --
  Accrued payroll and related expenses......................    4,836,735      7,020,813
  Accounts payable and accrued expenses.....................    5,054,465      6,755,011
  Line of credit payable....................................    2,475,000      8,950,000
  Current portion of long-term debt.........................    3,981,563      3,582,096
  Current portion of capital lease obligations..............      862,505      2,369,300
  Income taxes payable......................................    1,311,920        324,309
                                                              -----------   ------------
          Total current liabilities.........................   20,000,103     29,001,529
Deferred income taxes and other.............................    2,905,809      7,216,476
Long-term debt..............................................   10,668,632      7,114,778
Capital lease obligations...................................    1,596,604      2,415,667
                                                              -----------   ------------
          Total liabilities.................................   35,171,148     45,748,450
Commitments and contingencies
Redeemable Convertible Preferred Stock, $.01 par value,
  10,000,000 shares authorized
  Series A Preferred Stock, 2,000,000 shares issued and
     outstanding in 1995, none in 1996......................       20,000             --
  Series B Preferred Stock, 1,071,438 shares issued and
     outstanding in 1995, none in 1996......................       10,714             --
  Additional paid-in capital on Series A and B Preferred
     Stocks.................................................    5,309,100             --
Stockholders' equity:
  Common stock, $.01 par value, 40,000,000 shares
     authorized; 3,062,803 and 10,015,967 shares issued and
     outstanding in 1995 and 1996, respectively.............       30,628        100,159
  Additional paid-in capital................................    2,471,129     39,562,152
  Retained earnings.........................................    9,560,229     14,892,237
                                                              -----------   ------------
          Total stockholders' equity........................   12,061,986     54,554,548
                                                              -----------   ------------
          Total liabilities and stockholders' equity........  $52,572,948   $100,302,998
                                                              ===========   ============

   The accompanying notes are an integral part of these consolidated balance sheets.

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                     ------------------------------------------
                                                        1994           1995            1996
                                                     -----------    -----------    ------------
Net revenues.......................................  $57,151,154    $81,557,284    $106,785,152
Direct expenses....................................   30,336,777     41,392,250      48,313,631
                                                     -----------    -----------    ------------
Gross profit.......................................   26,814,377     40,165,034      58,471,521
Other costs and expenses:
  General and administrative.......................   21,279,888     30,663,552      41,417,970
  Depreciation and amortization....................      789,222      1,239,728       2,578,751
  Provision for doubtful accounts..................    1,115,705      1,488,885       3,580,394
                                                     -----------    -----------    ------------
          Total costs and expenses.................   23,184,815     33,392,165      47,577,115
                                                     -----------    -----------    ------------
Income from operations.............................    3,629,562      6,772,869      10,894,406
Other income (expense):
  Interest income..................................       61,345        162,283          44,454
  Interest expense.................................     (304,953)    (1,149,260)     (2,188,466)
                                                     -----------    -----------    ------------
          Total other income and expense...........     (243,608)      (986,977)     (2,144,012)
                                                     -----------    -----------    ------------
Income before income taxes.........................    3,385,954      5,785,892       8,750,394
Provision for income taxes.........................    1,359,398      2,202,367       3,418,386
                                                     -----------    -----------    ------------
Net income.........................................  $ 2,026,556    $ 3,583,525    $  5,332,008
                                                     ===========    ===========    ============
Net income per common share........................  $       .31    $       .55    $        .66
                                                     ===========    ===========    ============
Weighted average common shares outstanding.........    6,489,563      6,545,615       8,040,250
                                                     ===========    ===========    ============

  The accompanying notes are an integral part of these consolidated financial statements.

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                         COMMON STOCK        ADDITIONAL
                                     ---------------------     PAID-IN      RETAINED
                                       SHARES      AMOUNT      CAPITAL      EARNINGS        TOTAL
                                     ----------   --------   -----------   -----------   -----------
Balance, December 31, 1993.........   2,712,500   $ 27,125   $ 1,068,234   $ 3,950,148   $ 5,045,507
  Conversion of Series B preferred
     stock to common stock.........     223,220      2,232            --            --         2,232
  Net income.......................          --         --            --     2,026,556     2,026,556
                                     ----------   --------   -----------   -----------   -----------
Balance, December 31, 1994.........   2,935,720     29,357     1,068,234     5,976,704     7,074,295
  Issuance of common stock
     to ESOP.......................     125,000      1,250     1,398,750            --     1,400,000
  Issuance of common stock.........       2,083         21         4,145            --         4,166
  Net income.......................          --         --            --     3,583,525     3,583,525
                                     ----------   --------   -----------   -----------   -----------
Balance, December 31, 1995.........   3,062,803     30,628     2,471,129     9,560,229    12,061,986
  Exercise of common stock
     warrants......................     150,000      1,500       298,500            --       300,000
  Conversion of Series A and B
     preferred stock to common
     stock.........................   3,339,297     33,393     5,306,421            --     5,339,814
  Issuance of common stock in
     initial public offering,
     net...........................   3,300,000     33,000    29,835,101            --    29,868,101
  Issuance of common stock
     to ESOP.......................     130,000      1,300     1,466,200            --     1,467,500
  Exercise of stock options........      33,867        338        78,229            --        78,567
  Tax benefit from early
     dispositions of option
     stock.........................          --         --       106,572            --       106,572
  Net income.......................          --         --            --     5,332,008     5,332,008
                                     ----------   --------   -----------   -----------   -----------
Balance, December 31, 1996.........  10,015,967   $100,159   $39,562,152   $14,892,237   $54,554,548
                                     ==========   ========   ===========   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                    -------------------------------------------
                                                        1994            1995           1996
                                                    ------------    ------------    -----------
Cash flows from operating activities:
  Net income......................................  $  2,026,556    $  3,583,525    $ 5,332,008
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization................     1,439,751       2,299,357      4,773,892
     Loss on disposition of fixed assets..........        14,299          61,784         69,855
     Changes in operating assets and liabilities,
       net of acquired businesses:
       Accounts receivable, net...................     3,306,421      (4,790,507)   (13,099,993)
       Supplies inventory.........................        80,685         109,842       (755,657)
       Prepaid expenses and other assets..........      (228,140)       (688,745)    (1,295,126)
       Deferred income taxes......................       309,994        (821,616)     1,124,060
       Accrued ESOP contribution..................     1,497,242         (23,376)       (60,079)
       Third-party payor settlement...............    (1,745,349)         42,116       (322,566)
       Accounts payable and accrued expenses......       (18,696)      3,258,275      3,330,133
       Income taxes payable/receivable............      (422,957)        919,447     (1,821,149)
       Deferred revenue...........................            --       2,092,767      3,281,537
                                                    ------------    ------------    -----------
          Net cash provided by operating
            activities............................     6,259,806       6,042,869        556,915
                                                    ------------    ------------    -----------
Cash flows from investing activities:
  Payments for business acquisitions, net of cash
     acquired.....................................    (2,745,689)    (17,458,780)   (21,032,649)
  Additions to property and equipment.............      (866,001)     (7,179,800)    (7,866,845)
                                                    ------------    ------------    -----------
          Net cash used in investing activities...    (3,611,690)    (24,638,580)   (28,899,494)
                                                    ------------    ------------    -----------
Cash flows from financing activities:
  Proceeds from issuance of debt, net.............     3,287,698      47,385,571     65,896,628
  Payments on debt and capital lease
     obligations..................................    (1,603,333)    (32,340,934)   (69,535,229)
  Issuance of common stock, net...................            --       1,404,166     30,353,240
  Payments on loans from related parties..........    (1,063,854)             --             --
                                                    ------------    ------------    -----------
          Net cash provided by financing
            activities............................       620,511      16,448,803     26,714,639
                                                    ------------    ------------    -----------
Net increase (decrease) in cash and cash
  equivalents.....................................     3,268,627      (2,146,908)    (1,627,940)
Cash and cash equivalents, beginning of period....       506,221       3,774,848      1,627,940
                                                    ------------    ------------    -----------
Cash and cash equivalents, end of period..........  $  3,774,848    $  1,627,940    $        --
                                                    ============    ============    ===========
Supplemental disclosure of cash flow information:
  Debt issued in acquisitions.....................  $    857,241    $  1,567,321    $ 3,266,068
  Liabilities and debt assumed in acquisitions....       217,441         566,340        635,753
  Issuance of capital lease obligations...........       172,000       2,530,000      3,530,474
  Issuance of common stock to employee stock
     option plan..................................            --       1,400,000      1,467,500
  Interest paid...................................       315,000         828,000      2,025,000
  Income taxes paid...............................     1,481,000       1,826,000      4,055,000

  The accompanying notes are an integral part of these consolidated financial statements.

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1994, 1995, AND 1996

1. GENERAL:

  Organization

     HealthCor Holdings, Inc., a Delaware corporation, and subsidiaries (the "Company") commenced operations in October 1989 and provide home healthcare services to patients including nursing, respiratory therapy, infusion therapy, and medical equipment. The Company has operations in Arizona, Colorado, Kansas, Missouri, Oklahoma, Texas, New Mexico, Louisiana and Arkansas.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Principles of Consolidation and Presentation

     The consolidated financial statements of the Company include the accounts of HealthCor Holdings, Inc. and its wholly owned subsidiaries, HealthCor, Inc. (HealthCor), HealthCor Oxygen & Medical Equipment, Inc. (HOME), HealthCor Pharmacy, Inc., Physicians Home Health Network, Inc., HealthCor Rehabilitation Services, Inc., HealthCor Personnel Services, Inc., and HealthCor Foundation. All significant intercompany transactions and accounts have been eliminated in consolidation.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  Supplies Inventory

     Inventories are stated at the lower of cost (first-in, first-out method) or market and consist primarily of medical supplies sold directly to patients for use in their homes.

  Property and Equipment

     Property and equipment are stated at cost or fair market value at the acquisition date (see Note 4). The cost of equipment held under capital leases is equal to the lower of the net present value of the minimum lease commitments or the fair value of the leased property at the inception of the lease (see Note
8). Property and equipment is depreciated using the straight-line method over the following useful lives:

                                                              YEARS
                                                              -----
Furniture and equipment.....................................  5-10
Transportation equipment....................................     5
Leasehold improvements (life of the lease)..................  3-10
Medical equipment...........................................     5
Computer equipment..........................................   3-5
Software development costs..................................    10

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

  Excess of Costs of Acquired Businesses Over the Fair Values of Assets Acquired

     The value of excess cost of acquired businesses over the fair values of assets acquired (goodwill) is recorded at the dates of acquisition. Goodwill is being amortized on a straight-line basis over a 40-year period in accordance with the provisions of APB No. 17.

     The Company reviews the carrying value of goodwill at least annually on a market-by-market basis to determine if facts and circumstances exist which would suggest that goodwill may be impaired or that the amortization period needs to be modified. Among the factors the Company considers in making the evaluation are changes in the Company's market position, reputation, profitability and geographic penetration. If indicators are present which may indicate impairment is probable, the Company will prepare a projection of the undiscounted cash flows of the specific market and determine if goodwill is recoverable based on these undiscounted cash flows. If impairment is indicated, then an adjustment will be made to reduce the carrying amount of the goodwill to its fair value. Similar reviews are made of other long-lived assets. No such adjustments were required at December 31, 1995 or 1996.

  Income Taxes

     Deferred income taxes are provided for temporary differences between the financial statement and income tax basis of assets and liabilities in accordance with SFAS No. 109 "Accounting for Income Taxes."

  Net Income Per Common Share

     Net income per common share (both primary and fully diluted) has been computed by dividing net income by the weighted average number of common and common equivalent shares outstanding each year. The Company has treated the redeemable convertible preferred stocks as common shares outstanding for all periods presented.

     The Company has adopted Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," effective January 1, 1996. SFAS No. 123 allows companies adopting the pronouncement to either change the actual accounting methods for stock-based compensation in the financial statements or to disclose certain pro forma results of operations as if the pronouncement had been adopted in the financial statements. The Company will continue to account for its stock options granted under the provisions of Accounting Principles Board Opinion No. 25 ("APB No. 25") and has disclosed the pro forma information required by SFAS No. 123 in Note 12.

  Net Revenues and Estimated Settlements with Third-Party Payors

     Revenues are recognized on the date services and related products are provided to patients and are recorded at estimated net realizable amounts from patients, third-party payors, and others for services rendered. For the years ended December 31, 1994, 1995, and 1996, approximately 70%, 67% and 50% of net patient service revenues were derived under federal third-party reimbursement programs which are based on cost reimbursement and case payment principles. These revenues are subject to audit and retroactive adjustment by the respective third-party fiscal intermediary. In the opinion of management, retroactive adjustments, if any, will not be material to the financial position or results of operations of the Company. Settlements based on third-party reimbursement program audits are recorded in the year they become known.

     Certain capital expenditures relating to the implementation of a new management information system have been appropriately expensed for third-party reimbursement purposes resulting in deferred revenue of approximately $2,399,000 and $5,903,000 at December 31, 1995 and 1996, respectively. This deferred revenue will be amortized over ten years, the expected useful life of the management information system, using the straight-line method.

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

  Direct expenses

     Direct expenses include salaries, wages and related benefits, medical supplies, equipment and related depreciation, and other direct costs of delivering home medical services.

  Reclassifications

     Certain amounts for prior periods have been reclassified to conform to the current year presentation.

3. ACCRUED PAYROLL AND RELATED EXPENSES:

     Accrued payroll and related expenses consist of the following:

                                                                 1995          1996
                                                              ----------    ----------
Salaries....................................................  $2,391,660    $3,434,656
Workers' compensation.......................................     853,018       724,478
Other.......................................................   1,592,057     2,861,679
                                                              ----------    ----------
                                                              $4,836,735    $7,020,813
                                                              ==========    ==========

4. ACQUISITIONS:

  1995 Acquisitions

     On January 1, 1995, the Company acquired, in separate transactions, for $3,675,000 in cash, $254,000 in deferred payments, and $400,000 in debt, the net assets of Home Hospital Equipment, Inc. and Medi-Networks, Inc. Both are respiratory therapy companies located in Texas, specializing in providing home medical and respiratory equipment and supplies to patients.

     On June 30, 1995, the Company acquired, in separate transactions, for $1,870,000 in cash and $546,000 in debt, the net assets of McDuffie's Rentals, Inc. and Southwest Professional Registry, Inc. Both respiratory therapy companies are located in Texas, specializing in providing home respiratory equipment and supplies.

     On July 31, 1995, the Company acquired for $6,400,000 in cash and $1,000,000 in debt, the net assets of RTA Homecare and Subsidiaries (RTA). RTA, located in Arizona, is a respiratory therapy company specializing in providing home medical and respiratory equipment, supplies, and pharmaceuticals to patients.

     On August 31, 1995, the Company acquired for $700,000 in cash and $100,000 in debt, the net assets of Colorado I.V. Associates, Inc./Specialized Nursing Services, Inc. ("Colorado IV"). Colorado IV, located in Colorado, is a pharmaceutical company specializing in providing home infusion therapy.

     On September 30, 1995, in separate transactions, the Company acquired for $597,000 in cash, the net assets of Newborn Nursing Services, Inc. ("Newborn Nursing") and Charlie's Discount Drug, Inc. ("Charlie's"). Newborn Nursing, located in Oklahoma, is a nursing company specializing in providing pediatric nursing care services and the leasing and selling of medical equipment. Charlie's, located in Oklahoma, is a respiratory company specializing in providing home respiratory equipment and supplies.

     On October 31, 1995, in separate transactions, the Company acquired for $2,952,000 in cash and $450,000 in debt, the net assets of A.M. Medical/Discount Medical Equipment Company ("A.M. Medical"), Cross Timbers Visiting Nurses, Inc. ("Cross Timbers"), Specialty Med-Equip, Inc. ("Specialty Med-Equip"), and Superior Med-Equip, Inc. ("Superior Med-Equip"). A.M. Medical, Cross Timbers, Specialty Med-Equip, and Superior Med-Equip are located in Texas. Cross Timbers specializes in providing home nursing services. A.M. Medical, Specialty Med-Equip, and Superior Med-Equip specialize in providing home respiratory equipment and supplies.

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

  1996 Acquisitions

     On April 1, 1996, the Company acquired, for $800,000 in cash and $200,000 in debt, the net assets of All Medical, Inc., a company located in Wichita Falls, Texas, engaged in selling and leasing medical equipment and supplies to the home health care industry.

     Effective May 1, 1996, the Company acquired, for $11,750,000 in cash and $566,000 in debt, the net assets of I Care of Arkansas, Inc. and all of the outstanding capital stock of I Care, Inc. (d/b/a I Care Health Services) and I Care Home IV Affiliates, Inc. (collectively "I Care"), which provide infusion therapy services and respiratory therapy equipment throughout Arkansas.

     Effective September 1, 1996, the Company acquired, for $5,000,000 in cash and $600,000 in debt, the net assets of Southern Medical Mart, Inc., a respiratory therapy/medical equipment company with four locations in Louisiana. Southern Medical Mart is engaged primarily in the sale and rental of medical equipment.

     The Company also completed the acquisition of six companies during the last fiscal quarter of 1996 for $3,700,000 in cash and $1,900,000 in debt. Three of the companies specialize in providing home nursing care services, two provide respiratory therapy/medical equipment services and products, and one provides personnel placement services. The companies are located in Oklahoma and Texas.

     The 1995 and 1996 acquisitions have been accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the assets acquired (including all identifiable intangible assets, if material) and liabilities assumed based upon their estimated fair values at the dates of acquisition in accordance with APB No. 16. The results of operations of the acquired practices are included in the consolidated financial statements from the respective dates of acquisition. None of the acquisition agreements contain any significant earn-out provisions with the sellers.

     The following is a summary of the net assets acquired and liabilities assumed in connection with the foregoing acquisitions in 1995 and 1996:

                                                               1995           1996
                                                            -----------    -----------
ASSETS ACQUIRED:
  Cash and cash equivalents...............................  $   679,274    $   380,024
  Accounts receivable, net................................    2,906,494      3,294,833
  Supplies inventory......................................    1,093,074        754,803
  Prepaid expenses and other..............................      106,041         98,964
                                                            -----------    -----------
          Total current assets............................    4,784,883      4,528,624
  Property and equipment, net.............................    1,886,322      3,770,208
                                                            -----------    -----------
          Total assets....................................    6,671,205      8,298,832
LIABILITIES ASSUMED:
  Current liabilities.....................................    1,480,595      1,326,723
  Other liabilities.......................................      311,903        706,978
                                                            -----------    -----------
          Total liabilities...............................    1,792,498      2,033,701
                                                            -----------    -----------
NET ASSETS ACQUIRED.......................................    4,878,707      6,265,131
PURCHASE PRICE, INCLUDING ACQUISITION COSTS...............   18,197,366     24,678,741
                                                            -----------    -----------
EXCESS COST OF BUSINESSES ACQUIRED........................  $13,318,659    $18,413,610
                                                            ===========    ===========

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

  Pro Forma Information

     The following unaudited pro forma information reflects the effects on the consolidated statements of income assuming that significant acquisitions were consummated as of January 1, 1995 and 1996. This information does not purport to be indicative of the results that would have actually been obtained if the acquisitions had occurred on such dates. Therefore, pro forma information cannot be considered indicative of future operations. The unaudited pro forma information for the years ended December 31, 1995 and 1996 is as follows (in thousands, except per share amounts):

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1995          1996
                                                              ----------    ----------
                                                                    (UNAUDITED)
Net revenues................................................    $128,672      $129,026
Net income..................................................       4,537         5,737
Net income per common share.................................         .69           .71

5. BANK CREDIT FACILITY:

     At December 31, 1995, the Company had a bank credit facility consisting of a $5,000,000 revolving credit line and a $20,000,000 term loan for acquisitions of which $2,475,000 and $14,230,000, respectively, were outstanding. On May 16, 1996, the Company replaced this bank credit facility with a $35,000,000 bank credit facility consisting of a $10,000,000 revolving credit line and a $25,000,000 term loan facility for financing acquisitions. All of the term loan facility was used by May 31, 1996. On September 3, 1996, the Company amended the May 16, 1996, bank credit facility to make available an additional $10,000,000 under the term loan facility.

     On October 31, 1996, the Company amended and restated its bank credit facility. The new agreement provides for an aggregate $75,000,000 bank credit facility, consisting of a $15,000,000 revolving credit line and a $60,000,000 term loan for acquisitions. Use of the term loan facility is limited to $52,500,000 at the Company's current stockholders' equity level, with the remaining $7,500,000 available when the Company's stockholders' equity reaches $57,300,000. The term loan facility is available for acquisitions until October 31, 1998, and is repayable in quarterly installments of principal and interest using a five-year amortization period through October 31, 2001.

     The revolving credit line contains certain financial covenants with respect to maintenance of a maximum ratio of funded debt to adjusted earnings, a minimum fixed charge coverage ratio, consolidated stockholders' equity of not less than $53,550,000 (as adjusted), and a funded debt to total capitalization ratio of no greater than 50%. There is also a limitation of $10,000,000 annually on capital expenditures. The revolving credit line expires on October 31, 1999, and provides for the quarterly payment to the bank of a .25% commitment fee (escalating to .375% if the funded debt to adjusted earnings ratio exceeds 1.75 to 1) on the unused portion of the line. The Company was not in compliance with the financial covenant regarding capital expenditures at December 31, 1996. This covenant was waived by the lender at December 31, 1996.

     Interest is payable quarterly at (a) the greater of the bank's prime rate or the federal funds effective rate plus 1/2%, both rates adjustable in certain circumstances, or (b) at the Eurodollar rate plus a specified adjustable margin ranging from 1.25% to 2.75%. At December 31, 1996, the weighted average interest rate on the revolving credit line outstanding was 8.25%. In addition to the borrowings of $8,950,000 at December 31, 1996, the Company has committed $465,000 of the line to a letter of credit issued in connection with the Company's workers' compensation insurance coverage. In 1997, the letter of credit will be increased to $617,000.

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

     The term loan facility is used to finance the Company's acquisition program and contains the same financial covenants, commitment fees, and interest rates as for the revolving credit line. The outstanding balance of the term loan facility at December 31, 1996, was $7,540,000, with repayment terms as discussed in Note 6. At December 31, 1996, the weighted average interest rate on the term loan facility outstanding was 6.9%.

     Borrowings on both the revolving credit line and the term loan facility are collateralized by substantially all operating assets of the Company. The Company is currently negotiating with the banks to shift a portion of the available term loan facility to the revolving credit line.

6. LONG-TERM DEBT:

     Long-term obligations consist of the following:

                                                               1995           1996
                                                            -----------    -----------
Notes payable to individuals in connection with
  acquisitions; principal and interest payable monthly at
  rates ranging from 7.5% to 8.0%, matures through October
  1999, unsecured.........................................  $ 1,661,066    $ 3,146,457
Acquisition term loan facility with a bank; principal and
  interest payable quarterly at rates ranging from (a) the
  greater of the bank's prime rate or the federal funds
  effective rate plus  1/2% or (b) at the Eurodollar rate
  plus 1.25% to 2.75% , matures through October 2001......   12,973,144      7,540,000
Other.....................................................       15,985         10,417
                                                            -----------    -----------
                                                             14,650,195     10,696,874
  Less: current portion...................................   (3,981,563)    (3,582,096)
                                                            -----------    -----------
                                                            $10,668,632    $ 7,114,778
                                                            ===========    ===========

     Aggregate maturities of long-term obligations subsequent to December 31, 1996, are as follows:

1997....................................................  $ 3,582,096
1998....................................................    2,006,861
1999....................................................    1,796,493
2000....................................................    1,467,212
2001....................................................    1,844,212
                                                          -----------
                                                           10,696,874
Less -- Current portion.................................   (3,582,096)
                                                          -----------
          Total.........................................  $ 7,114,778
                                                          ===========

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

7. PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

                                                              1995            1996
                                                           -----------    ------------
Furniture and equipment..................................  $ 2,691,563    $  4,031,607
Transportation equipment.................................      689,953       1,247,255
Leasehold improvements...................................      301,295         854,462
Medical equipment........................................    8,236,435      15,363,664
Computer equipment.......................................    4,274,718       9,034,231
Software development costs...............................    2,806,918       6,920,252
                                                           -----------    ------------
                                                            19,000,882      37,451,471
Less -- Accumulated depreciation.........................   (7,946,627)    (15,163,931)
                                                           -----------    ------------
Property and equipment, net..............................  $11,054,255    $ 22,287,540
                                                           ===========    ============

8. LEASE COMMITMENTS:

     The Company leases office space, furniture, and equipment under noncancelable operating lease agreements which expire on various dates to 2006 and contain renewal options for up to 5 years.

     The Company leases various office equipment under capital lease arrangements. The capitalized value of leases amounted to approximately $4,217,000 and $7,600,000 at December 31, 1995 and 1996, respectively, and net book value amounted to approximately $2,584,000 and $4,473,000 at December 31, 1995 and 1996, respectively. Future minimum lease payments at December 31, 1996, under the capital leases and noncancelable operating leases with initial or remaining terms of one year or more are as follows:

                                                              OPERATING      CAPITAL
                                                                LEASES       LEASES
                                                              ----------   -----------
1997........................................................  $2,984,273   $ 2,824,679
1998........................................................   2,332,330     2,206,350
1999........................................................   1,774,280       904,801
2000........................................................   1,483,782        39,130
2001 and thereafter.........................................   1,274,532        73,731
                                                              ----------   -----------
Total minimum payments......................................  $9,849,197     6,048,691
                                                              ==========
Amount representing interest................................                (1,263,724)
                                                                           -----------
Present value of minimum payments...........................                 4,784,967
Current portion.............................................                (2,369,300)
                                                                           -----------
Total.......................................................               $ 2,415,667
                                                                           ===========

     Rent expense under all operating leases was approximately $1,428,000, $2,270,000, and $3,050,000 for the years ended December 31, 1994, 1995, and
1996, respectively.

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

9. INCOME TAXES:

     The provision for income taxes includes the following components:

                                                   1994          1995           1996
                                                ----------    -----------    ----------
Current:
  Federal.....................................  $1,017,755    $ 2,896,714    $2,571,912
  State.......................................     138,553        329,962       326,233
                                                ----------    -----------    ----------
                                                 1,156,308      3,226,676     2,898,145
                                                ----------    -----------    ----------
Deferred:
  Federal.....................................     193,317       (944,878)      468,175
  State.......................................       9,773        (79,431)       52,066
                                                ----------    -----------    ----------
                                                   203,090     (1,024,309)      520,241
                                                ----------    -----------    ----------
          Total...............................  $1,359,398    $ 2,202,367    $3,418,386
                                                ==========    ===========    ==========

     The reconciliation of the provision for income taxes to the federal statutory rate is as follows:

                                                    1994          1995          1996
                                                 ----------    ----------    ----------
Income taxes at statutory rate.................  $1,151,224    $1,967,204    $2,975,134
Amortization...................................      77,351       108,954       148,931
State taxes, net of federal tax effect.........      97,895       165,350       249,691
Tax credits utilized...........................          --       (92,500)
Other..........................................      32,928        53,359        44,630
                                                 ----------    ----------    ----------
                                                 $1,359,398    $2,202,367    $3,418,386
                                                 ==========    ==========    ==========

     Deferred tax assets and deferred tax liabilities consist of the following items:

                                                                1995          1996
                                                             ----------    -----------
Deferred tax assets:
  Allowance for doubtful accounts..........................  $  598,991    $   424,590
  Self-insurance and workers' compensation.................     542,254        567,034
  Amounts due to third-party payor.........................     554,361        710,549
  Accrued payroll and related expenses.....................     193,841        186,222
  State income taxes.......................................     106,702        (92,039)
  Other....................................................       7,179         40,817
                                                             ----------    -----------
          Total............................................   2,003,328      1,837,173
                                                             ----------    -----------
Deferred tax liabilities:
  Depreciation and amortization............................    (469,169)      (884,101)
  Deferred software cost, net of deferred revenue..........          --       (388,417)
  Deferred compensation expense............................          --       (425,118)
  Other....................................................          --        (54,874)
                                                             ----------    -----------
          Total............................................    (469,169)    (1,752,510)
                                                             ----------    -----------
Other tax liability........................................     (37,147)       (89,663)
                                                             ----------    -----------
Total net tax (liabilities) assets.........................  $1,497,012    $    (5,000)
                                                             ==========    ===========

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

10. REDEEMABLE CONVERTIBLE PREFERRED STOCK:

     In 1992, the Company sold 2,000,000 shares of its Series A preferred stock ($.01 par value) for $2,000,000, less issuance costs of $85,532 to an unrelated entity. The shares were converted into 2,000,000 shares of the Company's common stock coincident with the Company's initial public offering (IPO) on August 8, 1996.

     In 1992, the Company issued 1,071,438 shares of its Series B preferred stock ($.01 par value) for $3,000,025 to the Series A preferred stock investor and an unrelated investor and 178,575 shares of its Series B preferred stock for $500,010 to the Company's Employee Stock Ownership Plan (ESOP). The Company paid $72,636 in costs associated with these two issuances. The Series B preferred shares were convertible into 1,562,517 shares of the Company's common stock. The conversion rate was subject to adjustment of up to 1.25 for one (312,503 additional shares) common share based on the Company's post issuance earnings level. On November 28, 1994, the 178,575 Series B preferred shares held by the ESOP were converted to 223,220 common shares. The remaining Series B preferred shares were converted into 1,339,297 shares of common stock coincident with the Company's IPO on August 8, 1996.

11. COMMON STOCK:

     The Company completed an initial public offering (IPO) of 3,000,000 shares of its common stock, $.01 par value, on August 8, 1996, and on September 11, 1996, the underwriters exercised their overallotment option to purchase an additional 300,000 shares. The Company used the net proceeds from the IPO of approximately $29,800,000 to repay outstanding indebtedness under its bank credit facilities and for general corporate purposes. In addition, on July 26, 1996, the Company declared a 5 for 2 stock split in the form of a stock dividend of its common stock. The accompanying consolidated financial statements give retroactive effect to the stock split.

12. EMPLOYEE BENEFIT PLANS:

     The Company has two qualified incentive stock option plans and has reserved 387,500 shares of the Company's common stock for issuance under the 1989 plan and 237,500 shares under the 1996 plan. Options for 6,000 shares have been granted under the 1996 stock option plan and 231,500 are available for future grant. The Company accounts for its stock option plans in accordance with the provisions of APB No. 25 and related interpretations, under which no compensation cost is recognized for financial statement purposes. Had compensation cost for stock options granted in 1995 and 1996 been determined based on the fair value at the grant dates for options awarded consistent with the provisions of SFAS No. 123, the Company's net income and net income per common share for the years ended December 31, 1995 and 1996, would have been reduced to the following pro forma amounts:

                                                                 1995          1996
                                                              ----------    ----------
Net income
  As reported...............................................  $3,583,525    $5,332,008
  Pro forma.................................................  $3,537,259    $5,206,173
Net income per common share
  As reported...............................................  $      .55    $      .66
  Pro forma.................................................  $      .54    $      .65

Since the provisions of SFAS No. 123 have not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost is not representative of the pro forma compensation expected to be presented in future years.

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

     Options to purchase shares of the Company's common stock have been granted to nonofficer and noninvestor directors and key employees. Options are granted at fair market value at the dates of grant. Options granted become exercisable at the rate of 1/3 per year, and expire 10 years after the date of grant.

     Information on stock options is as follows:

                              1994               1995                       1996
                           ----------   -----------------------   ------------------------
                                                     WTD. AVG.                  WTD. AVG.
                             SHARES       SHARES     EX. PRICE      SHARES      EX. PRICE
                           ----------   ----------   ----------   -----------   ----------
Outstanding at beginning
  of year................     148,750      301,375   $     3.79       359,627   $     4.68
Granted..................     163,875      118,253         7.04        48,250        10.13
Exercised................          --       (2,083)        2.00       (33,867)        2.32
Forfeited................     (11,250)     (57,918)        5.00       (17,084)        5.04
                           ----------   ----------   ----------   -----------   ----------
Outstanding at end of
  year...................     301,375      359,627   $     4.68       356,926   $     5.63
                           ==========   ==========   ==========   ===========   ==========
Exercisable at end of
  year...................      93,338      157,940   $     2.70       198,884   $     4.06
                           ==========   ==========   ==========   ===========   ==========
Price range..............  $.80-$6.00   $.80-$7.04                $.80-$11.50
                           ==========   ==========                ===========
Weighted-average fair
  value of options
  granted during the
  year...................               $     2.96                $      4.26
                                        ==========                ===========

     The fair value of each option grant is estimated as of the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1995 and 1996, respectively: Risk-free interest rates of 6.5%; expected dividend yield of zero; expected option lives until exercise date of 6.5 years; and expected price volatility of 25%.

     The following table summarizes information about stock options that are exercisable at December 31, 1996:

                                                            WEIGHTED AVERAGE
                                        NUMBER OF OPTIONS      REMAINING       WEIGHTED AVERAGE
          OPTION GRANT DATE                EXERCISABLE      CONTRACTUAL LIFE    EXERCISE PRICE
          -----------------             -----------------   ----------------   ----------------
August 1990 through April 1993........        83,800           4.8 Years            $1.65
December 1993 through December 1995...       115,084           7.9 Years            $5.82
                                             -------
Total exercisable.....................       198,884                                $4.06
                                             =======

     On April 1, 1990, the Company established an Employee Stock Ownership Plan
(ESOP), which will award shares of the Company's common stock on a noncontributory basis to eligible employees of the Company. Contributions of common stock and cash by the Company, when declared at the discretion of the Board of Directors, are allocated to the accounts of participants based on the ratio each participant's compensation for the year bears to all participants' compensation for that year. The Company contributed 125,000 and 130,000 common shares in 1995 and 1996. Participants are not vested in any amounts allocated to them until they have completed at least 1,000 hours of service per year for one year. After five such years, a participant is 100% vested in such amounts. Generally, a participant also will be fully vested upon attaining age 65 or in the event of total and permanent disability, death or termination of the ESOP. ESOP shares which are committed to be released are treated as outstanding for earnings per share computations. Compensation expense for the ESOP was approximately $1,500,000 for the years ended December 31, 1995 and 1994, respectively. During 1996, the Board of Directors authorized no contribution to the ESOP. At

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

December 31, 1996, the Company recorded approximately $1,100,000 related to accumulated plan forfeitures as deferred compensation expense in the accompanying consolidated balance sheets.

     Effective April 1, 1991, the Company formed a deferred compensation plan structured under Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees meeting certain minimum service requirements. Under the plan, contributions are made by the employees and matched by the Company subject to certain limitations. The Company's contribution to this plan was approximately $101,000, $105,000, and $157,000 for the years ended December 31, 1994, 1995, and 1996, respectively.

13. COMMITMENTS AND CONTINGENCIES:

     The Company, in the normal course of business, is party to various matters of litigation. Management is of the opinion that the eventual outcome of these matters will not have a material adverse effect on the Company's financial position or results of operations.

     The Company self-insures its employees and their dependents for injury and hospitalization. The Company self-insures claims up to $75,000 per person, with an insurance company covering claims in excess of this amount up to a maximum of $1,000,000 per person. A liability is accrued for claims incurred but not yet reported (IBNR) based on historical claims paid information as provided by the respective insurance company. The IBNR liability at December 31, 1995 and 1996, was approximately $522,000 and $468,000, respectively. The Company has paid claims of approximately $1,375,000, $1,700,000, and $1,101,000 for the years ended December 31, 1994, 1995, and 1996, respectively.

14. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     On January 1, 1995, the Company adopted SFAS No. 107, "Disclosure About Fair Value of Financial Instruments." Cash and cash equivalents, accounts receivable, and accounts payable and accrued liabilities are reflected in the consolidated financial statements at fair value because of the short-term maturity of those instruments. In addition, the fair value of the Company's long-term debt and capital lease obligations were determined to approximate its carrying value since (i) a substantial amount of the December 31, 1996, long-term debt and capital lease obligations were issued at fair market value during 1996, and (ii) certain long-term debt amounts are interest rate variable in nature.

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

15. CONSOLIDATED QUARTERLY DATA (UNAUDITED):

     The following is a summary of the consolidated quarterly results of operations of the Company for the years ended December 31, 1995 and 1996:

                                                         THREE MONTHS ENDED
                                           -----------------------------------------------
                                           MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
                                           --------   -------   ------------   -----------
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1995
  Net revenues...........................  $17,553    $18,368     $21,577        $24,059
  Gross profit...........................    8,161      8,318      10,703         12,983
  Income from operations.................    1,260      1,229       1,854          2,430
  Income before income taxes ............    1,141      1,096       1,538          2,011
  Net income.............................      703        677         958          1,246
  Net income per common share............      .11        .10         .15            .19
  Weighted average common shares
     outstanding.........................    6,489      6,612       6,503          6,548
1996
  Net revenues...........................  $24,254    $25,968     $27,254        $29,309
  Gross profit...........................   12,734     14,273      15,374         16,090
  Income from operations.................    2,134      2,520       2,880          3,360
  Income before income taxes ............    1,648      1,868       2,355          2,880
  Net income.............................      971      1,175       1,462          1,723
  Net income per common share............      .15        .18         .17            .17
  Weighted average common shares
     outstanding.........................    6,543      6,592       8,575         10,187

     During December 1996, the Company reduced depreciation expense by approximately $530,000 related to depreciation of the new management information system, which depreciation had been expensed in earlier quarters of 1996. The original depreciation expense was based on estimates of when the new management information system was expected to be placed in service. Upon evaluation of the actual dates the system was placed in service, the following depreciation amounts were eliminated: Periods ended March 31 -- $78,000; June 30 -- $183,000; September 30 -- $269,000. Revenues previously amortized to income from deferred revenue in approximately the same amounts were similarly reversed, and the net credit to income during the fourth quarter of 1996 was minimal.

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
             FOR THE YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996

                                                  ADDITIONS    ADDITIONS
                                     BALANCE AT   CHARGED TO      FROM                       BALANCE
                                     BEGINNING    COSTS AND     ACQUIRED                      AT END
          CLASSIFICATION             OF PERIOD     EXPENSES    COMPANIES    DEDUCTIONS      OF PERIOD
          --------------             ----------   ----------   ----------   -----------     ----------
December 31, 1994:
  Allowance for Doubtful
     Accounts......................  $1,814,000   $1,116,000   $       --   $(1,645,000)(b) $1,285,000
  Accumulated Amortization of
     Intangible Assets.............     472,000      245,000           --            --        717,000
                                     ----------   ----------   ----------   -----------     ----------
          Total Reserves and
            Allowances.............  $2,286,000   $1,361,000   $       --   $(1,645,000)    $2,002,000
                                     ==========   ==========   ==========   ===========     ==========
December 31, 1995:
  Allowance for Doubtful
     Accounts......................  $1,285,000   $1,489,000   $  624,000   $(1,342,000)(b) $2,056,000
  Accumulated Amortization of
     Intangible Assets.............     717,000      469,000           --            --      1,186,000
                                     ----------   ----------   ----------   -----------     ----------
          Total Reserves and
            Allowances.............  $2,002,000   $1,958,000   $  624,000   $(1,342,000)    $3,242,000
                                     ==========   ==========   ==========   ===========     ==========
December 31, 1996:
  Allowance for Doubtful
     Accounts......................  $2,056,000   $3,580,000   $2,753,000   $(3,288,000)(b) $5,101,000
  Accumulated Amortization of
     Intangible Assets.............   1,186,000      852,000           --            --      2,038,000
                                     ----------   ----------   ----------   -----------     ----------
          Total Reserves and
            Allowances.............  $3,242,000   $4,432,000   $2,753,000   $(3,288,000)    $7,139,000
                                     ==========   ==========   ==========   ===========     ==========

---------------

(a) This schedule should be read in conjunction with the Company's audited consolidated financial statements and related notes thereto.

(b) Write-off of uncollectible receivables net of recoveries.

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1996            1997
                                                              ------------    -------------
                                                                               (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................  $         --    $         --
  Accounts receivable, net..................................    26,843,981      43,103,092
  Income tax refund receivable..............................       833,538       1,627,725
  Supplies inventory........................................  3,219,815...       4,013,616
  Prepaid expenses and other................................     2,040,698       1,225,963
  Deferred income taxes.....................................     1,837,173       2,644,329
                                                              ------------    ------------
          Total current assets..............................    34,775,205      52,614,725
Property and equipment, net.................................    22,287,540      29,042,468
Excess of cost of acquired businesses over fair values of
  net assets acquired, net..................................    40,838,391      54,270,979
Other assets................................................     2,401,862       2,025,148
                                                              ------------    ------------
          Total assets......................................  $100,302,998    $137,953,320
                                                              ============    ============

                           LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses.....................  $  6,755,011    $ 11,584,284
  Accrued payroll and related expenses......................     7,020,813       6,348,914
  Line of credit payable....................................     8,950,000      24,885,000
  Current portion of long-term debt.........................     3,582,096      23,480,229
  Current portion of capital lease obligations..............     2,369,300       5,761,059
  Income taxes payable......................................       324,309              --
                                                              ------------    ------------
          Total current liabilities.........................    29,001,529      72,059,486
Deferred income taxes and other.............................     7,216,476       6,355,130
Long-term debt..............................................     7,114,778       1,284,100
Capital lease obligations...................................     2,415,667       3,706,141
                                                              ------------    ------------
          Total liabilities.................................    45,748,450      83,404,857
Commitments and contingencies
Stockholders' equity:
  Common stock, $.01 par value, 40,000,000 shares
     authorized; 10,015,967 and 10,064,096 shares issued and
     outstanding in 1996 and 1997, respectively.............       100,159         100,641
  Additional paid-in capital................................    39,562,152      39,790,766
  Retained earnings.........................................    14,892,237      14,657,056
                                                              ------------    ------------
          Total stockholders' equity........................    54,554,548      54,548,463
                                                              ------------    ------------
          Total liabilities and stockholders' equity........  $100,302,998    $137,953,320
                                                              ============    ============

  The accompanying notes are an integral part of these condensed consolidated balance sheets.

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

             UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                THREE MONTHS ENDED           NINE MONTHS ENDED
                                                   SEPTEMBER 30,               SEPTEMBER 30,
                                             -------------------------   --------------------------
                                                1996          1997          1996           1997
                                             -----------   -----------   -----------   ------------
                                                    (UNAUDITED)                 (UNAUDITED)
Net revenues...............................  $27,253,682   $40,504,088   $77,476,115   $108,582,680
Direct expenses............................   11,879,545    17,451,773    35,095,128     48,981,775
                                             -----------   -----------   -----------   ------------
Gross profit...............................   15,374,137    23,052,315    42,380,987     59,600,905
Other costs and expenses:
  General and administrative...............   10,731,990    16,214,442    30,387,223     46,048,540
  Depreciation and amortization............      924,557     1,285,725     2,173,262      3,616,038
  Provision for doubtful accounts..........      837,125     1,960,557     2,286,502      6,738,472
                                             -----------   -----------   -----------   ------------
          Total costs and expenses.........   12,493,672    19,460,724    34,846,987     56,403,050
                                             -----------   -----------   -----------   ------------
Income from operations.....................    2,880,465     3,591,591     7,534,000      3,197,855
Interest expense, net......................      525,447     1,437,301     1,663,374      3,214,765
                                             -----------   -----------   -----------   ------------
Income (loss) before income taxes..........    2,355,018     2,154,290     5,870,626        (16,910)
Provision for income taxes.................      892,632       861,716     2,261,543        218,271
                                             -----------   -----------   -----------   ------------
Net income (loss)..........................  $ 1,462,386   $ 1,292,574   $ 3,609,083   $   (235,181)
                                             ===========   ===========   ===========   ============
Net income (loss) per common share.........  $       .17   $       .13   $       .49   $       (.02)
                                             ===========   ===========   ===========   ============
Weighted average common shares
  outstanding..............................    8,575,019    10,159,210     7,324,030     10,042,957
                                             ===========   ===========   ===========   ============

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   NINE MONTHS ENDED
                                                                     SEPTEMBER 30,
                                                              ----------------------------
                                                                  1996            1997
                                                              ------------    ------------
                                                                      (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).........................................  $  3,609,083    $   (235,181)
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Depreciation and amortization..........................     3,615,382       6,029,171
     Proceeds on disposition on assets......................            --          31,427
     Changes in operating assets and liabilities, net of
       acquired businesses:
       Accounts receivable, net.............................    (8,341,820)    (16,153,174)
       Prepaid expenses and other assets....................      (726,219)        813,299
       Deferred income taxes................................     1,056,514        (721,598)
       Accounts payable and accrued expenses................       754,777       3,552,943
       Income taxes payable/receivable......................    (1,589,148)     (1,146,174)
       Deferred revenue.....................................     2,057,545        (946,904)
                                                              ------------    ------------
          Net cash provided by (used in) operating
            activities......................................       436,114      (8,776,191)
                                                              ------------    ------------
Cash flows from investing activities:
  Payments for business acquisitions, net of cash
     acquired...............................................   (17,381,259)    (13,433,786)
  Additions to property and equipment.......................    (5,369,007)     (4,744,404)
                                                              ------------    ------------
          Net cash used in investing activities.............   (22,750,266)    (18,178,190)
                                                              ------------    ------------
Cash flows from financing activities:
  Proceeds from issuance of debt............................    35,592,469      30,946,579
  Payments on debt and capital lease obligations............   (44,539,027)     (4,221,294)
  Issuance of common stock..................................    30,639,500         229,096
                                                              ------------    ------------
          Net cash provided by financing activities.........    21,692,942      26,954,381
                                                              ------------    ------------
Net decrease in cash and cash equivalents...................      (621,210)             --
Cash and cash equivalents, beginning of period..............     1,627,940              --
                                                              ------------    ------------
Cash and cash equivalents, end of period....................  $  1,006,730    $         --
                                                              ============    ============
Supplemental disclosure of cash flow information:
  Debt issued in acquisitions...............................  $  1,366,068    $  1,450,000
  Liabilities and debt assumed in acquisitions..............       244,674         876,756
  Issuance of capital lease obligations.....................     2,940,652       5,626,303
  Issuance of common stock to employee stock option plan....     1,467,500              --

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION:
--------------------------

     The unaudited condensed consolidated financial statements include the accounts of HealthCor Holdings, Inc. and subsidiaries (the "Company") for the nine months ended September 30, 1996 and 1997. All significant intercompany transactions have been eliminated. Direct expenses on the statements of operations include all costs directly related to the production of net revenues, such as salary and related benefit costs, depreciation of hand-held point-of-care computers, billable medical supplies, product purchase costs, and rental equipment depreciation. Depreciation costs not directly attributable to the generation of net revenues are included in other costs and expenses. The accompanying unaudited condensed consolidated financial statements and notes should be read in conjunction with the Company's consolidated financial statements and related notes for the year ended December 31, 1996 included in this Offering Memorandum. Certain amounts in the statements of income have been reclassified from earlier presentations.

2. ACQUISITIONS:
----------------

     Effective January 1, 1997, the Company acquired Sterling Health Services, Inc., a provider of home nursing services in Kansas City, Missouri.

     Effective April 1, 1997, the Company acquired, for $900,000 in cash and $100,000 in debt, the net assets of VNS Health Services, Inc. which provides Medicare, Medicaid and private duty nursing services in Santa Fe and Espanola, New Mexico.

     Effective April 19, 1997, the Company acquired, for $8,500,000 in cash and $1,000,000 in debt, all of the outstanding capital stock of CareNetwork, Inc., which provides nursing services in Little Rock, Ft. Smith, Lowell and Hot Springs, Arkansas.

     Effective June 1, 1997, the Company acquired, for $3,100,000 in cash and $250,000 in debt, the net assets of American Medical Home Care, Inc. which sells and leases home medical equipment, respiratory therapy services and rehabilitation equipment in Tucson, Arizona.

     During 1996, the Company acquired 8 home health care businesses and one personnel placement company. The home health care businesses consisted of 27 offices in Texas, Oklahoma, Arkansas and Louisiana. The aggregate purchase price for all companies included cash of approximately $21.4 million and notes payable to sellers of approximately $3.3 million.

     The cash amounts have been funded under the Company's bank acquisition credit facility.

     The 1996 and 1997 acquisitions have been accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the assets acquired (including all identifiable intangible assets, if material) and liabilities assumed based upon their estimated fair values at the dates of acquisition in accordance with APB No. 16. The results of operations of the acquired practices are included in the consolidated financial statements from the respective dates of acquisition. None of the acquisition agreements contain any significant earn-out provisions.

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     The following unaudited pro forma information reflects the effect on the consolidated statements of income assuming that all significant acquisitions during 1996 and 1997 were consummated as of January 1, 1996 and 1997. This information does not purport to be indicative of the results that would have actually been obtained if the acquisitions had occurred on such dates. Therefore, pro forma information cannot be considered indicative of future operations.

                                                                     PRO FORMA
                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                             --------------------------
                                                               1996             1997
                                                             ---------        ---------
                                                                   (IN THOUSANDS,
                                                             EXCEPT PER SHARE AMOUNTS)
Net revenues...............................................   $116,742         $116,311
Net income (loss)..........................................      4,467             (180)
Net income (loss) per common share.........................   $   0.61         $  (0.02)
Weighted average common shares outstanding.................      7,324           10,043

     During the nine months ended September 30, 1997, net revenues on a pro forma basis are slightly lower as compared to the nine-month period ended September 30, 1996, primarily as a result of a decline in cost-reimbursed nursing business revenues offset by increases in respiratory therapy, infusion therapy and commercial nursing revenues.

3. BANK CREDIT FACILITY:
-------------------------

     The Company is party to a bank credit agreement, dated as of October 31, 1996 (the "Existing Credit Facility") that provides for aggregate borrowings of $75.0 million, originally consisting of a $15.0 million revolving credit line and a $60.0 million term facility for acquisitions. The Existing Credit Facility has been amended to increase the revolving credit line to $30.0 million and to reduce the term facility to $45.0 million. The revolving credit line expires on October 31, 1999, and the term facility expires on October 31, 1998, and is repayable in quarterly installments of principal and interest through October 31, 2001. As of September 30, 1997, the Company had outstanding $24.9 million under the revolving credit facility and $22.3 million under the term facility. The Company is currently not in compliance with several of the financial covenants contained in the Existing Credit Facility. The lenders have waived the Company's existing defaults through December 1, 1997. The Company has classified all the indebtedness under the Existing Credit Facility, together with certain other indebtedness cross-defaulted with the Existing Credit Facility, as current liabilities at September 30, 1997.

     The Company has engaged Bear, Stearns & Co. Inc. and Chase Securities Inc. to offer senior notes in the principal amount of $80.0 million to refinance approximately $50.7 million of indebtedness outstanding under the Existing Credit Facility. The Company has received commitments of $20.0 million for a new revolving credit facility from lenders under the Existing Credit Facility.

4. EARNINGS (LOSS) PER SHARE:
---------------------------------

     In February 1997 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128 entitled "Earnings Per Share" which requires publicly held companies with potentially dilutive securities to change their earnings per share computation for years ending after December 15, 1997, and show a basic earnings per share (based on the weighted average number of common shares outstanding) and a diluted earnings per share (based on the weighted average number of common shares outstanding plus the effect of all dilutive securities, such as stock options and warrants). The new statement is expected to result in a slightly favorable impact on earnings (loss) per share for certain prior periods. The Company will adopt SFAS No. 128 in the fourth quarter of 1997.

======================================================

     ALL TENDERED OUTSTANDING NOTES, EXECUTED LETTERS OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE DIRECTED TO THE EXCHANGE AGENT. QUESTIONS AND REQUESTS FOR ASSISTANCE AND REQUESTS FOR ADDITIONAL COPIES OF THE PROSPECTUS, THE LETTER OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE ADDRESSED TO THE EXCHANGE AGENT AS FOLLOWS:

                        BY REGISTERED OR CERTIFIED MAIL:

                            NORWEST BANK MINNESOTA,
                              NATIONAL ASSOCIATION
                                 P.O. BOX 1517
                       MINNEAPOLIS, MINNESOTA 55480-1517
                     ATTENTION: CORPORATE TRUST OPERATIONS

                             BY OVERNIGHT DELIVERY:

                            NORWEST BANK MINNESOTA,
                              NATIONAL ASSOCIATION
                                 NORWEST CENTER
                               6TH AND MARQUETTE
                       MINNEAPOLIS, MINNESOTA 55479-0069
                     ATTENTION: CORPORATE TRUST OPERATIONS

                               BY HAND DELIVERY:

                  NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION
                           NORTHSTAR EAST 12TH FLOOR
                                 608 2ND AVENUE
                       MINNEAPOLIS, MINNESOTA 55479-0113
                     ATTENTION: CORPORATE TRUST OPERATIONS

                                 BY FACSIMILE:
                                 (612) 667-4927

                      CONFIRM BY TELEPHONE: (612) 667-9764

(ORIGINALS OF ALL DOCUMENTS SUBMITTED BY FACSIMILE SHOULD BE SENT PROMPTLY BY HAND, OVERNIGHT DELIVERY, OR REGISTERED OR CERTIFIED MAIL.)

     UNTIL          , 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE
NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITER AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL NOR BOTH TOGETHER CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH THE PROSPECTUS RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE LETTER OF TRANSMITTAL OR BOTH TOGETHER NOR ANY EXCHANGE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREIN OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

======================================================
======================================================

                                  $80,000,000

                      [HEALTHCOR HOLDINGS, INC. LOGO]

                            HEALTHCOR HOLDINGS, INC.
                                11% SENIOR NOTES
                                    DUE 2004
                                  ------------

                                   PROSPECTUS
                                  ------------
                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    3
Disclosure Regarding Forward-Looking
  Statements..........................    4
Prospectus Summary....................    5
Risk Factors..........................   16
The Exchange Offer....................   23
Use of Proceeds.......................   29
Selected Consolidated Historical
  Financial Data......................   30
Unaudited Pro Forma Condensed
  Consolidated Financial Statements...   32
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   37
Business..............................   42
Management............................   52
Security Ownership....................   59
Description of the New Credit
  Facility............................   60
Description of the Exchange Notes.....   61
Certain Federal Income Tax
  Consequences........................   90
Plan of Distribution..................   94
Legal Matters.........................   95
Experts...............................   95
Index to Consolidated Financial
  Statements..........................  F-1

                             SUBJECT TO COMPLETION
                           DATED              , 1998

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Eighth of the registrant's Amended and Restated Certificate of Incorporation provides that the registrant shall indemnify its officers and directors to the maximum extent allowed by the Delaware general Corporation Law. Pursuant to Section 145 of the Delaware General Corporation Law, the registrant generally has the power to indemnify its present and former directors and officers against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as they acted in good faith and in a manner they reasonable believed to be in, or not opposed to, the best interests of the registrant, and with respect to any criminal action, so long as they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the registrant, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if the person is adjudged to be liable to the registrant, unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The registrant also has purchased and maintains insurance for its directors and officers. Additionally, Article Eighth of the Company's Amended and Restated Certificate of Incorporation provides that, in the event that an officer or director files suit against the registrant seeking indemnification of liabilities or expenses incurred, the burden will be on the registrant to prove that the indemnification would not be permitted under the Delaware General Corporation Law.

     The preceding discussion of the registrant's Amended and Restated Certificate of Incorporation and Section 145 of the Delaware general Corporation Law is not intended to be exhaustive and is qualified in its entirety by the Amended and Restated Certificate of Incorporation and Section 145 of the Delaware General Corporation Law.

     The registrant has entered into indemnification agreements with the registrant's directors and officers. Pursuant to such agreements, the registrant will, to the extent permitted by applicable law, indemnify such persons against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of the registrant or assumed certain responsibilities at the direction of the registrant.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

 1.1     -- Purchase Agreement dated November 24, 1997, by and among the Company, the guarantors named on the signature pages thereto, Bear, Stearns & Co. Inc. and Chase Securities
            Inc.
 3.1     -- Amended and Restated Certificate of Incorporation of the
            Company (incorporated by reference to the Company's
            Registration Statement on Form S-1 (File No. 333-5779), as filed with the Commission on June 12, 1996).
 3.2     -- Amended and Restated Bylaws of the Company (incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 333-5779), as filed with the
            Commission on June 12, 1996).
 4.1     -- Specimen Stock Certificate of the Company (incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 333-5779), as filed with the
            Commission on June 12, 1996).
 4.2     -- Indenture dated as of December 1, 1997, by and among the
            Company, the Guarantors Signatories Thereto and Norwest
            Bank Minnesota, National Association, as Trustee.

 4.3     -- First Supplemental Indenture dated as of December 2, 1997 to Indenture dated as of December 1, 1997, by and among the Company, the Guarantors Signatories Thereto and Norwest Bank Minnesota, National Association, as Trustee.
 4.4     -- Form of Global Note (included in Exhibit 4.2).
 4.5     -- Registration Rights Agreement dated as of December 1,
            1997, by and among Bear Stearns & Co. Inc., Chase Securities Inc., the Company, and certain subsidiaries of the Company, as Guarantors.
 4.6     -- Second Amended and Restated Credit Agreement dated
            December 1, 1997, by and among Texas Commerce Bank National Association, as Agent and an Issuing Bank, the Several Financial Institutions from time to time a party thereto and the Company.
 5.1*    -- Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
10.1     -- Registration Rights Agreement, dated as of June 1, 1992 between the Company and certain stockholders of the Company (incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 333-5779) as filed with the Commission on June 12, 1996).
10.2     -- The Company Employee Stock Ownership Plan and Trust,
            dated April 1, 1990, as amended (incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 333-5779) as filed with the Commission on June 12, 1996).
10.3     -- Form of HealthCor Holdings, Inc. 1996 Long-Term Incentive
            Plan (incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 333-5779) as filed with the Commission on June 12, 1996).
10.4     -- HealthCor Holdings, Inc. Employee Stock Ownership Plan
            and Trust, dated April 1, 1990, as amended (incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 333-5779) as filed with the Commission on June 12, 1996).
10.5     -- Warrant Agreement between the Company and an individual to purchase Common Stock of the Company, dated as of November 1, 1994 (incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 333-5779) as filed with the Commission on June 12, 1996).
10.6     -- Form of Indemnification Agreement entered into between
            the Company and its executive officers and directors (incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 333-5779) as filed with the Commission on June 12, 1996).
10.7     -- Stock Purchase Agreement, dated April 15, 1996, by and
            between I Care Home I.V. Affiliates, Inc., I Care of Arkansas, Inc., I Care, Inc. and the Company (incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 333-5779) as filed with the Commission on June 12, 1996).
10.8     -- Asset Purchase Agreement, dated as of September 1, 1996, by and between HealthCor Oxygen and Medical Equipment, Inc. and Southern Medical Mart, Inc. (incorporated by reference to the Company's Current Report on Form 8-K, as filed with the Commission on November 12, 1996).
10.9     -- Credit Agreement, dated as of October 31, 1996, by and
            between HealthCor Holdings, Inc., HealthCor, Inc. and the certain financial institutions named therein (incorporated by reference to the Company's Annual Report on Form 10-K, as filed with the Commission on March 31,
            1997).
10.10    -- Form of Change of Control Agreement.
12.1     -- Computation of Ratio of Earnings to Fixed Charges.
21.1     -- List of Subsidiaries of the Company.
23.1     -- Consent of Arthur Andersen LLP, independent public
            accountants.
23.2*    -- Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
            (included in Exhibit 5.1).
24.1     -- Powers of Attorney (included in signature pages to this
            Registration Statement).

25.1     -- Statement of Eligibility of Trustee on Form T-1 of
            Norwest Bank Minnesota, National Association.
99.1     -- Form of Letter of Transmittal.

---------------

* To be filed by amendment.

     (b) Financial Statement Schedules:

        Schedule II -- Valuation and Qualifying Accounts.

ITEM 22. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 12th day of January, 1998.

                                            HEALTHCOR HOLDINGS, INC.

                                            By:     /s/ S. WAYNE BAZZLE
                                              ----------------------------------
                                                       S. Wayne Bazzle,
                                                  Chairman of the Board and
                                                   Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature to the registration statement appears below hereby appoints S. Wayne Bazzle and Cheryl
C. Bazzle, or either of them, as his attorney-in-fact with full power to act alone, with full power of substitution or resubstitution, for him and in his name, place and stead, in any and all capacities to sign on his behalf, individually and in the capacities stated below, and to sign any and all amendments and post-effective amendments to this registration statement, which amendment or amendments may make such changes and additions as such attorney-in-fact may deem necessary or appropriate and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

                        NAME                                      TITLE                     DATE
                        ----                                      -----                     ----

                 /s/ S. WAYNE BAZZLE                   Chairman of the Board, Chief    January 12, 1998
-----------------------------------------------------  Executive Officer and
                   S. Wayne Bazzle                     Director (Principal and
                                                       Executive Officer)

                /s/ CHERYL C. BAZZLE                   President, Chief Operating      January 12, 1998
-----------------------------------------------------  Officer and Director
                  Cheryl C. Bazzle

                /s/ JOEL H. WILLIAMS                   Vice President and Chief        January 12, 1998
-----------------------------------------------------  Financial Officer (Principal
                  Joel H. Williams                     Financial and Accounting
                                                       Officer)

                /s/ MICHAEL J. FOSTER                  Director                        January 12, 1998
-----------------------------------------------------
                  Michael J. Foster

                /s/ ROBERT B. CRATES                   Director                        January 12, 1998
-----------------------------------------------------
                  Robert B. Crates

              /s/ JANE R. FINLEY, PH.D.                Director                        January 12, 1998
-----------------------------------------------------
                Jane R. Finley, Ph.D.

                               INDEX TO EXHIBITS

EXHIBIT
  NO.
-------
 1.1     -- Purchase Agreement dated November 24, 1997, by and among the Company, the guarantors named on the signature pages
            thereto, Bear, Stearns & Co. Inc. and Chase Securities
            Inc.
 3.1     -- Amended and Restated Certificate of Incorporation of the
            Company (incorporated by reference to the Company's
            Registration Statement on Form S-1 (File No. 333-5779),
            as filed with the Commission on June 12, 1996).
 3.2     -- Amended and Restated Bylaws of the Company (incorporated by reference to the Company's Registration Statement on
            Form S-1 (File No. 333-5779), as filed with the
            Commission on June 12, 1996).
 4.1     -- Specimen Stock Certificate of the Company (incorporated by reference to the Company's Registration Statement on
            Form S-1 (File No. 333-5779), as filed with the
            Commission on June 12, 1996).
 4.2     -- Indenture dated as of December 1, 1997, by and among the
            Company, the Guarantors Signatories Thereto and Norwest
            Bank Minnesota, National Association, as Trustee.
 4.3     -- First Supplemental Indenture dated as of December 2, 1997 to Indenture dated as of December 1, 1997, by and among
            the Company, the Guarantors Signatories Thereto and
            Norwest Bank Minnesota, National Association, as Trustee.
 4.4     -- Form of Global Note (included in Exhibit 4.2).
 4.5     -- Registration Rights Agreement dated as of December 1,
            1997, by and among Bear Stearns & Co. Inc., Chase
            Securities Inc., the Company, and certain subsidiaries of
            the Company, as Guarantors.
 4.6     -- Second Amended and Restated Credit Agreement dated
            December 1, 1997, by and among Texas Commerce Bank
            National Association, as Agent and an Issuing Bank, the
            Several Financial Institutions from time to time a party
            thereto and the Company.
 5.1*    -- Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
10.1     -- Registration Rights Agreement, dated as of June 1, 1992 between the Company and certain stockholders of the
            Company (incorporated by reference to the Company's
            Registration Statement on Form S-1 (File No. 333-5779) as
            filed with the Commission on June 12, 1996).
10.2     -- The Company Employee Stock Ownership Plan and Trust,
            dated April 1, 1990, as amended (incorporated by
            reference to the Company's Registration Statement on Form
            S-1 (File No. 333-5779) as filed with the Commission on
            June 12, 1996).
10.3     -- Form of HealthCor Holdings, Inc. 1996 Long-Term Incentive
            Plan (incorporated by reference to the Company's
            Registration Statement on Form S-1 (File No. 333-5779) as
            filed with the Commission on June 12, 1996).
10.4     -- HealthCor Holdings, Inc. Employee Stock Ownership Plan
            and Trust, dated April 1, 1990, as amended (incorporated
            by reference to the Company's Registration Statement on
            Form S-1 (File No. 333-5779) as filed with the Commission
            on June 12, 1996).
10.5     -- Warrant Agreement between the Company and an individual to purchase Common Stock of the Company, dated as of
            November 1, 1994 (incorporated by reference to the
            Company's Registration Statement on Form S-1 (File No.
            333-5779) as filed with the Commission on June 12, 1996).
10.6     -- Form of Indemnification Agreement entered into between
            the Company and its executive officers and directors
            (incorporated by reference to the Company's Registration
            Statement on Form S-1 (File No. 333-5779) as filed with
            the Commission on June 12, 1996).

EXHIBIT
  NO.
-------
10.7     -- Stock Purchase Agreement, dated April 15, 1996, by and
            between I Care Home I.V. Affiliates, Inc., I Care of
            Arkansas, Inc., I Care, Inc. and the Company
            (incorporated by reference to the Company's Registration
            Statement on Form S-1 (File No. 333-5779) as filed with
            the Commission on June 12, 1996).
10.8     -- Asset Purchase Agreement, dated as of September 1, 1996, by and between HealthCor Oxygen and Medical Equipment,
            Inc. and Southern Medical Mart, Inc. (incorporated by
            reference to the Company's Current Report on Form 8-K, as
            filed with the Commission on November 12, 1996).
10.9     -- Credit Agreement, dated as of October 31, 1996, by and
            between HealthCor Holdings, Inc., HealthCor, Inc. and the
            certain financial institutions named therein
            (incorporated by reference to the Company's Annual Report
            on Form 10-K, as filed with the Commission on March 31,
            1997).
10.10    -- Form of Change of Control Agreement.
12.1     -- Computation of Ratio of Earnings to Fixed Charges.
21.1     -- List of Subsidiaries of the Company.
23.1     -- Consent of Arthur Andersen LLP, independent public
            accountants.
23.2*    -- Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
            (included in Exhibit 5.1).
24.1     -- Powers of Attorney (included in signature pages to this
            Registration Statement).
25.1     -- Statement of Eligibility of Trustee on Form T-1 of
            Norwest Bank Minnesota, National Association.
99.1     -- Form of Letter of Transmittal.

---------------

* To be filed by amendment.